QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on May 5, 2005

Registration No. 333-122119

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GeoLogistics Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	4731 (Primary standard industrial classification code number)	22-3438013 (I.R.S. employer identification number)

1251 East Dyer Road, Suite 200 Santa Ana, California 92705 (714) 513-3000 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Ronald Jackson
Vice President and General Counsel
GeoLogistics Corporation
1251 East Dyer Road, Suite 200
Santa Ana, California 92705
(714) 513-3000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
F. Douglas Raymond, III Robert C. Juelke Drinker Biddle & Reath LLP One Logan Square 18th & Cherry Streets Philadelphia, Pennsylvania 19103-6996 (215) 988-2700	W. Clayton Johnson Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, New York 10019 (212) 474-1000
Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)

Common Stock, $0.001 par value per share	$175,000,000	$20,598

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) promulgated under the Securities Act of 1933.

(2)
Previously paid.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We and the selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 5, 2005

PROSPECTUS

                      Shares

Common Stock

        We are selling            shares of our common stock and the selling stockholders are selling            shares. We will not receive any proceeds from the sale of the shares by the selling stockholders. The selling stockholders have granted the underwriters an option to purchase up to            additional shares of common stock to cover over-allotments.

        This is the initial public offering of our common stock. We currently expect the initial public offering price to be between $                              and $                               per share. We have applied to have the common stock included for quotation on The Nasdaq National Market under the symbol "GEOL."

        Investing in our common stock involves risks. See "Risk Factors" beginning on page 10.

	Per Share	Total
Public Offering Price	$	$
Underwriting Discount	$	$
Proceeds to GeoLogistics	$	$
Proceeds to Selling Stockholders	$	$

        Delivery of the shares will be made on or about                        , 2005.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Bear, Stearns & Co. Inc.		Citigroup
Credit Suisse First Boston	Deutsche Bank Securities	JPMorgan

The date of this prospectus is                        , 2005.

GeoLogistics Corporation
Map of Locations

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date. Our business, financial condition, results of operations and prospects may have changed since that date.

Industry and market data used throughout this prospectus was obtained through company research, surveys and studies conducted by third parties and industry and general publications. While we believe these materials are reliable, they have not been verified by any independent source.

i

PROSPECTUS SUMMARY

        This summary highlights some of the material information contained in this prospectus, but may not contain all of the information that is important to you. You should read carefully the entire prospectus, including the risk factors and the financial statements and accompanying notes, before deciding whether to invest in our common stock. All references in this prospectus to "GeoLogistics Corporation," "GeoLogistics," the "company," "our," "us" and "we" refer to GeoLogistics Corporation and its subsidiaries, except where the context otherwise requires or as otherwise indicated.

Overview

        We are a leading non-asset based international freight forwarder that provides services through a global network of 248 company-owned branches in 26 countries and 146 independent agent-owned branches in 59 countries. We provide air and ocean freight forwarding and logistics and customs brokerage services to our customers on a global basis and overland freight forwarding services to our customers primarily in Europe. Our logistics services include inventory management, order fulfillment, warehousing, pick-and-pack services, light assembly and other supply chain management services. We have a strong presence in the major trans-Pacific, trans-Atlantic and Asia-Europe trade lanes, as well as most major intra-Asia trade lanes. Our company-owned branches generated approximately 95% of our revenue during 2004 and are located in countries that together account for approximately 85% of the world's international trade flows.

        We utilize our global network, proprietary information technology system, relationships with transportation providers and complementary logistics services to assist our customers with the management of their global supply chains. We serve a large and diverse base of global and local customers, many of which operate in industries that we believe will experience above-average growth rates. As a non-asset based freight forwarder, we do not own or lease aircraft, ships or heavy-duty trucks. We generally purchase transportation capacity from independent air, ocean and overland transportation providers and resell that capacity to our customers. This approach allows us to provide our customers with broad access to global transportation capacity across a wide range of transportation options, while giving us increased flexibility and the opportunity to achieve a higher return on invested capital.

        Over the last three years, we have implemented a broad based operational turnaround that refocused our business on our core international freight forwarding operations. We also have improved our productivity and reduced our costs by lowering our headcount and overhead expenses and by consolidating underperforming offices as more fully described below. While the primary focus of these initiatives to date has been to improve our operating performance and margins, we believe that these initiatives and the investments we have made in our sales capabilities contributed to our growth in 2004 and will enable us to increase our revenue in the future.

Our Recent Restructuring

        Beginning in 2002, we assembled a new management team led by our President and Chief Executive Officer, William J. Flynn, and undertook a comprehensive restructuring of our company through a "back-to-basics" strategy. The specific components of our restructuring included:

  •
  Focusing on our core international freight forwarding business, scaling back or eliminating non-core businesses, terminating or repricing unprofitable customer relationships and concentrating expansion efforts in targeted trade lanes and selected industries.

  •
  Improving productivity by launching a significant business process re-engineering initiative designed to streamline order processing, cross-train personnel and redesign workflows at some of our large branches and warehouses.

  •
  Implementing a series of cost reduction initiatives.

  •
  Strengthening the quality and effectiveness of our sales force and investing in sales and marketing activities.

        We believe these strategic initiatives have been primarily responsible for the improvements in our operations and financial results since 2001 and have enhanced our productivity and service quality.

Our Industry

        The international freight forwarding industry is part of the larger global third-party logistics industry. We believe the freight forwarding industry will grow over the next several years due to expected growth in the world's economy, increasing global sourcing of goods and services, increasing demand for just-in-time and other time definite inventory management services and an increasing trend among companies to outsource transportation management and related logistics services to third-party logistics providers.

        Freight forwarders generally serve as intermediaries between their customers and transportation carriers by consolidating shipments from multiple customers and delivering a larger, single shipment or consignment to the transportation carrier. In the case of international forwarders, the freight forwarder usually arranges for the transport of shipments by independent air and ocean carriers, although some international freight forwarders do provide overland freight forwarding services for inter-country shipments. As intermediaries, freight forwarders generally do not own or lease the underlying transportation assets but act as service providers. The "asset light" nature of forwarding affords freight forwarders flexibility in providing various transportation options to their customers. Also, freight forwarders generally do not bear the expense of owning, operating and maintaining transportation assets and are able to match their purchases of transportation capacity with the demand for such capacity, which can translate into more predictable operating results and the opportunity to achieve a higher return on invested capital.

Our Competitive Strengths

        We believe our competitive strengths include:

  •
  The combination of our scale, global network and local market knowledge, which allows us to meet our customers' specific needs and serve them globally on a cost-effective basis.

  •
  Our significant Asian presence, as we are one of the ten largest international freight forwarders in substantially all of the Asian markets we consider to be commercially important and believe that we are one of the three largest international freight forwarders on the intra-Asian trade lanes, which are among the largest and fastest growing in the world.

  •
  Our strong presence on major trade lanes, which allows us to obtain favorable pricing on purchased transportation throughout the year and access to capacity during seasonal peaks, both of which are important factors in attracting and retaining customers.

  •
  Our well-balanced product capabilities on a global basis across air and ocean freight forwarding, logistics and customs brokerage services and, in the case of Europe, overland freight forwarding, which provide us with an advantage because many customers are seeking to simplify their transportation management by consolidating their volume with one or a few freight forwarders.

  •
  Our highly experienced senior management team, which on average has more than 20 years of experience in the transportation, logistics and freight forwarding industries and has proven its execution abilities by leading an operational and financial turnaround of our business while creating a foundation for profitable growth.

  •
  Our single, fully integrated global information technology platform, which provides us with service and cost advantages.

Our Strategy

        Our strategy is to grow our revenue and profits by:

  •
  Leveraging our strong market position in Asia to further develop our operations in that region and increase volume in the outbound Asia Pacific trade lanes.

  •
  Utilizing our recently strengthened sales force in the Americas to secure additional new business and to build on recent new business awards.

  •
  Pursuing select middle-market customers, which we believe tend to value service quality more highly than price, by using our local market knowledge and contacts to identify potential customers.

  •
  Building on our position in targeted industries, such as technology and retail, which we believe will experience above-average growth rates, and targeting select industries or services where we have competitive strengths on a regional basis, such as the automotive industry in Europe and the Americas and logistics support for major infrastructure projects in the Americas and Asia.

  •
  Leveraging our scale and strength on major trade lanes, which provides us with the purchasing power to negotiate attractive rates on purchased transportation and secure capacity during seasonal peaks.

  •
  Continuing to improve our productivity and efficiency to drive cost reductions and increase service quality.

Risks Relating to an Investment in Our Common Stock

        Our ability to execute our strategy is subject to a number of risks that you should consider carefully before deciding whether to invest in our common stock, including the following:

  •
  We have experienced net losses in two of the last three years and may fail to achieve profitability, particularly if we fail to execute our strategies effectively or if we do not continue to improve our results of operations.

  •
  We conduct business throughout the world, and our results of operations are directly affected by international trade volumes.

  •
  Our international operations expose us to difficulties associated with managing distant operations and other risks.

  •
  Our industry is intensely competitive and is consolidating. If we cannot maintain sufficient market presence, we may not be able to compete successfully against larger competitors.

  •
  We may need additional financing to fund our operations and finance our growth, but we may be unable to obtain financing on terms acceptable to us or at all.

  •
  We depend on our senior management team, and the loss of any of our executives could materially and adversely affect our business.

  •
  In some countries, we are dependent on our relationships with our agents and key employees.

  •
  Because our business depends on commercial air carriers, air charter operators, ocean freight carriers and other transportation companies, changes in available cargo capacity or other changes affecting such carriers, including interruptions in service and increases in operating costs, may hurt our business.

        In addition, Questor Partners Fund II, L.P., a private equity fund, and certain of its affiliated investment funds ("Questor Partners") will own approximately    % of our outstanding common stock following this offering. As a result, Questor Partners will be able to control or substantially influence all matters requiring stockholder approval, and we will be exempt from certain corporate governance requirements of The Nasdaq National Market. Further, four of our six directors are employees of Questor Management Company, LLC ("Questor Management").

        For more information on these and other risks that we face, see "Risk Factors" beginning on page 10 of this prospectus. You should carefully consider those risks, together with the other information in this prospectus, before deciding whether to invest in our common stock.

Recent Developments

        In December 2004, we simplified our capital structure in a series of transactions that included (i) a reverse split of our existing common stock on a one-for-ten basis effected through a reclassification and combination of our common stock, (ii) the issuance of warrants covering 6,534,956 shares of our common stock to holders of our then existing Series A and Series B Preferred Stock (the "Recapitalization Warrants"), (iii) the conversion of our existing Series A, Series C and Series D Preferred Stock into an aggregate of 9,900,346 shares of common stock, (iv) the cancellation of our Series B Preferred Stock, and (v) the issuance of 26,491.635 shares of new Series A Preferred Stock, which have an aggregate liquidation preference of approximately $26.5 million and which we issued to Questor Partners in exchange for approximately $26.5 million of debt and accrued interest owed by us to them (collectively, the "Recapitalization Transactions"). Upon conversion of our then existing Series A, C and D Preferred Stock and the cancellation of our then existing Series B Preferred Stock, we determined that the carrying amount of such Preferred Stock exceeded the fair value of the common stock and Recapitalization Warrants that had been issued in the Recapitalization Transactions by $78.3 million. Accordingly, such amount has been applied to reduce our accumulated deficit and added to net (loss) income in 2004 to arrive at net income applicable to common shares.

        Immediately before completion of this offering, the Recapitalization Warrants will be exercised on a cashless basis if they are in-the-money. In addition, we have amended our 2002 Equity Appreciation Rights Plan (the "2002 Plan") to cancel all outstanding equity appreciation units ("EAUs") and to issue to participants, each of whom is a current or former employee of ours, in connection with this offering common stock and cash, plus, in some cases, options to acquire shares of our common stock at the initial public offering price per share. The amount of cash to be paid to holders is intended to approximate the tax liability the holder will incur as a consequence of cancelling his or her EAUs and receiving the common stock and cash. As a result of these transactions and a stock dividend we intend to declare on our shares of common stock,            shares of our common stock will be outstanding immediately before the completion of this offering. The stock dividend is being declared to provide certainty to the number of shares of common stock that will be outstanding immediately before this offering; the number of shares to be issued through the stock dividend will equal the difference between                and the number of shares to be issued to the holders of the Recapitalization Warrants and the EAUs. Consequently, while the initial public offering price per share in this offering will affect how the outstanding shares of our common stock will be allocated among holders of the Recapitalization Warrants, holders of EAUs and our other stockholders, it will not affect the aggregate number of our shares that will be outstanding immediately before the completion of this offering.

        Also in December 2004, we entered into secured term loans totaling $10.0 million. See "Recent Developments."

The Offering

Common stock we are offering	shares
Common stock the selling stockholders are offering	shares, of which will be offered by Questor Partners. See "Principal and Selling Stockholders." Following this offering, Questor Partners will own % of our outstanding common stock.
Total common stock to be outstanding after this offering	shares
Use of proceeds	We intend that the net proceeds from this offering will be used as follows:
	•	approximately $27.4 million will be used to redeem our Series A Preferred Stock and to pay the accrued and unpaid dividends thereon,
	•	approximately $10.1 million will be used to repay the outstanding principal and accrued interest under our secured term loans,
	•	approximately $ million will be paid to holders of EAUs under the 2002 Plan in connection with the cancellation of their EAUs and the granting of common stock to them,
	•	approximately $ million will be used to pay fees owed to certain stockholders under management agreements that will be terminated upon completion of this offering,
	•	approximately $ million will be contributed to a defined benefit pension plan in the United Kingdom, and
	•	the balance, which we expect to be approximately $ million, will be used to repay amounts outstanding under our senior credit facilities.
We will not receive any proceeds from the sale of shares by the selling stockholders. See "Use of Proceeds."

Dividend policy	We do not anticipate paying any cash dividends on our common stock for the foreseeable future. See "Dividend Policy."
Risk factors
See "Risk Factors" beginning on page 10 and other information contained elsewhere in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.
Proposed Nasdaq National Market symbol	"GEOL"

The total number of shares of our common stock expected to be outstanding immediately after this offering includes 10,000,310 shares outstanding as of December 31, 2004, plus:

  •
  shares of common stock to be issued immediately before this offering in connection with the cancellation of outstanding EAUs under the 2002 Plan, the cashless exercise of the Recapitalization Warrants and a stock dividend (collectively, the "Additional Pre-Offering Shares"), and

  •
  shares of common stock to be issued in connection with this offering.

The total number of shares of our common stock expected to be outstanding after this offering excludes:

  •
  shares of common stock that will be issuable upon the exercise of stock options to be awarded immediately before the completion of this offering under our 2005 Equity Incentive Plan (the "2005 Plan") at an exercise price equal to the initial public offering price per share in this offering, and

  •
  shares of common stock that will be reserved for issuance in connection with future equity awards under the 2005 Plan upon completion of this offering.

Unless we specifically state otherwise, all information in this prospectus assumes:

  •
  no exercise of the underwriters' over-allotment option, and

  •
  that the initial public offering price of our shares of common stock will be the midpoint of the price range set forth on the front cover of this prospectus.

Corporate Information

        We were incorporated in Delaware in 1996. Our principal executive offices are located at 1251 East Dyer Road, Suite 200, Santa Ana, California 92705, and our telephone number at that address is (714) 513-3000. Our website address is www.geo-logistics.com. The information on, or accessible through, our website is not part of this prospectus.

Summary Consolidated Financial Data

        The table below provides a summary of our historical consolidated financial data for each of the three years in the period ended December 31, 2004. We derived the statement of operations data and other data for the years ended December 31, 2002, 2003 and 2004 and our balance sheet data as of December 31, 2004 from our audited consolidated financial statements included elsewhere in this prospectus.

        The table below also includes our pro forma as adjusted consolidated financial data as of and for the year ended December 31, 2004. The statement of operations and other data presented in the "Pro Forma As Adjusted" column of the table below reflects the following events that occurred in December 2004 as if they had occurred on January 1, 2004:

  •
  the Recapitalization Transactions, and

  •
  our receipt of the $10.0 million secured term loans.

In addition to reflecting the above events, the statement of operations and other data presented in the "Pro Forma As Adjusted" column of the table below reflect the following events that will occur in connection with this offering as if they had occurred on January 1, 2004, and the balance sheet data presented in the "Pro Forma As Adjusted" column of the table below reflect the following events that will occur in connection with this offering as if they had occurred on December 31, 2004:

  •
  the issuance of            Additional Pre-Offering Shares,

  •
  the issuance of options to purchase            shares of our common stock immediately before completion of this offering at an exercise price equal to the initial public offering price per share in this offering,

  •
  the termination of management agreements between us and certain stockholders that will occur upon completion of this offering, and

  •
  the sale of            shares of our common stock in this offering and the use of the net proceeds from this offering as described in "Use of Proceeds."

        The unaudited pro forma financial data do not purport to present our actual financial position or results if the events described above had occurred as of the dates indicated.

        You should read this summary consolidated financial data together with "Recent Developments," "Use of Proceeds," "Capitalization," "Selected Historical Consolidated Financial Data," "Unaudited Pro Forma Condensed Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the accompanying notes included elsewhere in this prospectus.

				Pro Forma As Adjusted Year Ended December 31, 2004
	Year Ended December 31,
	2002	2003	2004
	(in thousands, except share and per share data)
Statement of Operations Data:
Revenues	$1,226,831	$1,375,361	$1,576,917	$
Transportation and other related costs	925,822	1,054,784	1,213,648

Net revenues (1)	301,009	320,577	363,269
Selling, general and administrative expenses (2)	305,616	314,526	335,173
Restructuring charges	8,626	10,702	3,912
Depreciation and amortization	11,542	9,962	9,160

Operating (loss) income	(24,775)	(14,613)	15,024
Interest expense, net	4,124	5,921	10,183
Other (income) expense, net	(1,036)	74	(2,199)

(Loss) income before income taxes and minority interests	(27,863)	(20,608)	7,040
Provision (benefit) for income taxes (3)	5,431	5,214	(303)
Minority interests	3,331	3,708	3,340

Net (loss) income	(36,625)	(29,530)	4,003
Preferred stock dividends/accretion	30,837	47,410	42,206
Effect of conversion of preferred stock	—	—	(78,322)

Net (loss) income applicable to common shares	$(67,462)	$(76,940)	$40,119	$

Net (loss) income per common share
Basic	$(674.86)	$(769.68)	$100.72	$

Diluted	$(674.86)	$(769.68)	$100.49	$

Number of weighted-average shares used for per share calculations
Basic shares	99,964	99,964	398,331

Diluted shares	99,964	99,964	399,231

Other Data:
EBITDA (4)	$(15,528)	$(8,433)	$23,043	$
Adjusted EBITDA (4)	(772)	13,998	31,496
Capital expenditures	8,471	11,772	7,075
	As of December 31, 2004
	Actual	Pro Forma As Adjusted
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$21,756	$
Working capital	16,177
Restricted cash	12,486
Total assets	480,328
Total debt	91,871
Total redeemable preferred stock	26,668
Stockholders' equity	8,279

(1)    The year ended December 31, 2004 includes a $2,300 benefit resulting from a reduction in estimates for accrued customer liabilities.

(2)    Includes costs for external consulting services and for our employees dedicated to our organizational restructuring and business process re-engineering activities, recruiting and other costs associated with building a new management team and other related charges. These costs were $3,730, $9,329 and $2,158 for the years ended December 31, 2002, 2003 and 2004, respectively. The year ended December 31, 2004 includes an $800 benefit resulting from a reduction to a valuation allowance due to a change in estimate related to U.S. accounts receivable.

(3)    The year ended December 31, 2004 includes a $4,445 benefit related to the recording of a deferred tax benefit with respect to foreign net operating loss carryforwards and a $3,249 benefit resulting from changes in estimates of future tax liabilities due to the positive settlement of tax examinations and audits.

(4)    "EBITDA" represents earnings before interest, taxes and depreciation and amortization. "Adjusted EBITDA" represents EBITDA before restructuring charges and other related charges classified as selling, general and administrative expenses (see Note 2) and management fees paid to certain related parties. EBITDA and Adjusted EBITDA do not represent and should not be considered as alternatives to net income or cash flow from operations, as determined under U.S. generally accepted accounting principles, or GAAP. We use EBITDA and Adjusted EBITDA to facilitate operating performance comparisons from period to period. In addition, EBITDA is a measure that we believe is important because it can be used to determine our compliance with an EBITDA-related covenant in our U.S. senior credit facility. This EBITDA-related covenant defines EBITDA to exclude non-cash charges, but this definition has not produced a materially different level of EBITDA than the EBITDA definition above. We also believe EBITDA facilitates company to company operating performance comparisons by backing out potential differences caused by variations in capital structures and credit ratings (affecting interest expense), jurisdictions of operations (affecting tax rates and tax expense) and the ownership and cost of productive assets and the age and method of depreciation of these assets (affecting relative depreciation expense), all of which may vary for different companies for reasons unrelated to operating performance. We further believe that EBITDA is frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present EBITDA when reporting their results. We use Adjusted EBITDA as a supplemental measure to assess our performance, because it excludes additional items that our management does not view as indicative of our ongoing operating performance. Specifically, the management fees we have paid in the past were paid under agreements to be terminated upon completion of this offering. Similarly, although we expect to incur approximately $5.9 million of restructuring charges and other related charges in 2005, our management believes our restructuring efforts will be largely completed by the end of 2005 and does not expect to incur any such charges in 2006. We also use Adjusted EBITDA as a performance measure in setting our executive compensation, in making performance-based bonus determinations, in measuring our performance and our performance against plans and in setting our strategic and corporate goals. We present EBITDA and Adjusted EBITDA because we believe that it is useful for investors to analyze disclosures of our operating results on the same basis as that used by our management.

        EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider either in isolation, or as a substitute for analyzing our results as reported under GAAP. Some of these limitations are:

  •
  EBITDA and Adjusted EBITDA do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments,

  •
  EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs,

  •
  EBITDA and Adjusted EBITDA do not reflect our interest expense, or the cash requirements necessary to service interest or principal payments, on our debt,

  •
  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements,

  •
  EBITDA and Adjusted EBITDA may not be an appropriate measure of our operating performance relative to other companies that hold a significant amount of their assets through the use of operating leases, as the lease costs would not be eliminated in their calculation of EBITDA or a similar adjusted measure,

  •
  the restructuring charges and the other related charges classified as selling, general and administrative expenses that we exclude from our calculation of Adjusted EBITDA have been incurred in each of the periods presented, and

  •
  other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do, limiting their usefulness as comparative measures.

        Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as the primary measures of our operating performance or as measures of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by using EBITDA and Adjusted EBITDA in conjunction with other GAAP financial performance measures, such as net (loss) income, net cash used in operating activities and operating (loss) income. See the consolidated statements of operations and cash flows included in our financial statements included elsewhere in this prospectus. The following is a reconciliation of EBITDA and Adjusted EBITDA to net income (loss):

				Pro Forma As Adjusted Year Ended December 31, 2004
	Year Ended December 31,
	2002	2003	2004
	(in thousands)
Adjusted EBITDA	$(772)	$13,998	$31,496	$
Add (subtract):
Restructuring charges	(8,626)	(10,702)	(3,912)
Other related charges (see Note 2)	(3,730)	(9,329)	(2,158)
Management fees	(2,400)	(2,400)	(2,383)

EBITDA	(15,528)	(8,433)	23,043
Add (subtract):
Depreciation and amortization	(11,542)	(9,962)	(9,160)
Interest expense, net	(4,124)	(5,921)	(10,183)
Provision (benefit) for income taxes	(5,431)	(5,214)	303

Net (loss) income (see Notes 1, 2 and 3)	$(36,625)	$(29,530)	$4,003	$

RISK FACTORS

        Investing in our common stock involves risks. You should carefully consider the risks described below and all other information in this prospectus, including our consolidated financial statements and accompanying notes, before deciding whether to invest in our common stock. The risks and uncertainties described below are the material risks currently known to us. If any of the following risks occur, our business, prospects, financial condition, results of operations or cash flows could be materially and adversely affected. In that event, the trading price of our common stock could decline, and you could lose part or all of your investment.

Risks Related to Our Business and Industry

We have experienced net losses in two of the last three years and may fail to achieve profitability, particularly if we fail to execute our strategies effectively or if we do not continue to improve our results of operations.

        We have experienced net losses in two of the last three years, and there is no assurance that we will be able to achieve profitability. Although we reported net income of $4.0 million for the year ended December 31, 2004, we reported net losses of $29.5 million and $36.6 million during the years ended December 31, 2003 and 2002, respectively. Over the past three years, we have undertaken a series of significant strategic initiatives designed to improve our results of operations and position us for future growth. The key elements of this strategy include concentrating on our core international freight forwarding business, improving productivity, reducing costs and investing in our sales capabilities. However, we may be unable to achieve, or sustain over the long-term, the desired effects of this strategy. Accordingly, there is no assurance that we will not experience net losses in the future.

We conduct business throughout the world, and our results of operations are directly affected by international trade volumes.

        Our business is directly affected by the volume of international trade. Trade volumes are influenced by many economic, political and other factors that are beyond our control, including:

  •
  recessionary economic cycles, downturns in particular industries and other general economic factors,

  •
  interest rate and currency fluctuations,

  •
  U.S. and foreign laws relating to tariffs, trade restrictions, foreign investments and taxation,

  •
  episodic events that affect the international shipment of goods, such as the outbreak of Severe Acute Respiratory Syndrome (SARS) in 2003, which limited the availability of air freight capacity from the Asia Pacific region for several months, and

  •
  natural disasters, wars, civil unrest, acts of terrorism and other armed conflicts.

These factors may adversely affect our customers' demand for and ability to pay for our services, and, in some cases, may adversely affect our ability to supply our services. These factors are difficult, and in some cases impossible, to predict, so we may not be able to foresee events that could have an adverse effect on our business.

Our international operations expose us to difficulties associated with managing distant operations and other risks.

        We conduct the majority of our business outside of the United States, and we anticipate that revenue from our international operations, particularly from the Asia Pacific region and Europe, will continue to account for a significant amount of our future revenue. There are risks inherent in conducting our business internationally, including:

  •
  difficulties in staffing and managing dispersed international operations,

  •
  general political and economic instability in international markets,

  •
  limitations on the repatriation of our assets, including cash,

  •
  expropriation of our international assets,

  •
  different liability standards and less developed legal systems that may be less predictable than those in the United States, and

  •
  intellectual property laws of countries that do not protect our intellectual property rights to the same extent as the laws of the United States.

These factors may have an adverse effect on our operations in certain international markets resulting in harm to our business.

Our industry is intensely competitive and is consolidating. If we cannot maintain sufficient market presence, we may not be able to compete successfully against larger competitors.

        The freight forwarding industry is intensely competitive, and we expect it to remain so for the foreseeable future. We face competition from other freight forwarders, integrated carriers, logistics companies and third-party freight brokers. We also compete with associations of shippers organized for the purpose of consolidating their members' shipments to obtain lower freight rates from carriers and with carriers' internal sales forces and shippers' transportation departments, which perform functions similar to the services we offer. Much of our competition comes from major U.S. and foreign-owned firms that have networks of offices and offer a wide variety of services, many of which are more extensive than ours. Many of our competitors also have significantly greater financial, technical and marketing resources than we do. The intense competition in our industry may result in reduced revenues, reduced margins or loss of market share, any of which could adversely affect our business and our results of operations.

        There currently is a trend within our industry toward consolidation of niche competitors into larger companies that are attempting to increase their global presence through the acquisition of freight forwarders and logistics companies. If we cannot maintain sufficient market presence in our industry through internal expansion or acquisitions, we may not be able to compete successfully against larger companies in our industry.

We may need additional financing to fund our operations and finance our growth, but we may be unable to obtain financing on terms acceptable to us or at all.

        During each of the three years in the period ended December 31, 2004, we incurred debt and/or issued redeemable preferred stock to finance negative cash flows from our operations. We may require additional financing to fund our operations and to implement our current or future strategies. Some of our credit facilities limit our ability to use proceeds outside of a particular country or group of countries. As a result, we may require additional financing to fund our operations in countries in which we do not have existing credit facilities. In addition, when our existing credit facilities expire, we may need to obtain replacement financing. There can be no assurance that additional or replacement financing will be available to us on commercially reasonable terms or at all. If we incur additional debt, our interest expense would increase. If we raise capital through the sale of equity securities, the percentage ownership of our existing stockholders would be diluted. In addition, any new equity securities may have rights, preferences or privileges senior to those of our common stock. If we are unable to obtain additional or replacement financing, our ability to fund our operations and meet our plans for expansion would be adversely affected.

We depend on our senior management team, and the loss of any of our executives could materially and adversely affect our business.

        Over the last three years, we have assembled a strong senior management team to implement our strategic initiatives. The success of these initiatives and our future performance depend, in significant part, upon the continued service of our senior management team. We have entered into employment agreements with only a few of our senior executives, including our President and Chief Executive Officer, William J. Flynn, and our Chief Executive Officers of the Europe/Middle East/Africa ("EMEA") and Asia Pacific Regions, Karl Nutzinger and Wolfgang Hollermann, respectively. The employment agreement with Mr. Flynn expires on July 31, 2005 and does not provide for automatic renewal or extension. The employment agreement with Mr. Nutzinger expires on April 1, 2008 and does not provide for automatic renewal or extension. The employment agreement with Mr. Hollermann expires on December 31, 2005, although it automatically renews for two additional one-year terms ending December 31, 2006 and 2007 unless earlier terminated at the election of either party. These agreements cannot assure us of the continued services of these individuals. The unplanned loss of the services of one or more of our executives could have an adverse effect on our business and operating results. We must continue to develop and retain a strong core group of senior executives if we are to realize our goal of growing our business and attaining profitability. We cannot assure you that we will be successful in our efforts. We do not maintain key person life insurance for any of our employees.

Our ability to operate in some countries is restricted by foreign regulations and controls on investments.

        Many countries restrict or control foreign investments to varying degrees. These restrictions and controls have limited, and may continue to restrict or preclude, our investment in joint ventures or business acquisitions outside of the United States or may increase the costs to us of entering into such transactions. Various governments, particularly in the Asia Pacific region, require governmental approval before foreign persons may make investments in domestic businesses and also limit the extent of any such investments. Furthermore, various governments may require governmental approval for the repatriation of capital and income by foreign investors. There can be no assurance that we will be able to secure such approvals when we seek them. There also can be no assurance that additional or different restrictions or policies adverse to us will not be imposed in the future or, if imposed, as to their duration or effect.

We are dependent on our relationships with our agents and key employees in some countries.

        We conduct business in many countries using a local agent who can provide knowledge of the local market conditions and facilitate the acquisition of necessary licenses and permits. We rely in part upon the services of these agents, as well as our country-level chief executive officers, branch managers and other key employees, to market our services, to act as intermediaries with customers and to provide other services on our behalf. Because our agents and employees occasionally have the primary relationship with our customers, we generally lose some customers if a particular agent or employee terminates his or her relationship with us. Over each of the past three years, we have had to replace an average of 13 local agents, and some of our replacements have not had as large a customer base as our departed agents. There can be no assurance that we will continue to be successful in maintaining our relationships with our agents or key employees, that we will find qualified replacements for agents and key employees who terminate their relationships with us or that such replacements will have new customers who can replace those lost with the terminated agent or key employee. The loss of or failure to obtain qualified agents or employees in a particular country or region could result in the temporary or permanent cessation of our operations and/or the failure to develop our business in that country or region.

If we cannot maintain adequate levels of utilization in our warehouses, our results of operations may be adversely effected.

        To support some of the logistics and ancillary services that we provide to our customers, we have entered into long-term commitments for certain of our warehouse and distribution facilities. These leases generally have terms longer than our related customer contracts. We must pay rent under these leases even if our customers decide not to renew or otherwise terminate their agreements with us. If some of our customers terminate their relationship with us and we are unable to obtain new customers to fill the excess warehouse capacity created by the loss of the former customers' business, our results of operations could be adversely affected.

Because our business depends on commercial air carriers, air charter operators, ocean freight carriers and other transportation companies, changes in available cargo capacity or other changes affecting such carriers, including interruptions in service and increases in operating costs, may hurt our business.

        We use third-party commercial air carriers, air charter operators, ocean freight carriers, trucking companies, railroads and other transportation companies to transport our customers' goods. Consequently, our ability to transport freight for our customers may be adversely affected by shortages in available cargo capacity and other factors not within our control, including changes by carriers and other transportation companies in their scheduling, pricing, payment terms and service policies and practices. Reductions in air freight, ocean freight or overland freight capacity could hurt our revenues and results of operations. Material interruptions in service or stoppages in transportation, whether caused by bad weather, strike, work stoppage, lock-out, slowdown or otherwise, could also adversely affect our business and results of operations.

        Our operating results are also vulnerable to price increases from our carriers, including those caused by increases in their operating costs for items such as fuel, taxes and labor. Because freight costs represent a significant portion of our costs, even relatively small increases in freight rates, if we are unable to pass them through to our customers, are likely to adversely affect our results of operations.

Our business is subject to seasonal trends and factors affecting our customers.

        Historically, our operating results have been subject to seasonal trends. Our first fiscal quarter is traditionally weaker than our other fiscal quarters, and our third and fourth fiscal quarters have generally been our strongest. This seasonality is due to many factors, including holiday seasons, consumer demand, climate and economic conditions. Any decrease in our revenues or margins during the third and fourth quarters could have a disproportionate impact on our results of operations or financial condition. There can be no assurance that our historic operating patterns will continue in future periods, as we cannot influence or forecast many of these factors.

        A substantial portion of our revenues is derived from customers in industries whose shipping patterns are tied closely to consumer demand or are based on just-in-time production schedules. Therefore, our revenue is, to a large degree, affected by factors that are outside of our control, including shifting consumer and manufacturing demands and economic cyclicality. Additionally, because many customers ship a significant portion of their goods at or near the end of a calendar quarter, we may not learn of a shortfall in revenues until late in a given quarter.

If we fail to maintain and upgrade our information technology systems to meet the demands of our customers and protect our information technology systems against risks that we cannot control, our business may be adversely affected.

        We compete for customers based in part on the flexibility and sophistication of our information technology systems. The failure of the hardware or software that supports these systems, the loss of data contained in the systems or the inability to access or interact with our website or connect with our customers electronically, could significantly disrupt our operations, prevent customers from placing orders with us or cause us to lose freight, orders or customers. If our information technology systems are unable to handle additional volume as our business and scope of services grow, our service levels and operating efficiency will likely decline. In addition, we expect that our customers will continue to demand increasingly sophisticated information technology systems from us. If we fail to hire or retain qualified persons to implement, maintain and protect our information technology systems, or if we fail to upgrade or replace our information technology systems to handle increased volumes and levels of complexity and meet the increased demands of our customers, our business may be adversely affected.

        Our information technology systems are dependent upon global communications providers, web browsers, telephone systems and other aspects of the Internet infrastructure that have experienced significant system failures and electrical outages in the past. Our systems are also susceptible to outages due to fire, floods, power loss, telecommunications failures and similar events. Although we have implemented network security measures, our servers are vulnerable to computer viruses, break-ins and similar disruptions from unauthorized tampering. The occurrence of any of these events could disrupt or damage our information technology systems and adversely affect our internal operations, our ability to provide services to our customers and the ability of our customers to access our information technology systems.

We conduct our business in many countries and, consequently, foreign currency fluctuations could result in currency translation exchange gains or losses or could increase or decrease the book value of our assets.

        Although our reporting currency is the U.S. dollar, we derived approximately $1.1 billion of our gross revenues and incurred approximately $1.1 billion of our operating costs and expenses during 2004 in currencies other than the U.S. dollar or currencies pegged to the U.S. dollar. Because our operations are global, we expect this exposure to foreign currencies to continue. Appreciation or depreciation in the value of other currencies as compared to the U.S. dollar will result in currency translation exchange gains or losses that may be material and may obscure certain operating trends or adversely affect our reported earnings. Additionally, the assets and liabilities of our international operations are denominated in the currencies of the countries where those assets are located. As such, when the value of those assets is translated into U.S. dollars, foreign currency exchange rates may adversely affect their reported book value. The effects of exchange rate fluctuations are uncertain, and they directly affect our reported operating results and financial condition.

If we are not reimbursed for amounts that we advance for our customers, we may experience losses or bad debt expenses.

        We make significant disbursements on behalf of our customers in connection with our business, including contracting for freight transportation services and the payment of customs duties. A significant portion of our billings to our customers are for the reimbursement of these disbursements. The credit analysis we conduct on our customers may not accurately predict the collectibility of our disbursements. If we are unable to recover these disbursements in a timely manner, our results of operations would be adversely affected.

We are financially dependent on receiving distributions from our subsidiaries, and we could be harmed if such distributions are not made in the future.

        Our operations are conducted through our subsidiaries located throughout the world in the regions in which we operate. Consequently, we rely on dividends or advances from our subsidiaries to meet our financial obligations. The ability of our subsidiaries to pay dividends and to make loans and advances to us is subject to applicable local laws and other restrictions including, but not limited to, tax and currency exchange laws, as well as limitations under our credit facilities. These laws and restrictions therefore could adversely affect our ability to finance our operations.

The failure to implement effective policies and procedures to prevent the unlawful transportation or storage of hazardous, explosive or illegal materials could subject us to large fines, penalties or lawsuits.

        We are subject to a broad range of environmental and workplace health and safety laws and regulations, including those governing the storage, handling and disposal of solid and hazardous waste and the shipment of explosive or illegal substances. If we are found to be in violation of applicable environmental or workplace health and safety laws and regulations, or if there is a finding that our policies and procedures fail to satisfy requisite minimum safeguards or otherwise do not comply with applicable laws or regulations, we could be subject to large fines, penalties or lawsuits, and we may face bans on making future shipments in particular geographic areas. In addition, if a release of hazardous substances occurs on or from our facilities or from a carrier we use, we may be required to participate in the remedy of, or otherwise bear liability for, such release. In such case, we also may be subject to claims for personal injury, property damage and natural resource damages. In 2003, the United States Environmental Protection Agency ("EPA") filed a civil complaint against us alleging the improper storage of hazardous waste at our Laredo, Texas facility. The complaint sought a penalty of $374,500. We recently settled the matter with the EPA for a civil penalty of $45,000 and agreed to undertake a supplemental environmental project costing $100,000. A supplemental environmental project is a mechanism used by the EPA by which we agreed voluntarily to undertake an environmentally beneficial project in exchange for a reduction in penalty.

If we fail to comply with applicable governmental regulations, including new security measures resulting from recent terrorist attacks, we could be subject to substantial fines, penalties, revocation of our permits and licenses or criminal liability.

        We are subject to various laws, rules and regulations and are required to obtain and maintain various licenses and permits in each of the countries in which we conduct business, some of which are difficult to obtain. Further, we are subject to highly complex and detailed customs laws and regulations and export and import controls. In addition, under some countries' applicable export laws and regulations (including those of the United States), we have an obligation to exercise reasonable care to ensure that each of our customers is in compliance with such laws and regulations, including laws and regulations requiring that the customer obtain appropriate licenses for shipments and accurately declare the contents of shipments for customs purposes. For example, upon inspection by a U.S. Customs and Border Protection officer in July 2004, a shipment of certain protective items arranged by one of our subsidiaries acting as a freight forwarder, Matrix International Logistics, Inc. ("Matrix"), was denied clearance for export because Matrix's customer allegedly failed to obtain the proper export licenses for such items and Matrix allegedly did not properly describe such items on its shippers export declaration form. The shipment was on behalf of one of Matrix's customers, who was shipping such items to Iraq under a contract with the U.S. Agency for International Development (USAID), a U.S. government agency involved in the reconstruction of Iraq. The required licenses later were issued, and the protective items were allowed to be exported. In October 2004, the U.S. Attorney's office filed criminal complaints against Matrix and one of its employees relating to this shipment, containing three felony counts against Matrix. Since filing the complaint against Matrix, the U.S. government has not filed an indictment against Matrix or, to our knowledge, taken any other actions against Matrix relating to this matter. If the U.S. government files an indictment, or pursues any related action against Matrix, and prevails, Matrix could be subject to criminal penalties, including substantial monetary fines and the loss of its export privileges, any of which could have a material adverse effect on Matrix's business, results of operations and financial condition, and we cannot assure you that this matter will not adversely affect our consolidated business, results of operations or financial condition.

        Our business also is affected by regulatory and legislative changes, such as the new security measures resulting from recent terrorist attacks, that can affect the economics of the global transportation services industry by requiring changes in our operating practices or influencing the demand for, or the costs of providing, services to our customers. For example, while under current regulations, the contents of our customers' shipments are not required to independently be verified by us when they are delivered to us sealed, we nonetheless may be subject to inquiries or investigations if those shipments contain illegal goods, which could interfere with our operations and increase our operating costs. If we experience an increase in operating costs as a result of such regulatory and legislative changes, we may be unable to pass these increased costs on to our customers.

        We have adopted compliance programs and procedures designed to help us comply with applicable laws, rules and regulations. While we believe these programs generally are effective, because of the complexity of these laws, rules and regulations and the global scope of our business, we may not in all cases be in compliance. Our own internal audits of our compliance programs and procedures have identified certain instances where our employees failed to follow our internal procedures. If we fail to comply with applicable laws, rules or regulations, to exercise reasonable care with respect to our customers' shipments or to maintain required licenses or permits, we could be subject to substantial fines, criminal liability and/or suspension or revocation of our operating permits or authorities.

If we are unable to limit our liability for customers' claims through contract terms and the purchase of insurance, we could be required to pay large amounts to our customers as compensation for their claims and our results of operations could be materially adversely affected.

        In general, we seek to limit by contract our liability to our customers for loss or damage to their goods, and we seek to maintain insurance against such claims. However, we have from time to time made payments to our customers for claims related to our services. If we experience an increase in the number of such claims or an increase in liability for such claims, our business and results of operations could be adversely affected. There can be no assurance that our insurance coverage will provide us with adequate coverage for such claims or that the maximum amounts for which we are liable in connection with our services will not change in the future. In addition, significant increases in insurance costs could adversely affect our results of operations.

There are substantial limitations on our ability to use our existing net operating loss carryforwards, and these limitations may increase by reason of future changes of ownership in our stock.

        We had U.S. federal net operating loss carryforwards, or "NOLs," of approximately $104.8 million as of December 31, 2004, which are due to expire in the years 2010 through 2024. Internal Revenue Code section 382 imposes certain limitations on a corporation's ability to use its NOLs in the event of an "ownership change." In general, the limitation under section 382 consists of an annual limitation on the amount of pre-ownership change NOLs that may be used to offset post-ownership change taxable income. This annual limitation amount is calculated by multiplying the value of a corporation's stock immediately before the ownership change by the then "long-term tax-exempt rate" (which is a rate published monthly by the Internal Revenue Service, based on average after-tax yields on long-term Treasury securities). Generally, an "ownership change" occurs if the aggregate increase in the percentage of stock ownership, by value, of the corporation by one or more 5% or greater stockholders (including specified groups of stockholders who in the aggregate own at least 5% of that corporation's stock) exceeds 50 percentage points over a three-year testing period. We believe that we experienced such an ownership change in November 2001, which substantially limits our ability to use our pre-November 2001 loss carryforwards, which total approximately $69.0 million. We believe that it is likely that in the future we will experience further changes in the ownership of our shares, which would further limit our ability to use our U.S. NOLs.

        As of December 31, 2004, we also had foreign NOLs, a portion of which have an indefinite life and the remainder of which are due to expire in the years 2005 through 2009. We expect to generate additional foreign NOLs this year. Our ability to use our foreign NOLs to shelter our foreign income is subject to various limitations that depend on the tax laws of the relevant jurisdictions.

Risks Related to this Offering and Ownership of Our Common Stock

The shares you purchase in this offering will experience immediate and substantial dilution.

        The initial public offering price of our common stock will be substantially higher than its book value per share. Purchasers of our common stock will incur dilution of $                  per share in the net book value of their purchased shares, assuming an initial public offering price of $                  per share, the midpoint of the price range set forth on the front cover of this prospectus. The shares of our common stock owned by existing stockholders will receive a material increase in the net book value per share. You may experience additional dilution if we issue more common stock in the future. As a result of this dilution, you may receive significantly less than the full purchase price you paid for the shares in the event of our liquidation.

We are a "controlled company," controlled by a single stockholder who can control or substantially influence the outcome of all matters voted upon by our stockholders and prevent actions that other stockholders may view favorably.

        At December 31, 2004, Questor Partners owned approximately 91% of our outstanding common stock, and will own approximately            % of our outstanding common stock immediately after giving effect to this offering (or approximately            % if the underwriters' over-allotment option is exercised in full). In addition, four of our six directors are employees of Questor Management. As a result, Questor Partners is able to control or substantially influence all matters requiring stockholder approval, including the election of directors, the adoption of amendments to our certificate of incorporation, the approval of significant corporate transactions, such as a merger with another company, and any other matter requiring a majority vote of stockholders. This concentration of ownership could delay or prevent a change in control of our company or impede a merger, consolidation, takeover or other business combination that you, as a stockholder, may view favorably. It is possible that the interests of Questor Partners may in some circumstances conflict with our interests and the interests of our other stockholders.

        Because Questor Partners will own more than 50% of the voting power of our company after giving effect to this offering, we are considered a "controlled company" for the purposes of The Nasdaq National Market listing requirements. As a result, we are exempt from certain of the Nasdaq's corporate governance requirements, including requirements that (1) a majority of our board of directors consist of independent directors, (2) compensation of our officers be determined or recommended to the board of directors by a majority of independent directors or by a compensation committee composed of independent directors and (3) our director nominees be selected or recommended for selection by a majority of independent directors or by a nominating committee consisting of independent directors. Following this offering, we intend to utilize these exemptions, so our board of directors will not have a majority of independent directors, and our compensation and nominating and corporate governance committees will not consist entirely of independent directors. Accordingly, you may not have certain protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of The Nasdaq National Market, and the approval of certain significant corporate decisions could be determined by directors who are not independent.

Because our common stock has never been publicly traded, a trading market may not develop and you may not be able to sell your stock.

        Before this offering, there has been no public market for our common stock. We cannot predict the extent to which investor interest will lead to the development of an active or liquid trading market in our common stock. The initial public offering price for the shares was determined by negotiations among us, the selling stockholders and the representatives of the underwriters and may not be indicative of the market price of our common stock that will prevail in the trading market. Investors may incur substantial losses as a result of decreases in the market price of our common stock, including decreases unrelated to our financial condition, operating performance or prospects.

The price of our common stock may be volatile, which could cause investors to incur trading losses and fail to realize a return on their investments.

        The market price of our common stock could fluctuate widely and decline as a result of a number of factors, including:

  •
  our short- and long-term operating performance and the operating performance of other companies in the global transportation services industry,

  •
  changes in our net revenue or net income or in earnings estimates of or recommendations by securities analysts,

  •
  publication of research reports about us or our industry by securities analysts,

  •
  speculation in the media or investment community,

  •
  political, monetary, social and economic events and conditions in the markets we serve,

  •
  currency fluctuations and devaluations,

  •
  hostilities and terrorist acts, and

  •
  general financial and economic conditions, including factors not directly related to our performance, as well as other factors identified in this prospectus as potential risks for us.

        Some companies that have had volatile market prices for their securities have been subject to securities class action suits filed against them. If such a suit were to be filed against us, regardless of the outcome, it could result in substantial costs and a diversion of our management's attention and resources, which could have an adverse effect on our business and results of operations.

Future sales of our common stock may affect the trading price of our common stock.

        We cannot predict what effect, if any, future sales of shares of our common stock, or the availability of shares of our common stock for future sale, will have on the trading price of our common stock. Sales of substantial amounts of our common stock in the public market following this offering, or the perception that such sales could occur, could adversely affect the trading price of our common stock and may make it more difficult for you to sell your shares of common stock at a time and price that you deem appropriate. Upon completion of this offering, we will have             shares of common stock outstanding and an additional            shares of common stock will be issuable upon the exercise of outstanding options and warrants. The shares of common stock to be sold in this offering will be freely transferable, except that shares sold to our "affiliates," as that term is defined in Rule 144 under the Securities Act of 1933, as amended, will be "restricted securities" subject to the volume limitations and the other restrictions on resale under Rule 144.

        Our executive officers, directors, 2002 Plan participants and all of the selling stockholders, who collectively will own substantially all of our common stock outstanding immediately before this offering, and we have agreed for a period of 180 days after the date of this prospectus, that with limited exceptions they and we will not, without the prior written consent of Bear, Stearns & Co. Inc. and Citigroup Global Markets Inc. on behalf of the underwriters, directly or indirectly, offer, sell, contract to sell, pledge or otherwise dispose of or hedge any shares of our common stock. If (1) during the last 17 days of the 180-day period, we issue an earnings release or material news or a material event relating to us occurs or (2) before the expiration of the 180-day period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, then the foregoing restrictions shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. As these lock-up agreements expire, the market price of our common stock could drop significantly if the holders of the shares subject to these agreements sell, or are perceived by the market as intending to sell, their shares.

        After the expiration of the 180 day lock-up period, the holders of approximately            shares of our common stock will have rights, subject to some conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or other stockholders. By exercising their registration rights and selling a large number of shares, these holders could cause the price of our common stock to decline. In addition, following this offering, we intend to file a registration statement on Form S-8 under the Securities Act to register    shares of our common stock subject to outstanding options or reserved for issuance under the 2005 Plan.

        See "Shares Eligible for Future Sale" for further information regarding circumstances under which additional shares of our common stock may be sold.

We do not expect to pay cash dividends on our common stock.

        We do not expect to pay cash dividends on our common stock in the foreseeable future. In addition, many of the agreements governing our indebtedness restrict our ability to pay cash dividends. Accordingly, if you purchase shares in this offering, the price of our common stock must appreciate in order to realize a gain on your investment, which may not occur.

Failure to achieve and maintain effective internal controls could have a material adverse effect on our business, operating results and stock price.

        Effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important in helping prevent financial fraud. If we are unable to achieve and maintain adequate internal controls, our business and operating results could be harmed. We are also beginning to evaluate how to document and test our internal control procedures to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the related rules of the Securities and Exchange Commission, which require, among other things, our management to assess annually the effectiveness of our internal control over financial reporting and our registered public accounting firm to issue a report on that assessment beginning with our Form 10-K for the year ended December 31, 2006. During the course of this documentation and testing, we may identify deficiencies that we may be unable to remediate before the requisite deadline for those reports. If our management or our registered public accounting firm were to conclude in their reports that our internal control over financial reporting was inadequate, investors could lose confidence in our reported financial information and the trading price of our stock could drop significantly.

We will incur increased costs as a result of being a public company.

        As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002, as well as related rules adopted by the SEC and The Nasdaq National Market, impose substantial requirements on public companies, including requiring changes in corporate governance practices and requirements relating to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. For example, we expect to incur significant costs in connection with the implementation and assessment of our internal control over financial reporting. We currently are evaluating what the expected incremental costs will be as a result of being a public company and cannot at this time predict or estimate the amount of those costs or the timing of the costs, although we expect that they will be significant.

Our charter documents and Delaware law may deter potential acquirers of our business and may thus depress our stock price.

        Upon completion of this offering, our certificate of incorporation and our bylaws will contain provisions that could delay, deter or prevent a change of control of our company that our stockholders might consider favorable. In addition, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which may discourage, delay, deter or prevent certain business combinations with stockholders owning 15% or more of our outstanding voting stock. These and other provisions in our charter documents may make it more difficult for stockholders or potential acquirers to initiate actions that are opposed by the then-current board of directors, which may delay or impede a merger, tender offer, proxy contest or other change of control transaction involving our company. Any delay, deterrence or prevention of a change of control transaction could cause stockholders to lose a substantial premium over the then-current market price of their shares.

FORWARD-LOOKING STATEMENTS

        This prospectus contains "forward-looking statements" that are based on our current expectations, estimates, forecasts and projections about our company and our industry. These forward-looking statements reflect our current views about future events and can be identified by terms such as "estimate," "expect," "anticipate," "project," "plan," "intend," "believe," "will," "should," "could" or "may," and variations of such words and similar expressions of a forward-looking nature. These statements are not guarantees of future events and involve risks and uncertainties that are difficult to predict and are based on assumptions that may prove to be incorrect. Therefore, actual outcomes and results may differ materially from what is expressed or implied in such statements.

        Important factors that could cause actual outcomes and results to differ materially from the forward-looking statements we make include those discussed under "Risk Factors." We undertake no obligation to revise the forward-looking statements included in this prospectus to reflect any future events or circumstances, except as required by the federal securities laws.

RECENT DEVELOPMENTS

Recapitalization Transactions

        In December 2004, we entered into the Recapitalization Transactions to simplify our capital structure. In these transactions:

  •
  There was a reverse split of our existing common stock on a one-for-ten basis effected through a reclassification and combination of our common stock.

  •
  Recapitalization Warrants covering 6,534,956 shares of our common stock were issued to holders of our then existing Series A and Series B Preferred Stock.

  •
  All of our issued and outstanding shares of our then existing Series A, Series C and Series D Preferred Stock (and all accrued and unpaid dividends on these shares) were converted into an aggregate of 9,900,346 shares of our common stock.

  •
  Our Series B Preferred Stock was cancelled.

  •
  26,491.635 shares of new Series A Preferred Stock were issued to Questor Partners. The new Series A Preferred Stock, which has an initial aggregate liquidation preference of approximately $26.5 million, was issued in exchange for approximately $26.5 million of debt and accrued interest owed by us to Questor Partners.

Upon conversion of our then existing Series A, C and D Preferred Stock and the cancellation of our then existing Series B Preferred Stock, we determined that the carrying amount of such Preferred Stock exceeded the fair value of the common stock and Recapitalization Warrants that had been issued in the Recapitalization Transactions by $78.3 million. Accordingly, such amount has been applied to reduce our accumulated deficit and added to net (loss) income in 2004 to arrive at net income applicable to common shares.

        The Recapitalization Warrants may be exercised only on a cashless basis and only if they are in-the-money upon the closing of an initial public offering of our common stock or upon the sale of all or substantially all of the equity or assets of our company. The Recapitalization Warrants will be cancelled if they are out-of-the-money upon the closing of any such transaction. The Recapitalization Warrants were issued to provide a mechanism through which holders of our then existing Series A and Series B Preferred Stock would receive additional shares of common stock beyond those which they originally were issued in connection with the Recapitalization Transactions if our company's equity value exceeds certain thresholds upon the first to occur of a public offering or a sale of our business. In addition, we have amended the 2002 Plan to cancel all outstanding EAUs and to issue to participants, each of whom is a current or former employee of ours, in connection with this offering common stock and cash, plus, in some cases, options to acquire shares of our common stock at the initial public offering price per share. The amount of cash to be paid to holders is intended to approximate the tax liability the holder will incur as a consequence of cancelling his or her EAUs and receiving the common stock and cash. As a result of these transactions and a stock dividend we intend to declare on our shares of common stock,             shares of our common stock will be outstanding immediately before the completion of this offering. The stock dividend is being declared to provide certainty to the number of shares of common stock that will be outstanding immediately before this offering; the number of shares to be issued through the stock dividend will equal the difference between                and the number of shares to be issued to the holders of the Recapitalization Warrants and the EAUs. In this prospectus, we refer to the shares of our common stock to be issued upon the cashless exercise of the Recapitalization Warrants, upon the termination of the 2002 Plan and through the stock dividend as the "Additional Pre-Offering Shares." While the initial public offering price per share in this offering will affect how the outstanding shares of our common stock will be allocated among holders of the

Recapitalization Warrants, holders of EAUs and our other stockholders, it will not affect the aggregate number of our shares that will be outstanding immediately before the completion of this offering.

        The new Series A Preferred Stock has a cumulative cash dividend at the rate of 16% per annum of the liquidation preference through January 14, 2005, 18% per annum of the liquidation preference from January 15, 2005 through January 14, 2006 and 20% per annum of the liquidation preference thereafter. In each case, a dividend at a rate of 12% per annum of the liquidation preference will be payable quarterly in cash. The remaining portion of the dividend is payable only upon the occurrence of certain specified liquidation events or a redemption of the new Series A Preferred Stock, and it will bear interest in arrears at the current dividend rate, compounding on each dividend payment date. We have the right to, and Questor Partners, as the holders of the new Series A Preferred Stock, have the right to cause us to, redeem the stock at the earlier to occur of January 15, 2007, the closing of an initial public offering of our common stock or the sale of all or substantially all of the equity or assets or our company. We intend to use a portion of the net proceeds from this offering to redeem the new Series A Preferred Stock and to pay the accrued and unpaid dividends thereon.

Equity Appreciation Rights Plan

        We have amended the 2002 Plan to cancel all outstanding EAUs and to issue to participants, each of whom is a current or former employee of ours, in connection with this offering common stock and cash, plus, in some cases, options to acquire shares of our common stock at the initial public offering price per share. The amount of cash to paid to holders is intended to approximate the tax liability the holder will incur as a consequence of cancelling his or her EAUs and receiving the common stock and cash. Assuming the initial public offering price of our shares of common stock will be the midpoint of the price range set forth on the front cover of this prospectus, we expect to issue an aggregate            shares of common stock and an aggregate        options to acquire shares of our common stock and make aggregate cash payments of $            . None of the shares of the common stock and options issued may be offered for sale, sold, pledged or otherwise disposed of for 12 months following completion of this offering. After such 12-month period ends and until 18 months following completion of this offering, only half of these shares and options may be offered for sale, sold, pledged or otherwise disposed of, with these transfer restrictions lapsing after such 18-month period ends. Notwithstanding the foregoing, at any time after 6 months following completion of this offering, we will have the discretion to waive these transfer restrictions. All such shares and options are subject to forfeiture if the participant directly or indirectly competes with us during such periods.

Secured Term Loans

        On December 28, 2004, we and certain of our U.S. and U.K. subsidiaries entered into secured term loans totaling $10.0 million with Citicorp North America, Inc., Bear Stearns Corporate Lending Inc. and their respective U.K. affiliates. Citicorp North America is an affiliate of Citigroup Global Markets Inc., and Bear Stearns Corporate Lending is an affiliate of Bear, Stearns & Co. Inc. Bear, Stearns & Co. Inc. and Citigroup Global Markets Inc. are acting as joint book-running managers of this offering. The loans are secured by second liens on the collateral pledged under our senior credit facilities, as well as certain other assets. Interest rates on the loans are variable and increase the longer the loans are outstanding. The initial interest rate on the U.K. loan is the adjusted U.S. dollar LIBOR rate plus a margin of 6.5%. The initial interest rate on the U.S. loan is at our option either the base rate plus a margin of 5.5% or the adjusted eurodollar rate plus a margin of 6.5%. At December 31, 2004, the weighted-average interest rate on these loans was 9.05%. Net proceeds from the loans were used for working capital and general corporate purposes. We intend to use a portion of the net proceeds from this offering to repay these new loans.

USE OF PROCEEDS

        We expect that we will receive approximately $                      million in net proceeds from this offering after deducting estimated offering expenses and estimated underwriting discounts and commissions. We will not receive any proceeds from shares of our common stock sold by the selling stockholders.

        We intend that the net proceeds will be used as follows:

  •
  Approximately $27.4 million will be used to redeem the outstanding shares of our new Series A Preferred Stock and to pay the accrued and unpaid dividends thereon. The new Series A Preferred Stock, which has an initial aggregate liquidation preference of approximately $26.5 million, has a cumulative cash dividend at the rate of 16% per annum of the liquidation preference through January 14, 2005, 18% per annum of the liquidation preference from January 15, 2005 through January 14, 2006 and 20% per annum of the liquidation preference thereafter. In each case, a dividend at a rate of 12% per annum of the liquidation preference will be payable quarterly in cash. The remaining portion of the dividend is payable only upon the occurrence of certain specified liquidation events or a redemption of the new Series A Preferred Stock, and it will bear interest in arrears at the current dividend rate, compounding on each dividend payment date. The redemption price of the Series A Preferred Stock includes a premium of $250,000 above the liquidation preference. The holders of new Series A Preferred Stock, Questor Partners, received the Series A Preferred Stock in December 2004 in exchange for the cancellation of indebtedness (including accrued interest) that we owed them of approximately $26.5 million.

  •
  Approximately $10.1 million will be used to repay all of the outstanding principal and accrued interest under our $10.0 million secured term loans that mature on the earlier of the maturity date of our senior credit facilities (currently, April 30, 2006) or June 28, 2006. The interest rates on the loans are variable and increase the longer the loans are outstanding. The initial interest rate on the U.K. loan is the adjusted U.S. dollar LIBOR rate plus a margin of 6.5%. The initial interest rate on the U.S. loan is, at our option, either the base rate plus a margin of 5.5% or the adjusted eurodollar rate plus a margin of 6.5%. At December 31, 2004, the weighted-average interest rate on these loans was 9.05%. Net proceeds from these loans were used for working capital and general corporate purposes.

  •
  Approximately $             million will be paid to holders of EAUs under the 2002 Plan in connection with the cancellation of their EAUs and the granting of common stock to them. See "Recent Developments—Equity Appreciation Rights Plan" above.

  •
  Approximately $            million will be used to pay fees owed to Questor Management and certain stockholders under agreements providing for management, financial advisory and other services that will be terminated upon completion of this offering. Other than Questor Management, none of the stockholders that are parties to these agreements currently has a representative serving as one of our directors or officers.

  •
  Approximately $             million will be contributed to a defined benefit pension plan in the United Kingdom.

  •
  The balance of the net proceeds, which we expect to be approximately $            million, will be used to repay amounts outstanding under our senior credit facilities in the United States and United Kingdom, which mature April 30, 2006, and to pay an early termination fee of approximately $75,000. The interest rate on the U.S. facility is variable and, at our option, is calculated by applying a margin of 0.5% above the lender's base rate (U.S. Prime Rate) or 3.0% above the eurodollar rate. The interest rate on the U.K. facility is variable and is calculated using a margin of 3.0% above British pound LIBOR. At December 31, 2004, the weighted-

    average interest rates on the U.S. and U.K. facilities were 5.50% and 7.84%, respectively. At December 31, 2004, debt outstanding under our U.S. and U.K. facilities was approximately $26.1 million and $24.1 million (£12.5 million), respectively, fully utilizing our available borrowing capacity per the terms of the borrowing base calculation under each facility, and the maximum credit limit under the U.S. and U.K. facilities was approximately $30.0 million and $32.7 million (£17.0 million), respectively. Borrowings under these facilities are used for general working capital purposes.

DIVIDEND POLICY

        We have not declared or paid any cash dividends on our common stock in the last five years. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Our ability to pay cash dividends on our common stock is limited by the terms of our current credit facilities and may be further restricted by the terms of any of our future debt. Any future determination as to the declaration and payment of cash dividends will be at the discretion of our board of directors and will depend upon our financial condition, operating results, capital requirements, restrictions contained in our agreements, legal requirements and other factors considered relevant by our board of directors at that time.

        We are a holding company and have no direct operations. Our ability to pay cash dividends depends, in part, on the ability of our subsidiaries to pay cash dividends. Our subsidiaries are subject to legal restrictions under the laws of the jurisdictions in which they operate, and in some cases, restrictions under credit facilities, that limit their ability to declare and pay cash dividends. We are financially dependent on receiving distributions from our subsidiaries, and we could be harmed if such distributions are not made in the future. See "Risk Factors."

CAPITALIZATION

        The table below sets forth our audited cash and cash equivalents, restricted cash and capitalization as of December 31, 2004:

  •
  on an actual basis, and

  •
  on a pro forma as adjusted basis to give effect to (i) the issuance of            Additional Pre-Offering Shares immediately before the completion of this offering, and (ii) the completion of this offering and our receipt and application of the estimated net proceeds.

        See "Recent Developments" and "Use of Proceeds."

        You should read this table together with our consolidated financial statements and the accompanying notes included elsewhere in this prospectus.

	As of December 31, 2004
	Actual	Pro Forma As Adjusted
	(in thousands, except share data)
Cash and cash equivalents	$21,756	$
Restricted cash	12,486

Total cash, cash equivalents and restricted cash	$34,242	$

Current portion of long-term debt	$31,879	$
Other long-term debt, less current portion	59,992

Total debt	91,871
Redeemable Preferred Stock:
Series A Preferred Stock (2004 issue), liquidation preference of $1,000 per share, 30,000 shares authorized and 26,492 shares issued and outstanding as of December 31, 2004, and 30,000 shares authorized and no shares issued and outstanding upon completion of this offering	26,668

Total redeemable preferred stock	26,668
Stockholders' Equity (Deficit):
Common stock, $0.001 par value, 50,000,000 shares authorized and 10,000,310 shares issued and outstanding as of December 31, 2004, 150,000,000 shares authorized and shares issued and outstanding upon completion of this offering	10
Additional paid-in capital	252,412
Accumulated deficit	(237,907)
Accumulated other comprehensive loss	(6,236)

Total stockholders' equity (deficit)	8,279

Total capitalization	$126,818	$

The number of shares of common stock issued and outstanding on a pro forma as adjusted basis above excludes:

  •
  shares of common stock that will be issuable upon the exercise of stock options to be awarded immediately before completion of this offering under the 2005 Plan at an exercise price equal to the initial public offering price per share in this offering, and

  •
  shares of common stock that will be reserved for issuance in connection with future equity awards under the 2005 Plan upon completion of this offering.

DILUTION

        If you invest in our common stock, your interest will be diluted to the extent of the difference between the initial public offering price per share and the net book value per share of our common stock after this offering. Our net book value at December 31, 2004 was approximately $                              million or $            per share of common stock on a pro forma basis. We determined pro forma net book value per share at December 31, 2004 by dividing our net book value (total book value of our assets less total liabilities and total redemption value of the outstanding shares of our new Series A Preferred Stock) by            , which is the pro forma number of shares of our common stock outstanding at December 31, 2004, plus            Additional Pre-Offering Shares that will be issued immediately before the completion of this offering.

        After giving effect to the sale of            shares of our common stock at an assumed initial public offering price of $                  per share, the midpoint of the price range set forth on the front cover of this prospectus, deducting estimated offering expenses and estimated underwriting discounts and commissions and giving effect to the use of the net proceeds of the offering set forth in "Use of Proceeds," our pro forma as adjusted net book value at December 31, 2004 would have been approximately $                   million or approximately $                  per share of common stock. This represents an immediate increase in pro forma net book value of $                  per share to existing stockholders and an immediate dilution in pro forma net book value of $                  per share to new investors in this offering. The following table illustrates this dilution on a per share basis:

Assumed initial public offering price per share	$
Pro forma net book value per share at December 31, 2004	$
Net increase in pro forma book value per share attributable to this offering

Pro forma as adjusted net book value per share after this offering	$

Dilution per share to new investors	$

        The following table sets forth on an as adjusted basis as of December 31, 2004, the differences between the number of shares of common stock purchased from us, the total consideration paid and the average prices per share paid by existing stockholders and by new investors, before deducting estimated offering expenses and estimated underwriting discounts and commissions, at an assumed initial public offering price of $                  per share, the midpoint of the price range set forth on the front cover of this prospectus.

	Shares Purchased		Total Consideration
Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders		%	$	%	$
New investors			$

Total		%	$	%	$

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

        The table below presents our selected historical consolidated financial data for each of the five years in the period ended December 31, 2004. We derived the statement of operations data and other data for the years ended December 31, 2000 and 2001 and the balance sheet data as of December 31, 2000, 2001 and 2002 from our audited financial statements for those years, which are not included in this prospectus. We derived the statement of operations data and other data for the years ended December 31, 2002, 2003 and 2004 and the balance sheet data as of December 31, 2003 and 2004 from our audited consolidated financial statements included elsewhere in this prospectus.

        You should read this selected historical consolidated financial data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the accompanying notes included elsewhere in this prospectus.

	Year Ended December 31,
	2000	2001	2002	2003	2004
	(in thousands, except share and per share data)
Statement of Operations Data:
Revenues	$1,293,063	$1,191,822	$1,226,831	$1,375,361	$1,576,917
Transportation and other related costs	992,427	918,400	925,822	1,054,784	1,213,648

Net revenues (1)	300,636	273,422	301,009	320,577	363,269
Selling, general and administrative expenses (2)	301,560	295,567	305,616	314,526	335,173
Restructuring charges	609	1,519	8,626	10,702	3,912
Depreciation and amortization	13,306	13,044	11,542	9,962	9,160

Operating (loss) income	(14,839)	(36,708)	(24,775)	(14,613)	15,024
Interest expense, net	21,639	9,557	4,124	5,921	10,183
Gain on debt restructuring	—	(77,505)	—	—	—
Other expense (income), net	130	859	(1,036)	74	(2,199)

(Loss) income from continuing operations before income taxes and minority interests	(36,608)	30,381	(27,863)	(20,608)	7,040
Provision (benefit) for income taxes (3)	3,296	4,764	5,431	5,214	(303)

(Loss) income from continuing operations before minority interests	(39,904)	25,617	(33,294)	(25,822)	7,343
Minority interests	1,966	2,375	3,331	3,708	3,340

(Loss) income from continuing operations	(41,870)	23,242	(36,625)	(29,530)	4,003
Discontinued operations:
Loss from operations of discontinued business segment, net of taxes	5,377	4,531	—	—	—
Loss on sale of discontinued business segment, net of taxes	—	9,714	—	—	—

Net (loss) income	(47,247)	8,997	(36,625)	(29,530)	4,003
Preferred stock dividends/accretion	2,100	49,113	30,837	47,410	42,206
Effect of conversion of preferred stock	—	—	—	—	(78,322)

Net (loss) income applicable to common shares	$(49,347)	$(40,116)	$(67,462)	$(76,940)	$40,119

Net (loss) income per common share
Basic	$(23,265.91)	$(523.43)	$(674.86)	$(769.68)	$100.72

Diluted	$(23,265.91)	$(523.43)	$(674.86)	$(769.68)	$100.49

Number of weighted-average shares used for per share calculations
Basic shares	2,121	76,640	99,964	99,964	398,331

Diluted shares	2,121	76,640	99,964	99,964	399,231

Other Data:
Capital expenditures	$7,148	$7,182	$8,471	$11,772	$7,075
	As of December 31,
	2000	2001	2002	2003	2004
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$22,383	$20,183	$17,229	$18,821	$21,756
Working capital	(92,995)	(7,972)	(9,419)	(10,676)	16,177
Restricted cash	4,162	4,115	7,023	10,702	12,486
Total assets	415,542	346,486	366,656	429,470	480,328
Total debt	198,564	32,716	50,299	72,467	91,871
Total redeemable preferred stock	19,713	170,249	220,980	288,890	26,668
Stockholders' equity (deficit)	(116,665)	(135,815)	(204,771)	(284,115)	8,279

        (1)   The year ended December 31, 2004 includes $2,300 benefit resulting from a reduction in estimates for accrued customer liabilities.

        (2)   Includes costs for external consulting services and for our employees dedicated to our organizational restructuring and business process re-engineering activities, recruiting and other costs associated with building a new management team and other related charges. These costs were $1,190, $0, $3,730, $9,329 and $2,158 for the years ended December 31, 2000, 2001, 2002, 2003 and 2004, respectively. The year ended December 31, 2004 includes an $800 benefit resulting from a reduction to a valuation allowance due to change in estimate related to U.S. accounts receivable.

        (3)   The year ended December 31, 2004 includes a $4,445 benefit related to the recording of a deferred tax benefit with respect to foreign NOL carryfowards and a $3,249 benefit resulting from changes in estimates of future tax liabilities due to the positive settlement of tax examinations and audits.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

        The following unaudited pro forma condensed consolidated financial statements have been prepared by management and are based on our historical financial statements included elsewhere in this prospectus.

        The information presented in the "Pro Forma As Adjusted" columns of the unaudited consolidated balance sheet and the unaudited consolidated statement of operations below give effect to the following events that will occur in connection with this offering:

  •
  the issuance of        Additional Pre-Offering Shares,

  •
  the issuance of options to purchase            shares of our common stock immediately before completion of this offering at an exercise price equal to the public offering price per share in this offering,

  •
  the termination of management agreements between us and certain stockholders that will occur upon completion of this offering, and

  •
  the sale of        shares of our common stock in this offering and the use of the net proceeds from this offering as described in "Use of Proceeds."

The unaudited pro forma condensed consolidated balance sheet gives effect to the events described above as if they had occurred on December 31, 2004, and the unaudited consolidated statement of operations gives effect to these events as if they occurred on January 1, 2004.

        The information included in the "Pro Forma" and "Pro Forma As Adjusted" columns of the unaudited consolidated statement of operations below gives effect to the following events that occurred in December 2004, as if they had occurred on January 1, 2004.

  •
  the Recapitalization Transactions, and

  •
  our receipt of the $10.0 million secured term loans.

The unaudited pro forma condensed consolidated balance sheet requires no adjustments for these events, as they already are included in the actual December 31, 2004 balance sheet.

        The pro forma adjustments reflecting the events that occurred in December 2004 and the offering adjustments are based upon available information, estimates and certain assumptions that we believe are reasonable, and in our opinion, all adjustments have been made that are necessary to present fairly the pro forma and pro forma as adjusted data in all material respects. However, the unaudited pro forma condensed consolidated financial statements are provided for informational purposes only and do not purport to represent what our financial condition or results of operations would actually have been had these transactions in fact occurred as of the dates indicated above, nor does the information purport to project our financial condition or results of operations at any future date or for any future period. For example, the unaudited pro forma condensed consolidated financial statements do not reflect the incremental costs we may incur as a public company or the effects of the following charges that we expect to incur during 2005:

  •
  a $        million charge as a result of terminating the 2002 Plan,

  •
  a $        million charge in connection with fees paid to certain stockholders under management agreements to be terminated, and

  •
  a $        million charge in connection with the repayment of amounts outstanding under our $10.0 million secured term loans.

        The accompanying unaudited pro forma financial information should be read in conjunction with "Use of Proceeds," "Capitalization," "Dilution," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and our historical consolidated financial statements and the accompanying notes included elsewhere in this prospectus.

Unaudited Pro Forma Condensed Consolidated Balance Sheet
As of December 31, 2004
(in thousands, except share and per share data)

	Actual	Offering Adjustments	Pro Forma As Adjusted
ASSETS
Current Assets:
Cash and cash equivalents	$21,756	$	$
Accounts receivable:
Trade, net	303,341
Other	4,919
Prepaid expenses	14,704
Other current assets	10,292

Total current assets	355,012
Property and equipment, net	48,476
Goodwill and indefinite lived intangible assets	28,940
Restricted cash	12,486
Other assets	35,414

Total assets	$480,328		$

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$235,722	$	$
Accrued employee related expenses	29,625
Income taxes payable	11,088
Other current liabilities	30,521
Current portion of long-term debt	31,879

Total current liabilities	338,835
Other long-term debt, less current portion	59,992
Employee benefit liabilities	36,675
Other noncurrent liabilities	3,367
Minority interests	6,512

Total liabilities	445,381
Commitments and contingencies
Redeemable Preferred Stock:
Series A Preferred Stock (2004 issue), liquidation preference of $1,000 per share, 30,000 shares authorized and 26,492 shares issued and outstanding at December 31, 2004, 30,000 pro forma as adjusted shares authorized and no pro forma as adjusted shares issued and outstanding	26,668

Total redeemable preferred stock	26,668
Stockholders' Equity (Deficit):
Common stock, $0.001 par value, 50,000,000 shares authorized and 10,000,310 shares issued and outstanding at December 31, 2004, 150,000,000 pro forma as adjusted shares authorized and pro forma as adjusted shares issued and outstanding	10
Additional paid-in capital	252,412
Accumulated deficit	(237,907)
Accumulated other comprehensive loss	(6,236)

Total stockholders' equity	8,279

Total liabilities and stockholders' equity	$480,328	$	$

Unaudited Pro Forma Condensed Consolidated
Statement of Operations
Year Ended December 31, 2004
(in thousands, except share and per share data)

	Actual	Pro Forma Adjustments			Pro Forma	Offering Adjustments	Pro Forma As Adjusted
Revenues	$1,576,917	$			$1,576,917	$	$
Transportation and other related costs	1,213,648				1,213,648

Net revenues	363,269				363,269
Selling, general and administrative expenses	335,173				335,173
Restructuring charges	3,912				3,912
Depreciation and amortization	9,160				9,160

Operating income	15,024				15,024
Interest expense, net	10,183		(3,078	)(a)	7,105
Other income, net	(2,199)				(2,199)

Income before income taxes and minority interests	7,040		3,078		10,118
Benefit for income taxes	(303)				(303)
Minority interests	3,340				3,340

Net income	4,003		3,078		7,081
Preferred stock dividends/accretion	42,206		(37,967)	(b)	4,239
Effect of conversion of preferred stock	(78,322)		78,322		—

Net income applicable to common shares	$40,119		$(37,277)		$2,842	$	$

Net income per common share
Basic	$100.72						$

Diluted	$100.49

Number of weighted-average shares used for per share calculations
Basic shares	398,331

Diluted shares	399,231

(a)
Reflects $905 of additional interest expense on the $10,000 secured term loans, which had a weighted-average interest rate as of December 31, 2004 of 9.05%, net of $3,983 of interest eliminated in connection with the exchange of the stockholder notes held by Questor Partners for Series A Preferred Stock.

(b)
Reflects $42,206 of eliminated preferred stock dividend accretion on the Series A, B, C and D Preferred Stock that was redeemed in connection with the Recapitalization Transactions, net of additional preferred stock accretion of $4,239 on the Series A Preferred Stock that was issued in connection with the Recapitalization Transactions, which bears an initial cumulative dividend rate of 16.0% and has an initial liquidation preference of $26,492.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis should be read together with our consolidated financial statements and accompanying notes that are included elsewhere in this prospectus. This discussion contains forward-looking statements based upon current expectations that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under "Risk Factors" or in other parts of this prospectus. We disclaim any obligation to update information contained in any forward-looking statement. Our consolidated financial statements included elsewhere in this prospectus, and which we discuss below, have been prepared in U.S. dollars and in accordance with United States GAAP.

Overview

        We are a leading non-asset based international freight forwarder that provides services through a global network of 248 company-owned branches in 26 countries and 146 independent agent-owned branches in 59 countries. We operate in three geographic areas comprised of the Asia Pacific region, the Europe/Middle East/Africa ("EMEA") region, and the Americas region. We provide air and ocean freight forwarding and logistics and customs brokerage services to our customers on a global basis and overland freight forwarding services to our customers primarily in Europe. Our logistics services include inventory management, order fulfillment, warehousing, pick-and-pack services, light assembly and other supply chain management services.

        The international freight forwarding industry has been growing due to a combination of factors, including world economic growth, the globalization of trade, the increased need for time-definite delivery and the continued outsourcing of transportation management and related logistics services among our customers. We expect these factors to continue to drive growth over the next several years, particularly in the Asian trade lanes.

        Our principal sources of revenue are from air, ocean and overland freight forwarding, warehousing and logistics services and customs brokerage services. As a non-asset based carrier, we do not own or lease aircraft, ships or heavy-duty trucks, so we generate the major portion of our freight forwarding revenues by purchasing transportation capacity from independent air, ocean and overland transportation providers and reselling that capacity to our customers. This approach allows us to provide our customers with broad access to global transportation capacity across a wide range of transportation options, while giving us increased flexibility and the opportunity to achieve a higher return on invested capital.

        Transportation and other related costs represent the most significant portion of our expenses. These expenses vary with the level of our business activity. Other than transportation and other related costs, payroll expenses, which are included in selling, general and administrative expenses, represent our single largest category of expense.

        Our business is subject to seasonal fluctuations, with more revenue generated in our third and fourth fiscal quarters. Our cash flow fluctuates as a result of this seasonality. Historically, the first quarter shows an excess of customer collections over customer billings, as receivables are paid down. The increased activity associated with our peak season (typically commencing in the third quarter) causes an excess of customer billings over customer collections. This seasonality in customer receivables creates the need for additional capital in the third and fourth quarters. In the past, we have utilized additional borrowings to satisfy normal operating expenditures and working capital requirements during those quarters.

        Over the last three years, we have implemented a broad based operational turnaround that refocused our business on our core international freight forwarding operations. We believe these strategic initiatives have been primarily responsible for the improvements in our operations and financial results since 2001 and have enhanced our productivity and service quality.

        We have a strong presence in the major trans-Pacific, trans-Atlantic and Asia-Europe trade lanes, as well as most major intra-Asia trade lanes. Our company-owned branches generated approximately 95% of our revenue during 2004 and are located in countries that together account for approximately 85% of the world's international trade flows. Because we conduct business throughout the world, our results of operations are directly affected by international trade volumes. Trade volumes, in turn, are influenced by many economic, political and other factors that are beyond our control, including recessionary economic cycles, downturns in particular industries and other general economic factors; interest rate and currency fluctuations; U.S. and foreign laws relating to tariffs, trade restrictions, foreign investments and taxation; episodic events that affect the international shipment of goods; and natural disasters, wars, civil unrest, acts of terrorism and other armed conflicts.

        In addition to the general economic and industry-wide risks associated with our business, we are exposed to the difficulties associated with managing distant international operations, and we depend on our senior management team to effectively manage these operations. We also are dependent on maintaining our relationships with our agents and key employees in certain countries to effectively market our services, to act as intermediaries with customers and to provide other services on our behalf. In addition, because our business depends on independent transportation providers, changes in cargo capacity, interruptions in service, increases in operating costs or other changes affecting these providers may affect our business. We may need additional financing to fund our operations and finance our growth, but we may be unable to obtain financing on terms acceptable to us or at all. Please see "Risk Factors—Risks Related to Our Business and Industry" for additional information on these and other risks and challenges we face.

Recent Restructuring

        Beginning in 2002, we implemented a series of significant strategic initiatives intended to improve our operating results, reduce the levels of cash used by our operating activities and position us for future growth. As part of this process, we implemented a series of cost reduction initiatives to streamline our operations and increase operational effectiveness, primarily in the Americas and EMEA. These cost reduction initiatives included reducing headcount, lowering overhead expenses, consolidating unprofitable branches and eliminating excess facilities. We also reduced information technology costs by outsourcing certain non-strategic technology activities and reduced our transportation costs by achieving more efficient consolidation of shipments destined for a common location. In addition, we streamlined order processing, cross-trained personnel and redesigned workflows at some of our large branches and warehouses. We also invested in our sales capabilities and strengthened the quality and effectiveness of our sales force. While the primary focus of our restructuring initiatives to date has been to improve our operating performance and margins, we believe that these initiatives and the investments we have made in our sales capabilities will enable us to continue to increase our revenue.

        While these initiatives have reduced costs and improved our operating results, we have incurred significant restructuring charges to implement them. In connection with implementing these initiatives, we also incurred other related charges that are included in selling, general and administrative expenses. These other related charges included costs for external consulting services and for our employees dedicated to our organizational restructuring and business process reengineering activities, recruiting and other costs associated with building a new management team to effect our restructuring and other charges to support these efforts.

        The following table presents a summary of the restructuring and other related charges during each of the three years in the period ended December 31, 2004.

	Year Ended December 31,
	2002	2003	2004
	(in thousands)
Severance	$7,559	$7,066	$3,204
Facility exit costs	1,067	3,636	708

Total restructuring charges	8,626	10,702	3,912
Other related charges	3,730	9,329	2,158

Total	$12,356	$20,031	$6,070

        During the year ended December 31, 2004, we recorded restructuring and other related charges of $6.1 million. These restructuring and other related charges consisted of severance of $3.2 million relating to the termination of 132 administrative and operational employees; costs related to the termination of certain leases of $0.7 million; and other related charges of $2.2 million. These other related charges included consulting costs of $1.3 million, as well as other charges to support our organizational restructuring and business process reengineering activities of $0.9 million.

        During the year ended December 31, 2003, we recorded restructuring and other related charges of $20.0 million. These restructuring and other related charges consisted of severance of $7.1 million relating to the termination of 344 administrative and operational employees; costs related to the termination of certain leases of $3.6 million; and other related charges of $9.3 million. These other related charges included consulting costs of $6.9 million, as well as other charges to support our organizational restructuring and business process reengineering activities of $2.4 million. Of the $6.9 million of consulting costs, $2.9 million were for services provided by AlixPartners, LLC, a related party.

        During the year ended December 31, 2002, we recorded restructuring and other related charges of $12.4 million. These restructuring and other related charges consisted of severance of $7.6 million relating to the termination of 262 administrative and operational employees; costs related to the termination of certain leases of $1.1 million; and other related charges of $3.7 million. These other related charges included $2.0 million of consulting costs, $1.5 million of costs to build a new management team and $0.2 million of charges to support our organizational restructuring and business process reengineering activities.

        Although we believe our restructuring efforts are largely complete, we expect to incur additional costs of approximately $5.9 million in 2005 primarily related to the termination of certain leases and other restructuring activities.

Charges Relating to this Offering

        We expect to incur charges of approximately $             million upon completion of this offering as a result of amending the 2002 Plan to cancel all outstanding equity appreciation units ("EAUs") and issuing to participants holding EAUs, each of whom is a current or former employee of ours, in connection with this offering common stock and cash, plus, in some cases, options to acquire shares of our common stock at the initial public offering price per share. The amount of cash to be paid to holders is intended to approximate the tax liability the holder will incur from cancelling his or her EAUs and receiving the common stock and cash. We also expect to incur charges of approximately $             million and $             million upon completion of this offering in connection with the termination of management agreements with certain stockholders and with the repayment of amounts outstanding under our $10.0 million secured term loans, respectively.

Results of Operations

        We believe that net revenue is a better measure of our operations than gross revenue because our gross revenue includes amounts we charge our customers in respect of the underlying direct transportation costs, which can fluctuate for reasons unrelated to the fundamentals of our business. When we act as a freight forwarder, our net revenue is determined by the difference between the rates charged to us by the carrier and the rates we charge our customers, or our net revenue margin or yield. Net revenue derived from freight forwarding generally is allocated among our operating subsidiaries handling the shipment at the point of origin and the point of destination based on industry practice. Our gross revenue from warehousing and logistics and customs brokerage services is generally recognized by the region where the services are performed.

	December 31,
			Change from 2003 to 2004	December 31, 2002	Change from 2002 to 2003
	2004	2003
	(in thousands)
Net Revenues:
Air freight	$128,048	$111,243	15.1%	$108,119	2.9%
Ocean freight	84,855	76,974	10.2	73,684	4.5
Overland freight	59,900	54,360	10.2	47,814	13.7
Warehousing and logistics, customs brokerage, and other	90,466	78,000	16.0	71,392	9.3

Total Net Revenues	363,269	320,577	13.3	301,009	6.5
Operating Expenses:
Selling, general, and administrative	335,173	314,526	6.6	305,616	2.9
Restructuring charges	3,912	10,702	(63.4)	8,626	24.1
Depreciation and amortization	9,160	9,962	(8.1)	11,542	(13.7)

Total Operating Expenses	348,245	335,190	3.9	325,784	2.9
Operating income (loss)	15,024	(14,613)	202.8	(24,775)	41.0
Interest expense, net	10,183	5,921	72.0	4,124	43.6
Other (income) expense, net	(2,199)	74	NM	(1,036)	(107.1)

Income (loss) before income taxes and minority interests	7,040	(20,608)	134.2	(27,863)	26.0
(Benefit) provision for income taxes	(303)	5,214	(105.8)	5,431	(4.0)

Income (loss) before minority interests	7,343	(25,822)	128.4	(33,294)	22.4
Minority interests	3,340	3,708	(9.9)	3,331	11.3

Net income (loss)	$4,003	$(29,530)	113.6	$(36,625)	19.4

  2004 Compared with 2003

        Net revenue increased to $363.3 million in 2004 from $320.6 million in 2003. The $42.7 million, or 13.3%, increase in net revenue was driven in part by the favorable effect of foreign currency translation changes of $20.0 million, primarily due to the weakening of the U.S. dollar against the euro and the British pound. After adjusting for the change in foreign exchange rates, net revenue increased $22.7 million, or 7.1%, due to an increase in gross revenue of $115.9 million, partially offset by an increase in transportation and other related costs of $93.2 million. We have experienced higher net revenue per shipment across all regions, mainly due to our ability to secure higher net revenue margins following transportation cost increases and improved yields resulting from more efficient freight consolidation. In addition, we experienced an increase in the number of air and ocean shipments across all regions, most notably in Asia Pacific, as well as higher net revenue from warehousing and customs brokerage and other services in Asia Pacific. Also included within net revenue for 2004 was a $2.3 million benefit resulting from a reduction we made in our estimate of accrued customer liabilities.

        Air freight net revenue increased to $128.0 million in 2004 from $111.2 million in 2003. The $16.8 million, or 15.1%, increase in net revenue was primarily due to a $9.1 million impact from higher net revenue per shipment across all regions resulting from higher net revenue margins following transportation cost increases and more efficient freight consolidation, $5.8 million resulting from the favorable effect of foreign currency translation changes and a $1.7 million impact from a higher number of shipments in Asia Pacific.

        Ocean freight net revenue increased to $84.9 million in 2004 from $77.0 million in 2003. The $7.9 million, or 10.2%, increase in net revenue was primarily due to $4.2 million resulting from the favorable effect of foreign currency translation changes and $3.6 million resulting from the effect of a higher number of shipments in Asia Pacific, the Americas and EMEA.

        Overland freight net revenue increased to $59.9 million in 2004 from $54.4 million in 2003. The $5.5 million, or 10.2%, increase in net revenue resulted from the favorable effect of foreign currency translation changes.

        Warehousing and logistics, customs brokerage and other services net revenue increased to $90.5 million in 2004 from $78.0 million in 2003. The $12.5 million, or 16.0%, increase in net revenue was due to $4.4 million resulting from the favorable effect of foreign currency translation changes and $11.0 million of higher warehousing and logistics, customs brokerage and other services net revenue in Asia Pacific. The increase in net revenue includes new business won in late 2003 and in 2004. The increase was partially offset by lower warehousing and logistics, customs brokerage and other services net revenue in the Americas and EMEA of $2.9 million during 2004.

        Selling, general and administrative expenses increased to $335.2 million in 2004 from $314.5 million in 2003. The $20.6 million, or 6.6%, increase was primarily due to the adverse effect of foreign currency translation changes of $19.1 million. The remaining increase of $1.5 million, or 0.5%, was due to higher costs in Asia Pacific of $12.4 million to support strong net revenue growth in that region, offset in part by $10.1 million of cost reductions implemented in the Americas and EMEA and a $0.8 million reduction to a valuation allowance due to a change in estimate related to U.S. accounts receivable, which we believed was appropriate in light of improved collection processes we implemented as part of our turnaround strategy. Selling, general and administrative expenses as a percentage of our net revenue were 92.3% for the year ended December 31, 2004 compared to 98.1% for 2003.

        Restructuring charges were $3.9 million in 2004 compared to $10.7 million in 2003. The reduction of $6.8 million, or 63.4%, reflected a decrease in our restructuring activities as we entered the later stages of our restructuring programs. Most of the costs in both periods related to severance payments to employees due to headcount reductions and lease termination expenses associated with exiting facilities in the Americas and EMEA.

        Depreciation and amortization expense was $9.2 million in 2004 compared to $10.0 million in 2003. This decrease of $0.8 million, or 8.1%, was the result of the restructuring activities described above. We exited a number of facilities in the Americas and EMEA, which had the effect of reducing our depreciation expense by $1.3 million. This decrease was partially offset by $0.5 million resulting from the adverse effect of foreign currency translation changes.

        Interest expense, net was $10.2 million in 2004 compared to $5.9 million in 2003, an increase of $4.3 million, or 72.0%. $4.0 million of this increase was due to an aggregate loan of $25.0 million from Questor Partners, our principal stockholder, that was funded in December 2003 and January 2004. The increased borrowings were used to fund restructuring initiatives and increased working capital. The remaining $0.3 million increase relates primarily to higher average debt balances on other credit facilities and higher global interest rates.

        Other income, net was $2.2 million in 2004 compared with other expenses, net of $0.1 million in 2003. The $2.3 million increase was due to gains of $1.4 million realized on the sale of two properties and a branch business in EMEA, $0.5 million of equity income from an investment in an unconsolidated joint venture and $0.3 million resulting from the favorable effect of foreign currency translation changes.

        Our tax benefit was $0.3 million compared to income tax expense of $5.2 million in 2003. The benefit recorded in 2004 is attributable to $4.4 million that related to the recording of a deferred tax benefit with respect to foreign net operating loss carryforwards ("NOLs"), which we determined were more likely than not to be realized. Additionally, we benefited by $3.2 million from the favorable resolution of several tax examinations and disputes that allowed us to reduce our estimate of future tax liabilities. For further information, see "Net Operating Loss Carryforwards."

        In 2004, we had net income of $4.0 million compared to a net loss of $29.5 million in 2003. This increase was an improvement of $33.5 million, or 113.6%.

  2003 Compared with 2002

        Net revenue increased to $320.6 million in 2003 from $301.0 million in 2002. The $19.6 million, or 6.5%, increase in net revenue was attributable to the favorable effect of foreign currency translation changes of $26.8 million primarily due to the weakening of the U.S. dollar against the euro and the British pound. After adjusting for the change in foreign exchange rates, net revenue declined $7.2 million, or 2.4%, due to an increase in transportation and other related costs of $55.0 million, partially offset by an increase in gross revenue of $47.8 million. We experienced lower net revenue per shipment in air, ocean and overland freight forwarding across all regions in 2003, mainly due to transportation cost increases that we passed on to customers at a lower margin. In addition, the impact of the West Coast port lock-out in the United States had significantly improved our results of operations for 2002, because customers needed to move freight as expedited air shipments, which allowed us to realize higher margins. Net revenue margins were not as strong in 2003 compared to 2002 because this situation did not repeat in 2003. We have also experienced a lower number of shipments in the Americas resulting from the full year impact of customers lost in 2002, particularly in ocean freight forwarding. The impact of these declines were partially offset by the effect of a higher number of air and ocean freight shipments in Asia Pacific due to overall business growth in that region and a higher number of overland shipments in EMEA.

        Air freight net revenue increased to $111.2 million in 2003 from $108.1 million in 2002. The $3.1 million, or 2.9%, increase in net revenue was primarily due to a greater number of shipments to and from Asia Pacific due to increased business growth, which accounted for a $7.1 million impact on net revenue, and $6.9 million resulting from the favorable effect of foreign currency translation changes. These increases were offset by a $2.3 million decline in net revenue resulting from a lower number of shipments in the Americas and a $8.4 million decline in net revenue due to lower net revenue per shipment in Asia Pacific and the Americas. The reduction in the net revenue per shipment was primarily due to transportation cost increases that we passed on to customers at a lower margin, as well as the effects of the West Coast port lock-out in 2002.

        Ocean freight net revenue increased to $77.0 million in 2003 from $73.7 million in 2002. The $3.3 million, or 4.5%, increase in net revenue was primarily due to $5.7 million from the favorable effect of foreign currency translation changes and a $2.0 million impact from a higher number of shipments in Asia Pacific due to continued business growth. These increases were offset in part by the impact of lower net revenue per shipment of $2.5 million, which resulted from transportation cost increases that we passed on to customers at a lower margin, and the impact of a lower number of shipments of $2.4 million in the Americas and EMEA.

        Overland freight net revenue increased to $54.4 million in 2003 from $47.8 million in 2002. The increase in net revenue of $6.5 million, or 13.7%, was primarily due to $8.1 million resulting from the favorable effect of foreign currency translation changes and a $3.9 million effect from a higher number of shipments in EMEA. These increases were offset in part by the impact of a lower net revenue per shipment in EMEA of $5.2 million resulting from lower rates charged to customers to try to maintain market share.

        Warehousing and logistics, customs brokerage and other services net revenue increased to $78.0 million in 2003 from $71.4 million in 2002. The $6.6 million, or 9.3%, increase in net revenue was primarily due to $6.1 million resulting from the favorable effect of foreign currency translation changes.

        Selling, general and administrative expenses increased to $314.5 million in 2003 from $305.6 million in 2002. The $8.9 million, or 2.9%, increase was primarily due to the adverse effect of foreign currency translation changes of $25.4 million and higher expenses in Asia Pacific of $1.3 million to support strong net revenue growth in that region. This increase is partially offset by $17.8 million of cost reduction activities implemented in the Americas and EMEA. Selling, general and administrative expenses as a percentage of our net revenue were 98.1% for 2003 compared to 101.5% for 2002.

        Restructuring charges were $10.7 million in 2003 compared to $8.6 million in 2002. The increase of $2.1 million, or 24.1%, was primarily due to $1.4 million from the adverse effect of foreign currency translation changes. The remaining increase of $0.7 million relates to severance payments to employees due to headcount reductions and lease termination expenses associated with exiting facilities in the Americas.

        Depreciation and amortization expense was $10.0 million in 2003 compared to $11.5 million in 2002, a decrease of $1.6 million, or 13.7%. As described above, we exited a number of facilities in the Americas, which had the effect of reducing our depreciation expense.

        Interest expense, net was $5.9 million in 2003 compared to $4.1 million in 2002, an increase of $1.8 million, or 43.6%. The increase was due to increased borrowings used to fund cash used in operations and restructuring costs.

        Other expenses, net were $0.1 million in 2003 compared with other income, net of $1.0 million in 2002. The $1.1 million decrease was primarily due to gains realized in 2002 on the sale of a building in EMEA. There were no comparable sales in 2003.

        Although we reported a pre-tax loss on a consolidated basis in 2003 and 2002, we recorded a provision for income taxes related to our profitable foreign subsidiaries. For further information, see "Net Operating Loss Carryforwards."

        In 2003, we had a net loss of $29.5 million compared to a net loss of $36.6 million in 2002. This was an improvement of $7.1 million, or 19.4%. The improvement was due to operational improvements, the impact of our restructuring efforts and improved net revenue in Asia Pacific.

Liquidity and Capital Resources

        As of December 31, 2004, our cash and cash equivalents totaled $21.8 million, representing an increase of $2.9 million from December 31, 2003. As of December 31, 2004, our restricted cash, which reflects cash on deposit as collateral for outstanding letters of credit, bank guarantees and surety bonds, totaled $12.5 million compared to $10.7 million as of December 31, 2003. In 2004, cash provided by financing activities of $31.0 million was used to finance cash used in operations of $24.7 million and cash used in investing activities of $3.3 million. Cash provided by financing activities included $21.0 million from stockholder loans, $2.2 million from revolving lines of credit, $10.0 million from term loans and $3.4 million from other long-term debt. This increase was offset in part by payments of $3.3 million to minority interests in certain of our operating subsidiaries and debt issuance costs of $1.9 million. Cash used in operating activities reflected a net increase in operating assets and liabilities of $34.2 million, offset in part by net income of $4.0 million and non-cash adjustments of $5.5 million. The increase in operating assets and liabilities was largely attributable to an increase in accounts receivable of $21.6 million due to higher revenue in Asia Pacific combined with higher fourth quarter revenue in Americas. Additionally, accounts payable and accrued expenses declined $14.0 million reflecting reduced accounts payable of $3.4 million, cash payments for prior years management fees of $3.5 million, payment of consulting fee associated with the implementation of our strategic initiatives of $2.9 million, lower income taxes payable of $2.1 million and other accrual reductions. Cash used in investing activities was due primarily to purchases of property and equipment totaling $7.1 million, offset in part by proceeds of $3.8 million primarily due to the sale of two properties and a branch business in EMEA.

        Our largest use of cash in investing activities is for capital expenditures. As a non-asset based provider of freight forwarding services, we do not own or lease significant physical transportation assets (for example, airplanes, ships and heavy-duty trucks). However, on occasion, we do purchase or lease buildings to house staff and to facilitate the staging of customers' freight. We routinely invest in technology, office furniture and equipment and leasehold improvements. We made capital expenditures of $7.1 million during the year ended December 31, 2004, more than half of which related to expenditures for computer hardware and other technological developments and the remainder of which related to purchases of plant, equipment, furniture, fixtures and other miscellaneous assets. Our capital expenditures in 2005 are expected to be at approximately the same level as in 2004. These expenditures are expected to be funded primarily from cash provided from operating activities. In addition, we intend to contribute $       million of the net proceeds received from this offering to a defined benefit pension plan in the United Kingdom. We note that our ability to make capital expenditures and investments to fund additional growth historically has been constrained by limitations in available financial resources.

        In some cases, our ability to repatriate funds from foreign operations may be subject to foreign exchange controls. At December 31, 2004, cash and cash equivalents and restricted cash balances of $28.9 million were held by our non-U.S. subsidiaries, of which approximately $4.2 million was subject to restrictions on repatriation.

  Credit Facilities

        Our primary credit facilities are maintained by certain of our U.S. and U.K. subsidiaries. Certain of our U.S. subsidiaries, GeoLogistics Americas Inc., Matrix International Logistics, Inc. and GeoLogistics Expo Services, LLC, are parties to a $30.0 million credit facility with Wachovia Capital Finance ("Wachovia"), a subsidiary of Wachovia Bank. Our principal U.K. subsidiary, GeoLogistics Limited, has a £17.0 million (approximately $32.7 million) credit facility with Burdale Financial Limited. These credit facilities mature on April 30, 2006. At December 31, 2004, our U.S. and U.K subsidiaries were directly liable for $50.2 million drawn on these credit facilities, and we were contingently liable for an additional $3.8 million of standby letters of credit issued under the facilities.

        Availability under our U.S. and U.K. credit facilities is calculated using a borrowing base of 85% of eligible billed receivables and 65% of eligible unbilled or accrued receivables. Letters of credit issued under the facilities reduce amounts available to borrow by 100% of their face value. The interest rate on the U.S. facility is variable and, at our option, is calculated by applying a margin of 0.5% above the lender's base rate (U.S. Prime Rate) or 3.0% above the eurodollar rate. The interest rate on the U.K. facility is variable and is calculated using a margin of 3.0% above British pound LIBOR. At December 31, 2004, the weighted-average interest rates on the U.S. and U.K. facilities were 5.50% and 7.84%, respectively. In 2004, the U.S. facility was amended to provide a temporary seasonal increase of $5.0 million in total borrowing capacity until December 31, 2004. This increase allowed us to borrow up to the amount that our borrowing base would support during our peak shipping period. At December 31, 2004, debt outstanding under the U.S. and U.K. facilities was $26.1 million and $24.1 million (£12.5 million), respectively, fully utilizing our available borrowing capacity per terms of the borrowing base calculation under each facility, and the maximum credit limit under the U.S. and U.K. facilities was $30.0 million and $32.7 million (£17.0 million), respectively.

        The credit facilities are secured by liens on accounts receivable and certain other assets. Our U.S. credit facility requires us to achieve specified minimum levels of EBIDTA and maintain specified minimum amounts of tangible net worth. Under this facility, EBITDA is defined to exclude non-cash charges, including, but not limited to, imputed interest, write downs of goodwill and deferred compensation. No non-cash charges were added to this EBITDA calculation for the twelve months ended December 31, 2004 and we do not expect any material non-cash charges to be added, to net income other than those already included in our interest expense, net, benefit for income taxes and depreciation and amortization expenses. For the twelve months ended December 31, 2004, we were required to maintain a minimum level of EBITDA of $17.3 million. The minimum levels of EBITDA will increase monthly on a twelve-month rolling basis. For each of the twelve-month periods ending March 31, June 30, September 30 and December 31, 2005, our minimum levels of EBITDA will be $18.5 million, $19.7 million, $21.6 million and $24.6 million, respectively. As of December 31, 2004, we were required to have maintained at least $(39.8) million of tangible net worth. As of each quarter ending March 31, June 30, September 30 and December 31, 2005, we will be required to maintain minimum amounts of tangible net worth of $(44.0) million, $(46.4) million, $(46.0) million and $(39.8) million, respectively. The credit facilities also place specific restrictions on us and our subsidiaries, including but not limited to restrictions on asset sales, incurrence of additional indebtedness, payment of dividends and limitations on transactions with affiliates. As of December 31, 2004, we were in compliance with all covenants associated with our credit facilities. However, we were not in compliance with the tangible net worth covenant required under our credit facility with Wachovia for the nine months ended September 30, 2004. At the time of the reported breach, we and Wachovia had already agreed to modify the financial covenants required under the loan agreement, but those modifications did not become effective before the required compliance certificate was due and, as a result, we reported the breach and simultaneously obtained a waiver of the default.

        On December 28, 2004, we and certain of our U.S. and U.K. subsidiaries entered into secured term loans totaling $10.0 million with Citicorp North America, Inc. and Bear Stearns Corporate Lending Inc. and their respective U.K. affiliates. Citicorp North America, Inc. is an affiliate of Citigroup Global Markets Inc., and Bear Stearns Corporate Lending Inc. is an affiliate of Bear, Stearns & Co. Inc. Bear, Stearns & Co. Inc. and Citigroup Global Markets Inc. are acting as joint book-running managers of this offering. The loans are secured by second liens on the collateral pledged under our senior credit facilities, as well as certain other assets. The interest rates on the loans are variable and increase the longer the loans are outstanding. The initial interest rate on the U.K. loan is the adjusted U.S. dollar LIBOR rate plus a margin of 6.5%. The initial interest rate on the U.S. loan is, at our option, either the base rate plus a margin of 5.5% or the adjusted eurodollar rate plus a margin of 6.5%. At December 31, 2004, the weighted-average interest rate on these loans was 9.05%. The loans mature on the earlier of the maturity date of our U.S. and U.K. credit facilities (currently, April 30, 2006) or June 28, 2006. Net proceeds from the loans were used for working capital and general corporate purposes.

        In March 2003, our Canadian subsidiary entered into a three year, $9.5 million receivables-based credit facility with Textron Financial Canada Ltd. The facility agreement requires our Canadian subsidiary to meet certain financial covenants and contains certain restrictions, including, but not limited to, additional liens against accounts receivable and the payment of dividends or distributions to related parties. At December 31, 2004, the debt outstanding was $7.1 million.

        Several of our foreign subsidiaries have entered into overdraft and other credit facilities, a number of which calculate availability based on eligible accounts receivable. Some of these credit facilities require our foreign subsidiaries to meet certain financial covenants, such as maintaining specified levels of working capital and tangible net worth. At December 31, 2004, the total committed lines of all overdraft and other credit facilities was $33.8 million with $23.3 million of debt outstanding.

        On December 20, 2004, as part of the Recapitalization Transactions, we issued a new series of Series A Preferred Stock to Questor Partners. The new Series A Preferred Stock, which has an initial aggregate liquidation preference of approximately $26.5 million, was issued in exchange for approximately $26.5 million of debt and accrued interest owed by us to Questor Partners and on the same economic terms as the debt. The new Series A Preferred Stock has a cumulative cash dividend at the rate of 16% per annum of the liquidation preference through January 14, 2005, 18% per annum of the liquidation preference from January 15, 2005 through January 14, 2006 and 20% per annum of the liquidation preference thereafter. In each case, a dividend at a rate of 12% per annum of the liquidation preference will be payable quarterly in cash. The remaining portion of the dividend is payable only upon the occurrence of certain specified liquidation events or a redemption of the new Series A Preferred Stock, and it will bear interest in arrears at the current dividend rate, compounding on each dividend payment date. The redemption price of the Series A Preferred Stock includes a premium of $250,000 above the liquidation preference. We have the option to, and Questor Partners, as the holder of the new Series A Preferred Stock, has the option to cause us to, redeem the stock at the earlier of (i) January 15, 2007, (ii) the closing of an initial public offering of our common stock, or (iii) the sale of all or substantially all of the equity or assets of our company. We intend to use a portion of the net proceeds from this offering to redeem the new Series A Preferred Stock and to pay the accrued and unpaid dividends thereon.

        We also intend to use a portion of the net proceeds received from this offering to repay approximately $                  million of the balance of amounts outstanding under our U.S. and U.K. credit facilities and to repay the outstanding principal and accrued interest under the $10.0 million secured term loans.

        If we are unable to generate sufficient cash flow to finance our operations, we may need to borrow additional amounts under our existing credit facilities to finance cash used in our operations. If our cash and credit facilities are not sufficient to fund ongoing operations, we could be required to adopt one or more alternatives, such as reducing or delaying planned expansion or capital expenditures, selling or leasing assets or obtaining additional debt or equity financing. We will also continue to investigate strategic alternatives to improve our financial position, including the sale of non-core assets. If this offering is not consummated, we will attempt to refinance and/or repay amounts as they become due under our various credit facilities. Because the majority of our credit facilities are supported by our accounts receivable and other assets, we believe that we will be able to refinance them as they become due. If we are unable to refinance or repay amounts due under one or more of our credit facilities prior to or upon their maturity, it may trigger a cross-default under other credit facilities, and we would likely need to pursue the alternatives discussed above. There can be no assurance that any of these alternatives could be effected at all or that they could be effected on satisfactory terms.

        Following the completion of this offering, we believe that our cash position, operating cash flow and borrowings available under our senior credit facilities will be sufficient to meet our working capital and liquidity requirements for at least the next 12 months.

  Contractual Commitments

        At December 31, 2004, our contractual obligations and other commitments were as follows:

		Payments Due by Period
Contractual Obligations	Total	Less than 1 Year	1—3 Years	3—5 Years	More than 5 Years
	(in thousands)
Long-term obligations(1)	$97,857	$35,718	$61,637	$38	$464
Capital lease obligations	1,390	545	798	47	0
Operating lease obligations	127,843	31,849	38,474	20,672	36,848
Employee agreements	6,240	2,333	3,907	0	0
Other long-term liabilities(2)	39,786	0	4,829	4,675	30,282

Total	$273,116	$70,445	$109,645	$25,432	$67,594

(1)
Includes (i) expected interest payments under our (a) $10.0 million term loans, assuming an annual interest rate of 9.25%; (b) U.S. senior credit facility, assuming an annual average of $25.0 million is outstanding and assuming an annual interest rate of 5.75%; (c) U.K. senior credit facility, assuming an annual average of £12.5 million is outstanding and assuming an annual interest rate of 8.0%; (d) Textron receivables-based credit facility, assuming an annual average of $9.5 million outstanding and assuming an annual interest rate of 5.75%; and (e) overdraft and other credit facilities, assuming an annual average of $23.3 million is outstanding and assuming an annual interest rate of 6.0%; and (ii) expected dividend payments under our Series A Preferred Stock.

(2)
Includes liabilities related to expected future payments under our unfunded pension plans.

        We enter into short-term agreements with carriers reserving space on a guaranteed basis. The pricing of these obligations varies to some degree with market conditions. We only enter into agreements that management believes we can fulfill. In general, we have been able to resell this guaranteed space and have not had to pay for space that we were unable to resell to our customers. Management believes, in line with historical experience, that committed purchase obligations outstanding as of December 31, 2004 will be fulfilled before year-end 2005 in the ordinary course of business, and these obligations have been excluded from the contractual obligations table above. We have included obligations under employment agreements with our executive officers in the table, but we also enter into employment agreements in the ordinary course with employees in the various geographic regions in which we operate, and we have excluded obligations under those agreements from the table above.

        We also have certain contingent obligations that have been excluded from this table. For example, under the 2002 Plan, participants are granted EAUs that automatically vest if the participant is still employed by us upon the sale, merger or liquidation of our company. We have excluded our obligations under the 2002 Plan from the table above because immediately before completion of this offering, all outstanding EAUs will be cancelled and participants will receive common stock and cash, plus, in some cases, options to acquire shares of our common stock at the initial public offering price per share in connection with this offering.

Net Operating Loss Carryforwards

        We account for income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted rates in effect for the year in which those temporary differences are expected to be recovered or settled. A deferred tax asset is established for the expected future benefit of net operating loss and credit carryforwards. We have established a valuation allowance against the domestic and substantially all of the foreign deferred tax assets related principally to tax loss carryforwards because we believe it is more likely than not that we will be unable to realize such deferred tax assets. As of December 31, 2004, we had U.S. federal net operating loss carryforwards of approximately $104.8 million, which are due to expire in the years 2010 through 2024. Our U.S. net operating loss carryforwards are subject to limitations due to change of ownership rules that may be affected by this offering and subsequent transfers of our shares under United States Internal Revenue Code section 382 or the tax rules of a particular country restricting the amount of the net operating loss carryforward that can be used to offset taxable income. We also have foreign net operating loss carryforwards that are subject to certain limitations.

Critical Accounting Policies and Use of Estimates

        Our discussion of our operating and financial review and prospects is based on our consolidated financial statements which we prepare in accordance with U. S. generally accepted accounting principles, or GAAP, and are included in this prospectus. Certain amounts included in, or affecting our, financial statements and related disclosure must be estimated, which requires us to make assumptions with respect to values or conditions that cannot be known with certainty at the time the financial statements are prepared. Therefore, the reported amounts of our assets and liabilities, revenues and expenses, and associated disclosures with respect to contingent obligations are necessarily affected by these estimates. Accounts affected by significant estimates include accounts receivable, accruals for transportation and other related costs, tax contingencies, fair value of goodwill and indefinite lived intangible assets and insurance claims, cargo loss and damage claims. These estimates are based on historical experience and information that is available to management about current events and actions we may take in future. We are subject to uncertainties, such as the impact of future events, economic, environmental and political factors and changes in the business climate; therefore, we cannot assure you that actual results will not differ from these estimates. We evaluate and adjust these estimates on an ongoing basis.

        Our significant accounting policies are included in Note 2 to our consolidated financial statements included elsewhere in this prospectus. However, we believe that the following accounting policies are particularly critical to our financial statement preparation process:

        Revenue Recognition.    We derive our revenues from international freight forwarding services using a wide range of transportation modes, including air, ocean, trucks and rail. We also derive revenues from warehousing, and logistics services, customs brokerage and other services. As a non-asset based carrier, we do not own or lease aircraft, ships or heavy-duty trucks. Rather, we generate the majority of our air and ocean freight forwarding revenues by purchasing transportation capacity from independent air, ocean and overland transportation providers and reselling that capacity to our customers.

        Revenues and transportation and other related costs derived from our air, ocean and overland freight forwarding services are recognized at the time the freight departs the terminal of origin, one of the methods identified by Emerging Issues Task Force ("EITF") Issue No. 91-9, Revenue and Expense Recognition for Freight Services in Process. This method generally results in recognition of revenues and gross profit earlier than methods that do not recognize revenues until a proof of delivery is received. Our consolidated results of operations would not have been materially different if one of the preferred methods under EITF 91-9 had been applied. Revenues recognized as a freight consolidator or indirect carrier include the direct carriers' charges to us for carrying the shipment. Revenues generated through independent agent-owned branches are recognized in the same manner. Revenues realized when acting as an agent of the shipper or consignee include the commissions and fees earned and are recognized upon completion of services.

        Warehousing and logistics services include inventory management, order fulfillment, pick-and-pack services, light assembly and other supply chain management. Revenues from warehousing and logistics services are recognized upon completion of services.

        Customs brokerage and other services involve providing services at destination, such as helping customers clear shipments through customs by preparing required documentation, calculating and providing for payment of duties and other taxes on behalf of the customers, as well as arranging for any required inspections by governmental agencies and arranging for delivery. Revenues related to customs brokerage and other services are recognized upon completion of the services.

        Arranging international shipments is a complex task. Each actual movement can require multiple services. In some instances, we are asked to perform only one of these services. In most instances, we may perform multiple services. Each of these services has an associated fee, which we recognize as revenue according to the nature of the service (e.g., freight forwarding—upon departure; customs brokerage—upon completion of service). However, customers on occasion will request an all-inclusive rate for a set of services. In such cases, the customer is billed a single rate for all services from pickup at origin to delivery at destination. In these instances, revenue is recognized in a manner consistent with the nature of the service. Revenue is allocated to our branches as set by our preexisting policy, supplemented in some instances by customer specific negotiations between the offices involved. Each of our branches is an independent profit center and is evaluated on an individual basis. When services are provided under an all-inclusive rate, they are quoted and billed in an objective manner on a fair value basis in accordance with EITF 00-21, Revenue Arrangements with Multiple Deliverables.

        Transportation and other related costs include direct costs charged by carriers and other transportation related costs, such as handling, storage and port charges. All other costs and expenses not associated with transportation are included in selling, general and administrative expenses.

        Accounts Receivable.    Accounts receivable are presented in our financial statements at the amount that we expect to collect. In addition to billings related to transportation costs, accounts receivable include disbursements made on behalf of customers for value added taxes and customs duties. The billings to customers for these disbursements are not recorded as gross revenue or transportation and other related costs in our statements of operations. We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. Management considers the following factors when determining the collectibility of specific customer accounts: customer credit worthiness, past transaction history with the customer, current economic and industry trends and changes in customer payment terms. Allowances for doubtful accounts are evaluated on a regional basis based on recent history and trends. If the financial condition of our customers were to deteriorate and adversely affect their ability to make payments, additional allowances may be required. Based on management's assessment, we provide for estimated uncollectible amounts through a charge to earnings and a credit to a valuation allowance. We changed our assessment of uncollectible domestic accounts receivable during 2004 and recorded approximately $0.8 million of reduction to the valuation allowance. Balances that remain outstanding after we have used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to accounts receivable. In 2004, we wrote off against our valuation allowance for doubtful accounts approximately $6.1 million of old, uncollectible receivables that had been provided for in previous years. In addition, we reevaluated our methodology in determining the valuation allowance for doubtful accounts to reflect the recent focus on collection processes as part of the operational turnaround. The valuation allowance was reduced in various regions to reflect current collections experience by aging category, bad debt experience and collections efficiency. We believe our estimates for doubtful receivables are based on reasonable assumptions and estimates.

        Goodwill and Indefinite Lived Intangible Assets.    Goodwill and indefinite lived intangible assets include goodwill and trademarks. Goodwill represents the excess of the purchase price over the fair value of the net assets of acquired entities. We apply Statement of Financial Accounting ("SFAS") No. 142, Goodwill and Other Intangible Assets. Therefore, goodwill is not amortized, but it is subject to impairment tests on an annual basis or more frequently if impairment indicators exist. During 2002, 2003 and 2004, we performed our required annual impairment tests in the fourth quarter of each year. At each of these measurement dates, the estimated fair value of our goodwill and indefinite lived intangible assets for our two reporting units exceeded the carrying amount, and therefore, no impairment was indicated. For purposes of these tests, our reporting units are Freight Forwarding and Forwarding of Household Goods. Freight forwarding is evaluated on a worldwide basis because we are an international freight forwarder that provides services through a global network of 248 company-owned branches in 26 countries and because of the nature in which these operations were acquired.

        Although we historically have reported operating losses prior to 2004, the execution of the turnaround plan and delivery of consistent improvements in our operating results were taken into account in developing our assumptions of fair value. The estimated fair value is derived by using the discounted cash flow method, which includes assumptions based on our strategic turnaround plan. The most significant assumptions for the 2004 tests include our long-term revenue growth rate, average operating income as a percent of gross revenue and average cost of capital for the Freight Forwarding and Forwarding of Household Goods reporting units. A 10% increase or decrease in any of these assumptions would not have changed the results from the goodwill impairment test. We also have considered assumptions for capital expenditures, tax rates and prospective economic and operating conditions. Additionally, consideration was given to other comparable companies within the industry. Actual fair value may vary from the estimated fair value.

        Income Taxes.    Deferred income taxes are provided for temporary differences between the financial reporting basis and tax basis of assets and liabilities at current tax rates. The deferred income tax provision or benefit generally reflects the net change in deferred income tax assets and liabilities during the year. The current income tax provision reflects the tax consequences of revenues and expenses currently taxable or deductible in income tax returns for the year reported. We record a valuation allowance to reduce deferred tax assets for the amount that we believe is not realizable by using a "more likely than not" criteria.

        Additionally, we recognize potential liabilities for tax positions pursuant to the criteria set forth in SFAS No. 5, Accounting for Contingencies, and the related pronouncements and staff positions based on the estimate of whether the tax positions will meet the probable standard. If the actual tax liability proves to be different than our estimate, the resulting change would be recognized in the period in which such information becomes known and would have an effect on our tax benefit or expense.

        Foreign Currency Translation.    The financial statements of subsidiaries outside the United States are generally measured using the local currency as the functional currency. Assets, including intangible assets, and liabilities of these subsidiaries are translated at the rate of exchange at the balance sheet date. Income and expenses are translated at average monthly rates of exchange. Translation adjustments are included in accumulated other comprehensive income (loss) in the accompanying consolidated balance sheets. Gains and losses from foreign currency transactions are included in results of operations. While foreign currency fluctuations have had a significant impact on our revenue, this impact has been historically mitigated by a corresponding foreign currency impact on our transportation and other related costs and selling, general, and administrative costs because a substantial portion of these costs are incurred in the same foreign currency as the related revenue.

        Insurance Claims, Cargo Loss and Damage Claims.    Insurance reserves are established for estimated losses that we believe will ultimately be incurred on reported claims. Reserve balances are estimated based on how probable we believe the expected outcome to be, as well as historical loss experience. We believe our estimated reserves for such claims are adequate, but actual experience in claim frequency and/or severity could materially differ from our estimates and affect our results of operations.

        Restructuring.    We have engaged in restructuring actions that require our management to make significant estimates, including those related to future lease obligations for duplicate facilities, expenses for severance and other employee separation costs, as well as amounts of sublease income we will recover for future lease obligations on duplicate facilities. Should the actual amounts differ from our estimates, the amount of the restructuring charges could be materially impacted.

        Pension Plans.    We have a number of defined benefit pension plans that cover a substantial number of foreign employees. Retirement benefits are provided based on compensation as defined in the plans. Our policy is to fund these plans in accordance with local practice and contributions are made in accordance with actuarial valuations. We have adopted the provisions of SFAS No. 132 (revised 2003), Employers Disclosures about Pensions and Other Postretirement Benefits. Retirement savings plans are available to substantially all North American salaried and nonunion hourly employees, which allow eligible employees to contribute a portion of their annual salaries to the plans. Matching contributions are made at the discretion of each subsidiary. Participants are immediately vested in their voluntary contributions plus actual earnings thereon.

Impact of Inflation

        To date, our business has not been adversely affected by inflation. Direct carrier rate increases could occur over the short- to medium-term period. Historically, we have been generally successful in passing carrier rate increases and surcharges on to our customers by means of price increases or surcharges. Due to the high degree of competition in the market place, however, these rate increases could lead to an erosion in our margins if we are unable to pass them on to our customers. As we are not required to purchase or maintain extensive property and equipment and have not otherwise incurred substantial interest rate-sensitive indebtedness, we currently have limited direct exposure to increased costs resulting from increases in interest rates.

Off-Balance Sheet Arrangements

        Other than operating leases, letters of credit, bank guarantees, surety bonds and parent guarantees of our subsidiaries' indebtedness, we have no material off-balance sheet arrangements.

Quantitative and Qualitative Disclosures about Market Risk

        We are exposed to market risks in the ordinary course of our business. These risks are primarily related to foreign exchange risk and changes in short-term interest rates. The potential impact of our exposure to these risks is presented below.

  Foreign Exchange Risk

        We report our financial results in U.S. dollars. However, we conduct business in currencies other than our reporting currency. The conversion of these currencies into U.S. dollars for reporting purposes will reflect movements in these currencies against the U.S. dollar. A depreciation of these currencies against the U.S. dollar would result in lower gross and net revenue reported. The opposite effect will occur if these currencies appreciate against the U.S. dollar. While foreign currency fluctuations have had a significant impact on our revenue, this impact has been historically mitigated by corresponding foreign currency impact on our transportation and other related costs and selling, general and administrative costs because a substantial portion of these costs are incurred in the same foreign currency as the related revenue. Because many of the Asian currencies in which we principally conduct business have historically been pegged to the U.S. dollar, our primary foreign exchange gains or losses have historically occurred because of appreciation or depreciation of the U.S. dollar against the euro and the British pound.

        Foreign exchange rate sensitivity analysis can be quantified by estimating the impact on our earnings as a result of hypothetical changes in the value of the U.S. dollar relative to the other currencies in which we conduct business. All other things being equal, a 10% weakening of the U.S. dollar, throughout the year ended December 31, 2004, would have had the effect of raising our operating income approximately $0.9 million. A 10% strengthening of the U.S. dollar, for the same period, would have had the effect of reducing our operating income approximately $0.9 million. Foreign currencies that currently are pegged to the U.S. dollar are assumed to have no foreign exchange impact in this sensitivity analysis.

  Interest Rate Risk

        We are subject to changing interest rates because our debt consists primarily of working capital lines that bear interest at variable rates. We do not undertake any specific actions to cover our exposure to interest rate risk, and we are not a party to any interest rate risk management transactions. We do not purchase or hold any derivative financial instruments for trading or speculative purposes.

        At December 31, 2004, we had borrowings of $86.3 million that are subject to variable interest rates. A hypothetical change in the interest rate of 1.0% would have had the effect of changing our annual interest expense by approximately $0.9 million.

Recent Accounting Pronouncements

        In January 2003, the Financial Accounting Standards Board ("FASB") issued Interpretation ("FIN") No. 46, Consolidation of Variable Interest Entities. FIN 46 provides guidance on how to identify a variable interest entity ("VIE") and determine when the assets, liabilities, non-controlling interests and results of operations of a VIE need to be included in a company's consolidated financial statements. FIN 46 also requires additional disclosures by primary beneficiaries and other significant variable interest holders. In December 2003, the FASB issued a revision to FIN 46 ("FIN 46R"), which provided additional guidance on the definition of a VIE and delayed the effective date for privately held companies until the beginning of the first annual reporting period beginning after December 15, 2004, except for entities created after December 31, 2003, which must be accounted for under FIN 46 or FIN 46R upon the initial involvement with the entities. We have evaluated the effects of this Interpretation's provisions on our consolidated financial position and results of operations and concluded that there was no effect.

        In May 2003, the FASB issued Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. SFAS No. 150 addresses certain financial instruments that, under previous guidance, could be accounted for as equity, but now must be classified as liabilities in statements of financial position. These financial instruments include mandatory redeemable financial instruments, obligations to repurchase the issuer's equity shares by transferring assets and obligations to issue a variable number of shares. With limited exceptions, SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective for us in 2004. The adoption of SFAS No. 150 did not have a material impact on our consolidated financial statements.

        In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment. SFAS No. 123(R) will require that the compensation cost relating to share-based payment transactions be recognized in our financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. SFAS No. 123(R) addresses share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans. SFAS No. 123(R) replaces FASB Statement No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. FASB Statement 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, SFAS No. 123 permitted entities the option of continuing to apply the guidance in Opinion 25, as long as the notes to financial statements disclosed what net income would have been had the preferable fair-value-based method been used. Public entities will be required to apply SFAS No. 123(R) at the beginning of their next fiscal year that begins after June 15, 2005. Presently, SFAS No. 123(R) has no effect on our consolidated financial statements.

OUR INDUSTRY

Background

        The international freight forwarding industry is part of the larger global third-party logistics industry. Freight forwarders generally serve as intermediaries between their customers and transportation carriers by consolidating shipments from multiple customers and delivering a larger, single shipment or consignment to the transportation carrier. In the case of international forwarders, the freight forwarder usually arranges for the transport of shipments by independent air and ocean carriers, although some international freight forwarders do provide overland freight forwarding services for inter-country shipments.

        By consolidating multiple shipments into a larger consignment, the freight forwarder is able to optimize the volume and weight of the consolidated shipment and achieve a lower unit rate in the aggregate than its customers could achieve individually. The amount that the freight forwarder charges its customers is referred to as the forwarder's gross revenue, and the difference between gross revenue and the underlying direct transportation costs is the freight forwarder's net revenue.

        Freight forwarders often provide customs brokerage and ancillary logistics services to their customers. In acting as a customs broker, freight forwarders prepare and file all customs documentation, pay and collect import duties and may provide other services, including bonded warehousing and surety bonding, for their customers. Many freight forwarders also provide related services, such as inventory management, order fulfillment, warehousing, pick-and-pack services, light assembly and other supply chain management services. These logistics services can be supplied on a stand-alone basis or in conjunction with forwarding services, depending on the freight forwarder's strategy.

        As intermediaries, freight forwarders generally do not own or lease the underlying transportation assets but act as service providers. The "asset light" nature of forwarding affords freight forwarders flexibility in providing various transportation options to their customers. Also, freight forwarders generally do not bear the expense of owning, operating and maintaining transportation assets and are able to match their purchases of transportation capacity with the demand for such capacity, which can translate into more predictable operating results and the opportunity to achieve a higher return on invested capital.

Competition

        The international freight forwarding industry is highly fragmented. Competition in the freight forwarding industry is based principally on quality of service and price. We believe that these factors in turn are influenced by the size and scale of a freight forwarder's operations, the local knowledge of the freight forwarder's employees and the quality of the freight forwarder's information technology systems. Freight forwarders with size and scale are able to negotiate better rates for purchased transportation capacity, have advantages in securing capacity from carriers during seasonal peaks, are able to more efficiently consolidate shipments and can simplify a customer's supply chain management processes by allowing the customer to concentrate its shipping with one or a small group of freight forwarders. Local market knowledge is needed to effectively navigate the customs laws and other regulations of the countries from and to which customers desire to ship goods. Complex information technology systems also aid in complying with these complex regulations and are important in providing customers with seamless service and visibility on the status of their shipments.

Industry Growth

        We believe that the international freight forwarding industry has been growing due to a combination of factors, including:

  •
  World Economic Growth.    Growth in the world's economies is a key driver of global exports and international freight movements. As rapidly growing Asian markets like China and India increasingly serve as a source of manufacturing capacity for the United States, Europe and other Asian countries, the volume of exports from these countries is expected to rise significantly. At the same time, the rapidly growing middle class in these countries is driving growing levels of demand for imported goods.

  •
  Globalization of Trade.    As barriers to international trade are reduced or eliminated, companies are increasingly sourcing their parts, supplies and raw materials on a global basis. These components are often shipped into low-cost manufacturing and assembly locations and then finished goods are shipped out to their final destinations. This trend has increased the volume of world trade and placed a greater emphasis on international freight management and just-in-time delivery.

  •
  Increased Need for Time-Definite Delivery.    The need for just-in-time and other time-definite delivery services has increased as a result of the globalization of manufacturing, greater implementation of demand-driven supply chains and the shortening of product cycles. Time-definite supply chain management services can decrease overall manufacturing and distribution costs, reduce capital requirements and allow companies to manage their working capital more efficiently by reducing inventory levels and inventory loss.

  •
  Outsourcing of Non-Core Activities.    Companies are increasingly outsourcing transportation management and related logistics services so they can focus their efforts on their core businesses. In addition, as the complexity of managing global supply chains has increased, companies recognize that freight forwarders can often perform freight transportation and related logistics functions more efficiently and at a lower cost than the companies can themselves.

        We expect these factors to continue to drive growth in our industry over the next several years, with the fastest growth rates coming from the Asian trade lanes.

BUSINESS

Overview

        We are a leading non-asset based international freight forwarder that provides services through a global network of 248 company-owned branches in 26 countries and 146 independent agent-owned branches in 59 countries. We provide air and ocean freight forwarding and logistics and customs brokerage services to our customers on a global basis and overland freight forwarding services to our customers primarily in Europe. Our logistics services include inventory management, order fulfillment, warehousing, pick-and-pack services, light assembly and other supply chain management services. We have a strong presence in the major trans-Pacific, trans-Atlantic and Asia-Europe trade lanes, as well as most major intra-Asia trade lanes. Our company-owned branches generated approximately 95% of our revenue during 2004 and are located in countries that together account for approximately 85% of the world's international trade flows.

        We utilize our global network, proprietary information technology system, relationships with transportation providers and complementary logistics services to assist our customers with the management of their global supply chains. We serve a large and diverse base of global and local customers, many of which operate in industries that we believe will experience above-average growth rates. As a non-asset based freight forwarder, we do not own or lease aircraft, ships or heavy-duty trucks. We generally purchase transportation capacity from independent air, ocean and overland transportation providers and resell that capacity to our customers. This approach allows us to provide our customers with broad access to global transportation capacity across a wide range of transportation options, while giving us increased flexibility and the opportunity to achieve a higher return on invested capital.

        Over the last three years, we have implemented a broad based operational turnaround that refocused our business on our core international freight forwarding operations. We also have improved our productivity and reduced our costs by lowering our headcount and overhead expenses and by consolidating underperforming offices as more fully described below. While the primary focus of these initiatives to date has been to improve our operating performance and margins, we believe that these initiatives and the investments we have made in our sales capabilities contributed to our growth in 2004 and will enable us to increase our revenue in the future.

Our History and Recent Restructuring

        We were established in 1995 by two private equity sponsors through the acquisition of The Bekins Company, which had historically operated as a household moving company but had begun to provide third-party logistics services. Over the next two years, we acquired the various businesses of LEP International Worldwide Limited ("LEP"), which was one of the largest and oldest non-asset based freight forwarders in Europe. In addition to having a large and well established network in Europe, LEP entered the markets in the Americas and Asia over the past 70 and 30 years, respectively. In the 1970's, LEP expanded into Hong Kong, Singapore and the Philippines, and in the 1980's, LEP expanded into Japan, Korea, Malaysia, Taiwan, Thailand and China. In the 1990's, LEP expanded into Indonesia and Vietnam, and more recently, we opened offices in Bangladesh, India, Pakistan, Sri Lanka and additional markets in China.

        In conjunction with the acquisition of LEP in 1997, we began pursuing a strategy of growing our contract logistics business beyond our core international freight forwarding operations. In connection with that strategy, we committed resources to acquiring warehouse space and building other infrastructure to provide contract logistics services and devoted less attention to our core international freight forwarding business. The costs associated with developing and maintaining this contract logistics business, combined with a general downturn in global trade volumes in 2000 and 2001 created a significant drain on our resources and adversely affected our financial performance.

        In November 2001, Questor Partners made a substantial investment in our company through its purchase of shares of our then existing Series C and Series D Preferred Stock. In 2002 and 2003, Questor Partners made subsequent investments through additional purchases of Series D Preferred Stock. In December 2003 and January 2004, we borrowed from Questor Partners an aggregate $25.0 million, which was exchanged for shares of our new Series A Preferred Stock in December 2004. Questor Partners is a private equity firm that has significant capital resources and a successful background in turning around underperforming businesses. Questor Partners' affiliate, AlixPartners, LLC, is one of the world's largest international turnaround consulting firms.

        With Questor Partners' help, we began assembling a new management team in 2002 led by our President and Chief Executive Officer, William J. Flynn, and undertook a comprehensive restructuring of our company through a "back-to-basics" strategy. This strategy emphasized improving our operations in the Americas and Europe by refocusing on our core international freight forwarding business, improving productivity, reducing costs and positioning ourselves for future growth. In addition to hiring Mr. Flynn, we have hired over the last two years a new Chief Financial Officer, a new Chief Information Officer and new regional Chief Executive Officers for our Americas and EMEA regions. We also improved the quality of our regional and local management teams and strengthened our financial controls and systems. The specific components of our restructuring included:

  •
  Focusing on Our Core International Freight Forwarding Business.    We concentrated on developing our core business of international freight forwarding and scaled back or eliminated non-core businesses, including many of our stand-alone warehousing logistics operations. We also terminated or repriced business generated from unprofitable customer relationships and concentrated our expansion efforts in targeted trade lanes that leveraged our particular strengths in the Asia Pacific region and in overland freight forwarding in certain parts of Europe. We also increased our focus on selected industries, such as the technology, retail and automotive industries.

  •
  Improving Productivity.    We launched a significant business process re-engineering initiative. As part of this effort, we streamlined order processing, cross- trained personnel and redesigned workflows at some of our large branches and warehouses. These initiatives reduced labor costs and increased our productivity.

  •
  Reducing Costs.    We implemented a series of cost reduction initiatives. Specifically, we reduced headcount, lowered overhead expenses, consolidated unprofitable branches and eliminated excess facilities. We also reduced information technology costs by outsourcing certain non-strategic technology activities, and we reduced our transportation costs by achieving more efficient consolidation of shipments destined for a common location.

  •
  Investing in Our Sales Capabilities.    We strengthened the quality and effectiveness of our sales force and invested in other sales and marketing activities. As a result of these efforts, in 2004, we received several significant new business awards, including the single largest new business contract in the 150-year history of our company and its predecessors, and were able to increase our revenue.

        We believe these strategic initiatives have been primarily responsible for the improvements in our operations and financial results since 2001 and have enhanced our productivity and service quality.

Our Competitive Strengths

        We believe our competitive strengths include our:

  •
  Global Network and Local Market Expertise.    With 394 branches in 85 countries, we are a leading non-asset based freight forwarder. Each branch benefits from our global network in terms of geographic coverage, purchasing power with transportation providers, global account management and an integrated information technology system. We combine these benefits with the local market knowledge of our branch-level employees, the vast majority of whom are citizens of the countries in which they operate. The combination of our scale, our global network and our local market knowledge allows us to meet our customers' specific needs and serve them globally on a cost- effective basis.

  •
  Significant Asian Presence.    We are one of the ten largest international freight forwarders in substantially all of the Asian markets we consider to be commercially important. During 2004, approximately two-thirds of our air and ocean activity passed through our operations in Asia. The intra-Asian trade lanes are among the largest and fastest growing trade lanes in the world. We believe that we are among the three largest international freight forwarders on the intra-Asian trade lanes and in South Asia, which we define as India, Pakistan, Bangladesh and Sri Lanka, and that we are the only international freight forwarder in India with in-house customs brokerage operations. We further believe that we are one of the few international freight forwarders with operating licenses in most of the major markets in China, which allows us to service our customers directly rather than working through relationships with local companies.

  •
  Strong Negotiating Leverage on Major Trade Lanes.    We have a strong presence on the major trans-Pacific, trans-Atlantic, Asia-Europe and intra-Asia trade lanes. We also have a balanced demand for both import and export volumes and strong relationships with our carriers. As a result, we are able to obtain favorable pricing on purchased transportation throughout the year and access to capacity during seasonal peaks, both of which are important factors in attracting and retaining customers.

  •
  Well-Balanced Product Offerings.    We have well-balanced product capabilities on a global basis across air and ocean freight forwarding, logistics and customs brokerage services and, in the case of Europe, overland freight forwarding. Our broad range of product offerings, together with our global network, provides us with an advantage in competing for business because many customers are seeking to simplify their transportation management by consolidating their volume with one or a few forwarders. We also are often able to sell additional services to customers that initially use our services for a particular transportation mode or trade lane. Our ability to combine logistics services with international freight forwarding also integrates us more fully with our customers' operations.

  •
  Highly Experienced Senior Management Team with Proven Execution Capabilities.    Members of our senior management team have an average of more than 20 years of experience in the transportation, logistics and freight forwarding industries. Our senior management team has proven its execution abilities by successfully implementing an operational and financial turnaround of our business and by creating a foundation for profitable growth.

  •
  Integrated Global Information Technology Platform.    We use a single, fully integrated information technology platform that provides us with service and cost advantages by standardizing operating procedures and allowing for seamless execution and communication with our customers and among our branch offices worldwide.

Our Strategy

        Our strategy is to grow our revenue and profits by leveraging our strong market position in Asia and building on recent customer wins in the Americas and our strong skills in serving certain higher growth industries, such as the technology and retail industries. We are also focused on improving our profitability by continuing to enhance productivity and by leveraging our scale and balanced trade flows to reduce our purchased transportation costs. The key elements of our strategy include:

  •
  Leveraging Our Strong Market Position in Asia.    We plan to continue to use our expertise, relationships and purchasing leverage in Asia to further develop our operations in that region and, in particular, to increase volume in the outbound Asia Pacific trade lanes. We believe these efforts will create additional business opportunities in the Asia Pacific region and also will create inbound freight management opportunities in other regions, including within Asia and in Europe and the Americas.

  •
  Building on Recent New Business Wins in the Americas.    Over the past year, we have invested in our sales effort in the Americas where we have focused on selling consignee or "collect" business, which is an import business where transportation decisions are made by the recipient of the goods rather than the party originating the shipment. Our strengthened sales force secured new business in 2004 in the trans-Pacific, trans-Atlantic and Latin American trade lanes, and we believe our increased sales effort will yield additional new business wins and build on the growth we realized in 2004.

  •
  Pursuing Select Middle-Market Customers.    We plan to continue to focus our sales efforts on customers with annual revenues of $500 million to $3 billion. We believe middle-market customers tend to value service quality more highly than price because they are more dependent on freight forwarders to effectively manage their transportation needs. Consequently, we believe that there is the opportunity to realize higher margins in this segment of the market. We believe we are well positioned to target this segment because our branches are predominately managed and staffed by citizens of the countries in which they are located, giving us the local market knowledge and contacts to identify potential customers, which we believe tend to make freight management decisions locally.

  •
  Building on Our Position in Targeted High-Growth Industries.    We plan to build on our existing strength in selected industries, such as the technology and retail industries, which we believe will experience above-average growth rates. We also intend to target select industries or services where we have competitive strengths on a regional basis, such as the automotive industry in Europe and the Americas and logistics support for major infrastructure projects in the Americas and Asia.

  •
  Leveraging Our Scale and Strength on Major Trade Lanes.    Our significant freight volumes on high traffic international trade lanes provide us with the purchasing power to negotiate attractive rates on purchased transportation and secure capacity during seasonal peaks. We plan to continue to focus on high traffic international lanes, with an emphasis on freight consolidation at gateway cities to drive even higher volumes. We also plan to utilize our overland capabilities in Europe to capture increased volumes to and from Eastern Europe, which we believe will grow as manufacturing is increasingly sourced through lower cost Eastern European markets.

  •
  Continuing to Improve Our Productivity and Service Quality and Realizing Operating Efficiencies.    We plan to use the rigorous productivity improvement techniques that we used over the last three years to drive continued cost reductions and increased service quality. Because our network infrastructure is largely in place, we believe additional growth will result in greater overhead absorption and increased operating efficiency and will strengthen our ability to offer attractive rates to existing and potential customers.

Our Services

        As a non-asset based freight forwarding and logistics services provider, we offer world-wide transportation services to our customers using a wide range of transportation modes, including air,

ocean and overland. We do not own, lease or operate aircraft, ships or heavy-duty trucks. Instead, we contract with independent commercial carriers to arrange for the shipment of our customers' goods. We also arrange for, and in some cases provide, pickup and delivery service between the carrier and the shipper or recipient. We also provide our freight forwarding customers with supply chain management services, including warehousing, inventory management, order fulfillment, pick-and-pack services, light assembly and customs brokerage.

        When performing freight forwarding services, we typically act either as a freight consolidator, an indirect carrier or as an agent for the shipper or consignee. When acting as a freight consolidator or as an indirect carrier, we purchase cargo space from carriers on a volume basis and resell that space to our customers. Whether acting as a consolidator, an indirect carrier or an agent, we offer our customers our knowledge of optimum routing, familiarity with local business practices, knowledge of export and import documentation and procedures and assistance with space availability in periods of peak demand.

        Our net revenue by service class for the year ended December 31, 2004 was as follows:

Net Revenue by Service Class

        Air Freight Forwarding.    We provide air freight forwarding services in all our principal geographic regions. During 2004, air freight forwarding services accounted for approximately 35% of our net revenue. We run air freight consolidation operations out of most of the world's major gateway cities, such as Frankfurt, London, Chicago, New York, Los Angeles, Singapore, Hong-Kong and Shanghai. These consolidation operations provide our customers with frequent service and consistent access to capacity. To supplement regular air freight service from scheduled carriers, we routinely charter freighter aircraft to meet peak customer demand.

        We also operate a "master-loading" operation in Hong Kong, where we act as a wholesaler of freight capacity and consolidate shipments on behalf of other freight forwarders. These operations are in addition to the retail freight forwarding services we provide directly to shippers in Hong Kong. We believe that our master-loading operations provide us with favorable purchased transportation rates and preferential access to capacity, particularly during the critical peak shipping season, both of which facilitate our growth in freight forwarding services. We are currently developing a similar master-loading structure in China.

        During 2004, approximately two-thirds of our air freight net revenue was derived from Asian trade lanes. Our largest single air freight trade lane is also the world's fastest growing air trade lane—the intra-Asia lane. The growth in this trade lane is being driven by changes in global supply chains, as companies are sourcing components from within Asia, completing final assembly at other locations within Asia and then distributing finished products to local Asian markets, as well as to the United States and Europe.

        Ocean Freight Forwarding.    We provide full container load ("FCL") and less than container load ("LCL") ocean freight forwarding services in all three of our principal geographic regions. During 2004, ocean freight forwarding services accounted for approximately 23% of our net revenue. We believe we are one of the few companies that runs a multi-country LCL consolidation service between all major points in South Asia and the United States and Europe.

        During 2004, approximately two-thirds of our ocean freight net revenue was derived from Asian trade lanes. Our largest single ocean freight trade lane is also the world's fastest growing ocean trade lane—the Asia to Europe lane. Growth in the Asia to Europe and Asia to North America trade lanes, is being driven by continued rapid globalization of manufacturing facilities to Asian production centers in China, Thailand, Malaysia and other south and southeast Asian countries.

        Overland Freight Forwarding.    Substantially all of our overland freight forwarding business is conducted in Europe. While the majority of this traffic is less than truckload ("LTL"), we also provide significant truckload ("TL") and rail services for our customers. During 2004, overland freight forwarding accounted for approximately 16% of our net revenue. We have a particularly strong overland presence in Spain, Portugal, Germany, the United Kingdom and Sweden. We believe there are opportunities for us to increase our overland business by continuing to cross-sell these services to our existing air and ocean customers and by continuing to grow our business in Germany, which has increasingly become the gateway for trade to and from Eastern Europe.

        Warehousing and Logistics Services.    We also provide warehousing and logistics services, including inventory management, order fulfillment, pick-and-pack services, light assembly and other supply chain management services. During 2004, warehousing and logistics services accounted for approximately 15% of our net revenue. We provide our warehousing and logistics services primarily to our freight forwarding customers rather than on a stand-alone basis. We believe these services can be profitable when offered in conjunction with freight forwarding services and can increase customer loyalty by integrating us more fully with their operations. We do provide certain logistics services on a stand-alone basis, such as our direct-to-store service, in which we coordinate the receipt of high value merchandise, such as video games, from manufacturers and deliver those shipments directly to a retailer's store shelves. Over the past two years, we have targeted this service for growth and were awarded several new contracts in the United States in 2004.

        Customs Brokerage and Other Services.    In addition to our core forwarding and logistics services, we also provide customs brokerage and certain other specialized services. During 2004, customs brokerage and these other specialized services accounted for approximately 11% of our net revenue. Customs brokerage involves providing services at the destination of a shipment, such as helping our customers clear shipments through customs by preparing required documentation, calculating and providing for payment of duties and other taxes on behalf of our customers and arranging for any required inspections by governmental agencies. We offer customs brokerage services in conjunction with our core international freight forwarding business in all major countries in which we operate. Our other specialized services include warehousing and specialized logistics for trade shows, fairs and major expositions; an international household moving service; and our project cargo business, which involves the shipment of equipment and construction materials to major infrastructure projects.

Our Markets

        We have a global network with a significant presence in the major East-West trade lanes, including the trans-Pacific, trans-Atlantic and Asia-Europe trade lanes, as well as most intra-Asia trade lanes. During 2004, company-owned branches generated approximately 95% of our gross revenue, and these branches operated in countries that together account for approximately 85% of the world's international trade flows. We typically use agent offices to handle business in lower volume secondary or tertiary markets, primarily on non-core North-South trade lanes.

Distribution of Net Revenue by Trade Lane — Air and Ocean(1)

(1)
Percentages shown above represent percentage of total air revenue and percentage of total ocean revenue for the year ended December 31, 2004. Other Air (13%) and Ocean (13%) consists of intra-regional flows (excluding intra-Asia) and North-South flows to and from secondary markets. Substantially all of our net revenue for overland services is derived from trade lanes within Europe.

        We combine our global network and the scale advantages it offers with local market knowledge and expertise. In the Asia Pacific region, all but two of our country-level chief executive officers are local nationals. In the EMEA region, all of our country-level chief executive officers are local nationals. We leverage the knowledge and expertise of these individuals and their relationships in their local markets to generate new and repeat business, particularly from middle-market customers, which we believe tend to purchase transportation locally.

        Our net revenue by geographic region for the year ended December 31, 2004 was as follows:

Net Revenue by Geographic Region

Our Locations

        As of December 31, 2004, we operated through 394 locations in 85 countries, including 248 company-owned locations in 26 countries and 146 independent agent-owned locations in 59 countries. Our customers and carriers generally do not distinguish between our owned locations and locations where we use exclusive agents, as both display, utilize and promote our trade name and trademarks and use our information systems and processes. In countries where we do not have owned operations or exclusive agents, we use non-exclusive agents. Non-exclusive agents have no contractual commitment to us and do not use our trade name, trademarks or information systems.

        Most of our contracts with our exclusive agents do not have fixed terms and are terminable upon one to three months notice. Each exclusive agent operates as an independent business and is responsible for all costs associated with its operations. An exclusive agent is compensated by sharing in a portion of the revenue generated by shipments to or from that agent, either through a sales commission or sharing a percentage of the net revenue produced. Our agents also provide services on our behalf, such as origin, destination or other transportation or logistics services for which they are compensated based on a prescribed revenue distribution formula.

        Our subsidiaries in Bangladesh, China, Hong Kong, Indonesia, Korea, Pakistan, the Philippines, Singapore and Thailand and our joint venture company in Sri Lanka have other third-party stockholders. These stockholders own from 10% to 60% of these companies. These stockholders generally have significant day-to-day involvement in our business in these countries. We believe providing these individuals with an equity interest in these companies has proven to be an effective economic incentive, although in each country other than Indonesia and Thailand, we have the right to purchase their stock on the happening of specified events and/or after the elapse of specified periods of time at a valuation based on a pre-set formula. We are a minority stockholder in the entities through which we conduct operations in Australia, New Zealand and Denmark.

        We conduct business in many countries using a local agent who can provide knowledge of the local market conditions and facilitate the acquisition of necessary licenses and permits. We rely in part upon the services of these agents, as well as our country-level chief executive officers, branch managers and other key employees, to market our services, to act as intermediaries with customers and to provide other services on our behalf.

Sales and Marketing

        We currently employ 626 full-time sales and marketing personnel, including 418 individuals in the Asia Pacific region, 148 individuals in EMEA region and 60 individuals in the Americas region. These sales people are typically citizens of the nations in which they operate and are responsible for generating business in their respective countries. Our large Asia sales organization supports our strong intra-Asia business, as well as a significant Asia-controlled freight export business to Europe and North America.

        Our sales people are typically focused on either a specific industry, trade lane or local territory. Industry specialists serve our broad global accounts using a global account management structure that is designed to provide consistent, high quality customer service throughout our network. Trade lane specialists focus on specific trade lanes, which allows them to become "local experts" in certain geographies. Focusing our sales efforts on particular trade lanes also allows us to build density on targeted lanes more quickly, providing increasing scale benefits in terms of cost, service and capacity. Local sales specialists focus on the smaller local accounts and use their knowledge of the local market to generate new business. We also have sales people dedicated to further developing several specific product lines. For example, we have sales people dedicated to our direct-to-store business, our project cargo business and our fairs and exhibitions business.

Customers

        We have a large, diverse customer base that includes over 58,000 active accounts, with no customer representing more than 2.5% of our net revenue for the year ended December 31, 2004. We have developed particular expertise in several industries that we believe will experience above-average growth rates, such as the technology and retail industries. We believe customers in these industries benefit from our strong Asian presence, critical mass in the key East-West trade lanes and our supply chain management capabilities, such as our direct-to-store service. We believe that the diversity of our customers, together with our diversified geographic presence and well-balanced product offerings, lessens the impact of business cycles or other factors affecting any one company, geographic region or mode of transportation.

        Our net revenue by industry for the year ended December 31, 2004 was as follows:

Net Revenue by Industry

        We focus our marketing efforts on middle-market customers with $500 million to $3 billion in annual revenue because they represent a large pool of potential customers that require shipment of a broad range of products and services and are often more focused on service quality than price. These customers also benefit from our broad global network, local market knowledge and supply chain management services.

Suppliers

        We use a diversified group of air, ocean and overland transportation providers and are not dependent on any one carrier. In 2004, our largest air transportation provider represented approximately 13% of our air freight purchases and our largest ocean provider represented approximately 14% our ocean freight purchases. No overland transportation provider accounted for more than approximately 3% of our overland freight purchases during 2004.

        Although we are not overly dependent on any one air, ocean or overland carrier, we do manage our transportation purchases globally and regionally to maximize our purchasing leverage and to take advantage of favorable contract terms that we have with our largest providers. To this end, in 2004, our ten largest air carriers represented approximately 63% of our air volume and our ten largest ocean carriers represented approximately 69% of our ocean volume. We believe this concentration of volume allows us to obtain favorable pricing and access to capacity during seasonal peaks.

Information Systems

        We utilize a global, multi-modal, multi-currency and multi-lingual integrated freight forwarding and job costing system that provides international tracking, customs services, document preparation, document transmittal and electronic data interchange interfaces with customers, carriers and internal business units. This system also is directly integrated with our accounting and financial reporting systems. We believe that our ability to provide our customers with timely access to accurate information regarding the status of cargo-in-transit differentiates us from some of our competitors and is an important factor in customer retention and expansion. We also believe that the ability to monitor all purchased transportation costs and compare them to anticipated costs on a job-by-job basis is critical to improving margins. We believe that our information systems are a competitive advantage and provide an incentive for our customers and agents to continue to do business with us.

Regulation

        The freight forwarding industry is subject to regulation in each country where we have operations. Proposed or other future regulatory and legislative changes can affect the economics of the industry by requiring changes in operating practices or influencing the demand for, and the costs of providing, services to customers.

        Numerous jurisdictions in Asia prohibit or restrict foreign ownership of local logistics operations and, although we believe our ownership structure in Asia conforms to such laws, the matter is often subject to considerable regulatory discretion and there can be no assurance local authorities would agree with us. In 2004, we obtained a Class "A" operating license in China along with other necessary local licenses which we think provides us with a competitive advantage in that market.

        In our ocean freight forwarding business, we are licensed as an ocean freight forwarder by the Federal Maritime Commission ("FMC"). Our ocean freight Non-Vessel Operating Common Carrier ("NVOCC") business is subject to regulation under the FMC tariff filing and surety bond requirements and under the Shipping Act of 1984 and the Ocean Reform Shipping Act of 1988, particularly with respect to those terms proscribing rebating practices. For ocean shipments not originating or terminating in the United States, the applicable regulations and licensing requirements typically are less stringent than those that originate or terminate in the United States.

        Although certain regulations exempt air freight forwarders from most of the Federal Aviation Act's requirements, with respect to our air freight forwarding business in the United States, we are subject to certain of the Department of Transportation's regulations as an indirect air cargo carrier under the Federal Aviation Act. Our foreign air freight forwarding operations are subject to similar regulation by the regulatory authorities of the respective foreign jurisdictions.

        We are subject to a broad range of environmental and workplace health and safety laws and regulations, including those governing the storage, handling and disposal of solid and hazardous waste, the shipment of explosive or illegal substances and other national security matters. If we are found to be in violation of applicable environmental or workplace health and safety laws and regulations, or if there is a finding that our policies and procedures fail to satisfy requisite minimum safeguards or otherwise do not comply with applicable laws or regulations, we could be subject to large fines, penalties or lawsuits, and we may face bans on making future shipments in particular geographic areas. In addition, if a release of hazardous substances occurs on or from our facilities or from a carrier we use, we may be required to participate in the remedy of, or otherwise bear liability for, such release. In such case, we also may be subject to claims for personal injury, property damage and natural resource damages. In 2003, the EPA filed a civil complaint against us alleging the improper storage of hazardous waste at our Laredo, Texas facility. The complaint sought a penalty of $374,500. We recently settled the matter with the EPA for a civil penalty of $45,000 and agreed to undertake a supplemental environmental project costing $100,000. We do not anticipate making any material capital expenditures for environmental control purposes in the next 12 months.

        As a customs broker operating in the United States, we are subject to highly complex and detailed customs laws and regulations and import and export controls, including the licensing requirements of the United States Department of Homeland Security, and are regulated by the United States Customs Service. Our fees for acting as a customs broker are not regulated. All U.S. Customs brokers are required to maintain prescribed records and are subject to periodic audits by the United States. Our foreign customs brokerage operations are licensed in and subject to the regulations of their respective countries.

        As a result of the September 11, 2001 terrorist attacks, the Federal Aviation Authority issued a number of regulations in respect of security measures relating to air cargo and freight shipments. As a certified party under the self-policing Customs-Trade Partnership Against Terrorism, we are also subject to compliance with security regulations that are enforced by the United States Customs Service, and we are subject to regulations under the Container Security Initiative, which is administered by the United States Customs Service. Our U.S. freight forwarding business also is subject to regulation by the Transportation Security Administration.

        We must comply with export regulations of the United States, including the Department of State (International Traffic in Arms Regulations), the Department of Commerce (the Export Administration Regulations), the Department of Treasury (the Asset Control Regulations) and the Bureau of Customs and Immigration Service, regarding what commodities are shipped to what destination, to what end-user and for what end-use. In addition, under some countries' applicable export laws and regulations (including those of the United States), we have an obligation to exercise reasonable care to ensure that each of our customers is in compliance with such laws and regulations, including laws and regulations requiring that the customer obtain appropriate licenses for shipments and accurately declare the contents of shipments for customs purposes.

        Some portions of our warehouse operations require authorizations and bonds by the United States Department of the Treasury and approvals by the United States Customs Service. Certain of our warehouse operations are licensed as container freight stations, public bonded warehouses and customs examination sites by the United States and other sovereign countries' customs services. Our foreign warehouse operations are subject to the regulations of their respective countries.

        We have adopted compliance programs and procedures designed to help us comply with applicable laws, rules and regulations. While we believe these programs generally are effective, because of the complexity of these laws, rules and regulations and the global scope of our business, we may not in all cases be in compliance. Our own internal audits of our compliance programs and procedures have identified certain instances where our employees failed to follow our internal procedures. In such instances, we took appropriate steps to address the non-compliance. If we fail to comply with applicable laws, rules or regulations, to exercise reasonable care with respect to our customers' shipments or to maintain required licenses or permits, we could be subject to substantial fines, criminal liability and/or suspension or revocation of our operating permits or authorities. While there can be no assurance as to impact on us of a failure to be in compliance with all applicable laws, rules and regulations, we have to date not been adversely affected by these laws, rules and regulations in any material respect.

Intellectual Property

        We have registered trademarks on a number of variations of the GeoLogistics name, our "G" logo and the LEP trademarks in the United States and other countries in which we operate. Depending on the jurisdiction of registration, trademarks are generally protected for ten to twenty years if they are in continuous use during that period and are renewable. These trademarks are material to us in the marketing of our services.

Seasonality

        Historically, our operating results have been subject to seasonal trends. Our first fiscal quarter is traditionally weaker than our other fiscal quarters, and our third and fourth fiscal quarters have generally been our strongest. This seasonality is due to many factors, including the markets in which we operate, holiday seasons, consumer demand, climate and economic conditions.

        A substantial portion of our revenue is derived from customers in industries whose shipping patterns are tied closely to consumer demand or are based on just-in-time production schedules. Our revenue is, to a large degree, affected by factors beyond our control, including shifting consumer and manufacturing demand and economic cyclicality. Additionally, because many customers ship a significant portion of their goods at or near the end of a calendar quarter, we may not learn of a shortfall in revenues until late in a given quarter.

Employees

        As of December 31, 2004, we and our subsidiaries had approximately 5,700 employees. Approximately 2,900 of our employees are in the Asia Pacific region, 2,000 are in EMEA and 800 are in the Americas. Management believes that the company has good relationships with its employees.

        Approximately 41 of our employees in the United States are subject to collective bargaining arrangements. In Europe, our employees are members of work councils where required by law. In Asia, all of our employees are non-unionized.

Properties

        The properties used in our operations consist principally of leased freight forwarding offices and warehouse and distribution facilities. As of December 31, 2004, we had 143 office facilities, 3 of which were owned and 140 of which were leased, and 143 warehouse facilities, 8 of which were owned and 135 of which were leased. In the aggregate, we have approximately 1.2 million square feet of office space and 4.2 million square feet of warehouse space in 24 countries.

        The following table sets forth certain information relating to our domestic and foreign properties as of December 31, 2004.

	Number of Facilities
	Owned	Leased	Total
Asia Pacific	2	109	111
Europe/Middle East/Africa	9	124	133
Americas	—	42	42

Total	11	275	286

        We believe that our office and warehouse facilities are generally well maintained, are suitable to support our business and are adequate for our present needs.

Legal Proceedings

        In July 2004, one of our subsidiaries, Matrix International Logistics, Inc., acting as a freight forwarder, arranged for the shipment of certain protective items, including bomb blast blankets, ceramic armor plates and body armor, to Iraq on behalf of one of its customers, who was shipping such items under a contract with the U.S. Agency for International Development (USAID), a U.S. government agency involved in the reconstruction of Iraq. Upon inspection by a U.S. Customs and Border Protection officer, the shipment in question was denied clearance for export because the customer of Matrix allegedly failed to obtain the proper Department of State and Department of Treasury export licenses for such items and Matrix allegedly did not properly describe such items on the Shippers Export Declaration (Automated Export System) form. The required licenses later were issued and the protective items were allowed to be exported. On October 4, 2004, the U.S. Attorney's office filed criminal complaints in the U.S. District Court, Eastern District of Michigan, against Matrix and one of its employees relating to this shipment. The complaint against Matrix contains three felony counts that allege that Matrix improperly attempted to export commodities requiring export licenses, made false statements to a governmental agency and violated the International Emergency Economic Powers Act and the Arms Export Control Act.

        Since filing the complaint against Matrix, the U.S. government has not filed an indictment against Matrix or the employee or, to our knowledge, taken any other actions against Matrix or the employee relating to this matter. We believe these charges are wholly without merit and intend to vigorously defend Matrix in the event that the U.S. government seeks to pursue these charges. If the U.S. government files an indictment, or pursues any related action against Matrix, and prevails, Matrix could be subject to criminal penalties, including substantial monetary fines and the loss of its export privileges, any of which could have a material adverse effect on Matrix's business, results of operations and financial condition. Matrix is a wholly owned subsidiary of GeoLogistics and represented approximately $8.2 million of our consolidated net revenue for 2004. Although the U.S. government has not taken any action against GeoLogistics and has not alleged any wrongdoing by GeoLogistics, we cannot assure you that this matter will not adversely affect our consolidated business, results of operations or financial condition.

        From time to time we may become a party to various legal proceedings arising in the ordinary course of our business.

MANAGEMENT

Executive Officers and Directors

        Our executive officers and directors are:

Name	Age	Position
William J. Flynn	51	President, Chief Executive Officer and Director
Stephen P. Bishop	48	Executive Vice President and Chief Financial Officer
Wolfgang Hollermann	56	Chief Executive Officer of Asia Pacific Region
Charles M. Kirk	57	Chief Information Officer
Alex Leivici	45	Chief Executive Officer of Americas Region
Karl Nutzinger	47	Chief Executive Officer of Europe/Middle East/Africa Region
Robert D. Denious	43	Director
Malcolm T. Hopkins	77	Director
John A. Janitz	62	Director
Kevin J. Prokop	37	Director
Dominick J. Schiano	50	Director

        William J. Flynn became our President, Chief Executive Officer and director in August 2002. Before joining our company in 2002, Mr. Flynn was the Senior Vice President, Merchandise Service Group of CSX Transportation, the railroad unit of CSX Corporation, a provider of freight transportation services, from May 2000 until July 2002. Mr. Flynn was the Senior Vice President of Strategic Planning for CSX Corporation, where he was responsible for the company's e-business strategy and development, from December 1999 until April 2000. Before his employment at CSX Corporation, Mr. Flynn held various positions at Sea-Land Service, Inc., a U.S.-based ocean carrier. Mr. Flynn has over 27 years of experience in the freight forwarding and logistics industry. In March 2003, Mr. Flynn was awarded the Marco Polo award by the government of China, the highest award given to a private person for support of humanitarian activities and business development in China.

        Stephen P. Bishop became our Executive Vice President and Chief Financial Officer in July 2004. Before joining our company in 2004, Mr. Bishop was the Executive Vice President and Chief Financial Officer of NetJets, Inc., a fractional aircraft ownership program, where he was responsible for building finance and information technology teams and for implementing refinancing initiatives from July 1998 until May 2004. NetJets Inc. is a subsidiary of Berkshire Hathaway. Mr. Bishop served as the Corporate Vice President and Treasurer and then Managing Director of Finance and Operations of Telcordia Technologies, a telecommunications software and consulting company, from February 1995 until June 1998. Mr. Bishop has over 25 years of experience in finance and operations management.

        Wolfgang Hollermann joined our company in September 1997 as result of our acquisition of LEP International Worldwide Ltd., a transportation services company, where he had been serving as the Chief Executive Officer of its Asia Pacific Region since September 1990. Mr. Hollermann has continued to serve as our Chief Executive Officer of Asia Pacific Region since that acquisition. Before joining LEP International in 1990, Mr. Hollermann was the joint Chief Executive of the merged group Herman Ludwig and Calberson Group, a freight forwarding company, from January 1987 until December 1989. Before serving as the joint Chief Executive, Mr. Hollermann was President of Hermann Ludwig Inc., where he headed that company's North American operations from January 1985 until January 1987. Mr. Hollermann has over 25 years of experience in the freight forwarding and logistics industry.

        Charles M. Kirk became our Chief Information Officer in April 2004. Before joining our company in 2004, Mr. Kirk was the Senior Vice President, Information Technology at C&S Wholesale Grocers, a provider of warehousing and distribution services, where he was responsible for due diligence analysis, systems integration for large company acquisitions and the creation of a plan for the transition from mainframe applications to modern platforms from June 2003 until February 2004. Before his employment at C&S Wholesale Grocers, Mr. Kirk was an independent consultant specializing in information technology project management and CRM since May 2002, and prior thereto, Mr. Kirk worked at General Motors, a global vehicle manufacturer, from February 1997 until May 2002. While at General Motors, he first served as Information Officer, Customer Experience with corporate responsibility for all customer facing systems, and then as General Manager, Enterprise Customer Management with responsibility for customer relations management for General Motors Automotive, where he created and implemented the first corporate-wide customer contact and support operation. Mr. Kirk has over 25 years of experience in the information technology industry.

        Alex Leivici became our Chief Executive Officer of Americas Region in January 2004. Before joining our company in 2004, Mr. Leivici was the Senior Vice President for the North East Region of Panalpina Group, a global freight forwarding and logistics company, where he worked from September 1978 until July 2003 and was primarily responsible for regionalizing its North American organization. Mr. Leivici has over 20 years of experience in the freight forwarding and logistics industry.

        Karl Nutzinger became our Chief Executive Officer of Europe/Middle East/Africa Region in April 2003. Before joining our company in 2003, Mr. Nutzinger was the Regional Director and Chief Executive Officer, Central Europe at Schenker AG, Essen, an international freight forwarding company, where he worked from January 2000 until March 2003. At Schenker AG, Essen, Mr. Nutzinger introduced gate and HUB-systems in air, sea and land freight, participated in the restructuring of that company and implemented cost-cutting programs in the region. Mr. Nutzinger was also in charge of operations in several countries, including the U.K., Ireland, France, Italy and Spain. Before his employment at Schenker AG, Essen, Mr. Nutzinger served as the General Manager, Berlin and Eastern Germany at Schenker BTL, where he created a Logistics Consulting Division and implemented e-commerce, benchmarking concepts and quality management between 1995 and 1999. Mr. Nutzinger has over 20 years of experience in the freight forwarding and logistics industry.

        Robert D. Denious has served as a director of our company since November 2001. Mr. Denious is a Managing Director of Questor Management Company, LLC, which manages the day-to-day operations of Questor Partners, where he is responsible for leading transactions, arranging financing and working closely with management teams of portfolio companies to design, implement and drive operational improvements. Before joining Questor Management in 1999, Mr. Denious was a lawyer in the corporate and securities group at Drinker Biddle & Reath LLP from September 1988 until March 1999, where he was a partner from 1996.

        Malcolm T. Hopkins has served as a director of our company since November 2001. Mr. Hopkins is an independent consultant in corporate governance to distressed debt and private equity investment firms. Before becoming an independent consultant, Mr. Hopkins served in various senior executive capacities, including Vice Chairman and Chief Financial Officer, of the St. Regis Corporation, a diversified multinational forest products company, from May 1976 until November 1984. Mr. Hopkins has extensive experience providing oversight and advice to bankrupt and distressed companies. Mr. Hopkins has served as a non-employee chairman of the board of directors and a lead director, as well as a chairman of the audit, compensation and executive committees of various companies.

        John A. Janitz has served as a director of our company since January 2004. Mr. Janitz is a Managing Director of Questor Management Company, LLC and has served as Chairman of Teksid Aluminum, a global producer of aluminum castings for the automotive industry since February 2003. Before joining Questor Management in October 2003, Mr. Janitz engaged in various advisory and consulting arrangements with several private equity firms from October 2001 until February 2003.

Mr. Janitz was the President and Chief Operating Officer of Textron Inc., a multi-industry company, from March 1999 until October 2001.

        Kevin J. Prokop has served as a director of our company since November 2001. Mr. Prokop is a Director of Questor Management Company, LLC. Before joining Questor Management in 1998, Mr. Prokop was Associate and Engagement Manager at McKinsey & Company, a management consulting firm. Before his employment at McKinsey & Company, Mr. Prokop worked at Kleinwort Benson, Ltd., as well as at First Chicago-NBD Capital Markets, where he focused on buyouts and middle-market mergers and acquisitions.

        Dominick J. Schiano has served as a director of our company since December 2003. Mr. Schiano is a Managing Director of Questor Management Company, LLC. Before joining Questor Management in 2003, Mr. Schiano held various executive positions at Textron Inc. from September 1997 until May 2003, including Executive Vice President, General Manager and Chief Financial Officer of the threaded fastener, fastening systems and automotive business segments.

Board of Directors and Committees

        Our business and affairs are managed under the direction of our board of directors. Upon completion of this offering, our board of directors will be comprised of six directors, and our certificate of incorporation will divide our board of directors into three classes. Upon the expiration of the term of a class of directors, directors in that class will be elected for three-year terms at the annual meeting of stockholders in the year in which their term expires. Upon completion of this offering, the classes will be comprised as follows:

  •
  Kevin J. Prokop and Dominick J. Schiano will be Class A directors whose terms will expire at the 2006 annual meeting of stockholders,

  •
  Malcolm T. Hopkins and John A. Janitz will be Class B directors whose terms will expire at the 2007 annual meeting of stockholders, and

  •
  Robert D. Denious and William J. Flynn will be Class C directors whose terms will expire at the 2008 annual meeting of stockholders.

        The board of directors will distribute any additional directorships resulting from an increase in the number of directors among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. This classification may have the effect of delaying or preventing changes in control of our company.

        Because Questor Partners will own more than 50% of the voting power of our company after giving effect to this offering, we are considered a "controlled company" for the purposes of The Nasdaq National Market listing requirements. As a result, we are exempt from certain of the Nasdaq's corporate governance requirements, including requirements that (1) a majority of our board of directors consist of independent directors, (2) compensation of our officers be determined or recommended to our board of directors by a majority of independent directors or by a compensation committee consisting of independent directors and (3) our director nominees be selected or recommended for selection by a majority of independent directors or by a nominating committee consisting of independent directors. Following this offering, we intend to utilize these exemptions, so our board of directors will not have a majority of independent directors and our compensation and nominating and corporate governance committees will not consist entirely of independent directors. Accordingly, you may not have certain protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of The Nasdaq National Market, and the approval of certain significant corporate decisions could be determined by directors who are not independent.

        Our board of directors has established three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee.

        Audit Committee.    The audit committee of the board of directors consists of Malcolm T. Hopkins, Kevin J. Prokop and Dominick J. Schiano. The audit committee is responsible for, among other things:

  •
  selecting our independent registered public accounting firm,

  •
  overseeing our accounting and financial reporting processes and audits of our financial statements,

  •
  overseeing management's establishment and maintenance of processes to assure that an adequate system of internal controls is functioning,

  •
  reviewing our annual and quarterly financial statements and discussing those financial statements with management and the independent registered public accounting firm, and

  •
  reviewing the performance and qualifications of our independent registered public accounting firm, approving the scope of its audit and preapproving the audit and non-audit services it proposes to perform.

        Our board of directors has determined that Mr. Hopkins is independent in accordance with the rules of the Securities Exchange Act of 1934, as amended, and The Nasdaq National Market.

        Compensation Committee.    The compensation committee of the board of directors consists of Robert D. Denious and John A. Janitz. The compensation committee is responsible for, among other things:

  •
  reviewing key employee compensation policies, plans and programs,

  •
  reviewing and approving compensation for our executive officers and any employment contracts or other similar arrangements between us and our executive officers,

  •
  administering our stock option and other employee benefits plans, and

  •
  preparing recommendations and periodic reports to the board of directors and stockholders concerning these matters.

        Nominating and Corporate Governance Committee.    The nominating and corporate governance committee of the board of directors consists of William J. Flynn and John A. Janitz. The nominating and corporate governance committee is responsible for, among other things:

  •
  assisting the board of directors in identifying individuals qualified to become board members,

  •
  recommending nominees for election as directors and as members of committees of the board of directors,

  •
  assessing the performance of our directors and our board of directors, and

  •
  developing, recommending to the board of directors and reviewing our corporate governance principles.

Board Compensation

        In 2004, Malcolm T. Hopkins, a non-employee director, was entitled to receive fees totaling $20,000 for his service on our board of directors. No additional compensation was paid for committee participation or special assignments. Our other non-employee directors, Robert D. Denious, John A. Janitz, Kevin J. Prokop and Dominick J. Schiano, who are employees of Questor Management, did not directly receive fees from us for their service as directors. However, Questor Management received an annual fee of $1.5 million for 2004 from us related, among other things, to the service of those individuals on our board of directors. Questor Management does not, in turn, pay any fees to its employees for their service as directors. Questor Management controls the day-to-day management of Questor Partners.

        Following the completion of this offering, we will provide the following compensation to our non-employee directors:

        Cash Compensation.    Each non-employee director will receive an annual fee of $              for his or her service as a director and an additional annual fee of $              will be paid to the chair of each committee of our board of directors. Each of these directors will also receive $               for each board meeting attended in person and $              for each board meeting attended by telephone. Each director who is also a member of a committee will receive $              for each committee meeting attended in person and $              for each committee meeting attended by telephone, provided that such committee meeting is held on a day when there is not also a board meeting. We also will provide reimbursements for travel, lodging and other related expenses incurred in attending board meetings.

        Equity Compensation.    Each non-employee director will be granted an option to acquire              shares of our common stock upon completion of this offering. Thereafter, upon first being elected or appointed as a non-employee director, an individual will be granted an option to acquire               shares of our common stock. In addition, on the day of each annual meeting of stockholders, each non-employee director in office immediately following the meeting will be granted an option to acquire              shares of common stock, unless that director had received an initial option grant less than six months before the date of the annual meeting. The directors affiliated with Questor Management have advised us that they are required, under their arrangements with Questor Management, to assign all of their interests in and to these options to Questor Management.

        Each initial option and annual option will vest and become exercisable in              equal installments beginning on the first anniversary of the grant date. The exercise price per share of these options will equal the fair market value of our common stock on the date of grant. Options that will be issued upon completion of this offering under the 2005 Plan will have an exercise price equal to the initial public offering price per share in this offering. The number of shares underlying these options is subject to adjustment for stock dividends, combinations, splits and similar events.

Compensation Committee Interlocks and Insider Participation

        During 2004, Vincent Cebula, Robert D. Denious, Kevin J. Prokop and William E. Simon, Jr. served on our compensation committee. None of these individuals is or was during 2004 an employee, or is or has ever been an officer, of our company or our subsidiaries. Messrs. Denious and Prokop are employees of Questor Management, and Messrs. Cebula and Simon are affiliated with other of our stockholders that are parties to certain management agreements. The disclosure of related party transactions as required by Item 404 of Regulation S-K is discussed below under "Certain Relationships and Related Transactions." None of our executive officers serves or has served as a member of the board of directors or compensation committee of another company that has at least one executive officer serving as a member of our board of directors or compensation committee.

Executive Compensation

        The following table summarizes compensation paid to, awarded to or earned by our President and Chief Executive Officer and each of our four other most highly compensated executive officers during the fiscal year ended December 31, 2004 (collectively, the "named executive officers").

Summary Compensation Table

		Annual Compensation				Long-Term Compensation
						Awards		Payouts
	Year	Salary ($)	Bonus ($)(1)	Other Annual Compensation ($)(2)		Restricted Stock Awards ($)	Securities Underlying Options (#)	Payouts LTIP ($)	All Other Compensation ($)
William J. Flynn President and CEO	2004	470,833	—	—		—	—	—	—
Wolfgang Hollermann(3) CEO of Asia Pacific Region	2004	454,213	—	332,597	(4)	—	—	—	90,413	(5)
Karl Nutzinger(6) CEO of EMEA Region	2004	372,559	—	60,677	(7)	—	—	—	33,530	(8)
Alex Leivici CEO of Americas Region	2004	296,538	—	—		—	—	—	—
Stephen P. Bishop(9) Executive Vice President and CFO	2004	148,500	—	—		—	—	—	—

(1)
Bonus amounts for 2004 have not yet been determined.

(2)
Excludes certain perquisites and other personal benefits received by the named executive officers that do not exceed the lesser of $50,000 or 10% of the named executive officer's salary and bonus disclosed in the table.

(3)
Converted from euros at an assumed exchange rate of $1.242 U.S. dollar per euro, which represents an average exchange rate for 2004 and from the Hong Kong Dollar ("HKD") at an assumed exchange rate of $0.128 per HKD, which represents an average exchange rate for 2004.

(4)
Includes $268,526 for housing expenses.

(5)
Includes $90,413 for contributions to a personal insurance policy.

(6)
Converted from euros at an assumed exchange rate of $1.242 U.S. dollar per euro, which represents an average exchange rate for 2004.

(7)
Includes $37,256 for living allowance and $17,572 for car allowance.

(8)
Includes $33,530 for contributions to personal insurance policy.

(9)
Mr. Bishop joined our company in July 2004.

        Under the 2002 Plan, certain of our employees, including the named executive officers, have been granted EAUs in amounts determined by our board of directors or compensation committee. See "—Executive Compensation Plans—2002 Equity Appreciation Rights Plan" for additional information. Information regarding EAUs granted to the named executive officers during the year ended December 31, 2004 is set forth in the table below.

Long-Term Incentive Plans—Awards in Last Fiscal Year

Estimated Future Payouts Under Non-Stock Price Based Plans(1)
Performance or Other Period Until Maturation or Payout (#)
Number of Shares, Units or Other Rights (1) (#)
Name				Threshold ($ or #)	Target ($ or #)	Maximum ($ or #)
William J. Flynn	—		—	—	—	—
Wolfgang Hollermann	—		—	—	—	—
Alex Leivici	—		—	—	—	—
Karl Nutzinger	—		—	—	—	—
Stephen P. Bishop	100	(2)	—	(3)	(3)	(3)

(1)
Does not reflect 350, 140, 100 and 130 EAUs held by Messrs. Flynn, Hollermann, Leivici and Nutzinger, respectively, as of December 31, 2004. Upon the occurrence of a terminal event as defined in the 2002 Plan, each EAU entitles the holder to receive a payment, in cash or other property, equal to 0.00005 times the excess of the "aggregate equity value" over approximately $             million (subject to adjustment for certain new equity investments in our company), plus an additional amount equal to 0.00005 times the excess of the aggregate equity value over approximately $             million (subject to

  adjustment for certain new equity investments in our company). The 2002 Plan defines the "aggregate equity value" as the amounts received by all holders of all classes of our equity securities, plus all amounts required to be paid by us under the 2002 Plan and any similar plans that we adopt, in connection with any terminal event. If a terminal event were to occur and the aggregate equity value were to equal $              , Messrs. Flynn, Hollermann, Leivici and Nutzinger would be entitled to receive approximately $              , $              , $              and $              , respectively. See "—Executive Compensation Plans—2002 Equity Appreciation Rights Plan" for additional information.

(2)
Represent 100 special EAUs that vest in four equal annual installments beginning on July 15, 2005 granted to Mr. Bishop in connection with his joining our company.

(3)
Upon the occurrence of a terminal event, for each special EAU held, Mr. Bishop is entitled to receive a payment, in cash or other property, equal to 0.00005 times the excess of the aggregate equity value over approximately $             million (subject to adjustment for certain new equity investments in our company), plus an additional amount equal to 0.00005 times the excess of the aggregate equity value over approximately $             million (subject to adjustment for certain new equity investments in our company). If a terminal event were to occur and the aggregate equity value were to equal $              , Mr. Bishop would be entitled to receive approximately $              .

        We have amended the 2002 Plan to cancel all outstanding EAUs and to issue to participants, each of whom is a current or former employee of ours, in connection with this offering common stock and cash, plus, in some cases, options to acquire shares of our common stock at the initial public offering price per share. The amount of cash to be paid to holders is intended to approximate the tax liability the holder will incur as a consequence of cancelling his or her EAUs and receiving the common stock and cash. Assuming the initial public offering price of our shares of common stock will be the midpoint of the price range set forth on the front cover of this prospectus, our named executive officers will receive the following in connection with the cancellation of their EAUs:

Name	Shares of Common Stock (#)	Cash ($)	Shares of Common Stock Underlying Options (#)
William J. Flynn(1)
Wolfgang Hollermann(2)
Alex Leivici(3)
Karl Nutzinger(4)
Stephen P. Bishop(5)

(1)
Immediately before the completion of the offering, Mr. Flynn held 350 EAUs.

(2)
Immediately before the completion of the offering, Mr. Hollermann held 140 EAUs.

(3)
Immediately before the completion of the offering, Mr. Leivici held 100 EAUs.

(4)
Immediately before the completion of the offering, Mr. Nutzinger held 130 EAUs.

(5)
Immediately before the completion of the offering, Mr. Bishop held 100 special EAUs.

Stock Options

        No stock options were granted to our named executive officers during the year ended December 31, 2004.

Executive Compensation Plans

        2002 Equity Appreciation Rights Plan.    The 2002 Plan was originally adopted by our board of directors on July 24, 2002. The 2002 Plan, as amended and restated, is intended to provide certain of our employees with incentives for attaining long-term growth and to align the interests of our employees with those of our stockholders. Under the terms of the 2002 Plan, the board of directors or the compensation committee selects employees to participate in the 2002 Plan. Participants are granted EAUs in amounts that our board of directors or compensation committee determines. Employees also may be granted special EAUs that have different payout values upon a terminal event than the payout values provided for in the 2002 Plan. Each EAU entitles the holder to receive a payment, in cash or other property, based upon the amounts received by all holders of all classes of our equity securities, plus all amounts required to be paid by us under the 2002 Plan and any similar plans that we adopt, in connection with one of the following events, which are referred to as "terminal events" in the 2002 Plan: (i) a sale or transfer of all beneficial interest in all or substantially all of our issued and outstanding common stock, other than certain transfers for the purpose of effecting a recapitalization, (ii) certain mergers or consolidations, (iii) any sale, lease, exchange or other transfer of all, or substantially all, of our assets other than to effect a reorganization or recapitalization, (iv) a liquidation or dissolution or (v) any other sale or similar transaction designated as a terminal event by our board of directors. EAUs vest in accordance with the vesting schedule established at the time of grant and automatically vest upon the occurrence of a terminal event. EAUs are also subject to forfeiture if we terminate the holder's employment for cause or the holder breaches any non-competition obligation owed to us.

        We have amended the 2002 Plan to cancel all outstanding EAUs and to issue to participants, each of whom is a current or former employee of ours, in connection with this offering common stock and cash, plus, in some cases, options to acquire shares of our common stock at the initial public offering price per share. The amount of cash to be paid to holders is intended to approximate the tax liability the holder will incur as a consequence of cancelling his or her EAUs and receiving the common stock and cash. Assuming the initial public offering price of our shares of common stock will be the midpoint of the price range set forth on the front cover of this prospectus, we expect to issue an aggregate     shares of common stock and an aggregate         options to acquire shares of our common stock and make aggregate cash payments of $            . None of the shares of the common stock and options issued may be offered for sale, sold, pledged or otherwise disposed of for 12 months following completion of this offering. After such 12-month period ends and until 18 months following completion of this offering, only half of these shares and options may be offered for sale, sold, pledged or otherwise disposed of, with these transfer restrictions lapsing after such 18-months period ends. Notwithstanding the foregoing, at any time after 6 months following completion of this offering, we will have the discretion to waive these transfer restrictions. All such shares are subject to forfeiture of the participant directly or indirectly competes with us during such periods.

        2005 Equity Incentive Plan.    In May 2005, our board of directors and stockholders approved the 2005 Plan. Stock options, stock appreciation rights, restricted stock, restricted stock units, bonus stock and performance stock may be granted under the 2005 Plan. Options granted under the 2005 Plan may be either "incentive stock options," as defined under Section 422 of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), which are available to employees only, or nonqualified stock options.

        Purpose.    The 2005 Plan is intended to make available incentives that will assist us to attract, retain and motivate employees, consultants and directors whose contributions are essential to our success. We may provide these incentives through the grant of stock options, stock appreciation rights, restricted stock, restricted stock units and performance stock.

        Shares Subject to the 2005 Plan Reserved.    We have reserved a total of 2,000,000 shares of our common stock, subject to adjustment, for issuance under the 2005 Plan. No participant in the 2005 Plan may be granted options and/or stock appreciation rights for more than 500,000 shares during any consecutive 36-month period. Finally, the maximum number of shares covered by awards (other than options and stock appreciation rights) granted to any employee under the 2005 Plan in any consecutive 36-month period under any award is 200,000 shares.

        Administration.    The compensation committee of our board of directors will administer the 2005 Plan, although the committee may delegate to one or more of our officers certain authority under the plan, subject to limitations specified by the plan and our board. Subject to the provisions of the plan, the administrator determines in its discretion the persons to whom and the times at which awards are granted, the types and sizes of such awards, and all of their terms and conditions. All awards (other than bonus stock) must be evidenced by a written agreement between us and the participant. Subject to the terms of the 2005 Plan, the administrator may amend, cancel or renew any award, waive any restrictions or conditions applicable to any award and accelerate, continue, extend or defer the vesting of any award. The administrator has the authority to construe and interpret the terms of the 2005 Plan and awards granted under it.

        Eligibility.    Awards may be granted under the 2005 Plan to our officers and other employees and to our directors and consultants. While we may grant incentive stock options only to employees, we may grant nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, bonus stock and performance stock to any eligible participant.

        Stock Options.    The administrator may grant nonqualified stock options or incentive stock options or any combination of these. The exercise price of each option may not be less than the fair market value of a share of our common stock on the date of grant. Any incentive stock option granted to a person who owns stock possessing more than 10% of the total combined voting power of all classes of our stock or of any parent or subsidiary corporation must have an exercise price equal to at least 110% of the fair market value of a share of our common stock on the date of grant and a term not exceeding five years. The term of all other options may not exceed ten years.

        Options vest and become exercisable at such times or upon such events and subject to such terms, conditions, performance criteria or restrictions as may be specified by the administrator. Unless a longer period is provided by the administrator, an option generally will remain exercisable for three months after the termination of the participant's service, except that, if service terminates as a result of the participant's death or disability, the option generally will remain exercisable for twelve months, even if the twelve-month period extends the term of the option beyond the normal expiration of its term.

        Stock Appreciation Rights.    A stock appreciation right gives a participant the right to receive the appreciation in the fair market value of our common stock between the date of grant of the award and the date (after vesting) that the participant exercises it. We may pay the appreciation either in cash (for those foreign participants not subject to section 409A of the Code) or in shares of our common stock. We may make this payment in a lump sum, or we may defer payment in accordance with the terms of the participant's award agreement. Stock appreciation rights vest at the times and on the terms established by the administrator. The maximum term of any stock appreciation right granted under the 2005 Plan is ten years.

        Restricted Stock Awards.    The administrator may grant awards of restricted stock under the 2005 Plan, subject to vesting conditions based on service or subject to the attainment of the performance goals described below in connection with performance stock. The shares acquired may not be transferred by the participant until vested. Unless otherwise determined by the administrator, a participant will forfeit any unvested shares upon voluntary or involuntary termination of service with us for any reason, including death or disability. Participants holding restricted stock will have the right to vote the shares and to receive any dividends paid, except that dividends or other distributions paid in shares will be subject to the same restrictions as the original award.

        Restricted Stock Units.    The administrator may grant awards of restricted stock units under the 2005 Plan, which represent a right to receive shares of our common stock at a future date determined in accordance with the participant's award agreement. The administrator may grant restricted stock unit awards subject to the attainment of performance goals similar to those described below in connection with performance stock and/or may make the awards subject to vesting conditions based on service. Participants have no voting rights or right to receive dividends with respect to restricted stock unit awards until shares of common stock are issued in settlement of such awards. However, the administrator may grant restricted stock units that entitle their holders to receive dividend equivalents, which is a right to receive additional restricted stock units for a number of shares with a value equal to any cash dividends we pay. Payments may be made in lump sum or on a deferred basis. If payments are to be made on a deferred basis, the administrator may provide for the payment of dividend equivalents during the deferral period.

        Bonus Stock.    The administrator may grant awards of bonus stock under the 2005 Plan. Bonus stock does not require payment by a participant and is a bonus to the participant for services provided to us.

        Performance Stock.    The administrator may grant awards of performance stock under the 2005 Plan, which will result in payment to a participant only if specified performance goals are achieved during the specified performance period. Performance stock awards are denominated in shares of our common stock. In granting a performance stock award, the administrator establishes the applicable performance goals based on one or more measures of business performance. In creating these measures, the administrator will use one or more of the following business criteria: return on assets, return on net assets, asset turnover, return on equity, return on capital, market price appreciation of common stock, economic value added, total stockholder return, net income, EBITDA, pre-tax income, earnings per share, operating profit margin, net income margin, sales margin, cash flow, market share, inventory turnover, net revenue growth, capacity utilization, revenue per shipment, increase in customer base, environmental health and safety, diversity, quality and/or such other objective criteria. These business criteria may be expressed in absolute terms or relative to the performance of other companies or an index. To the extent earned, performance stock awards may be settled in cash, shares of our common stock or any combination of these. Payments may be made in lump sum or on a deferred basis. If payments are to be made on a deferred basis, the administrator may provide for the payment of dividend equivalents during the deferral period. Unless otherwise determined by the administrator, if a participant's service terminates due to death or disability before completion of the applicable performance period, the final award value is determined at the end of the period on the basis of the performance goals attained during the entire period, but payment is prorated for the portion of the period during which the participant remained in service. Except as otherwise provided by the 2005 Plan, if a participant's service terminates for any other reason, the participant's performance stock is forfeited.

        Change in Control.    The 2005 Plan provides that in the event of a change in control:

(1)
if the surviving/successor entity does not assume a participant's awards under the 2005 Plan, or does not convert them into or exchange them for comparable awards, or if any awards are assumed, converted or exchanged that do not provide for full vesting in the event a participant's employment with the surviving/successor entity ends within twelve months after the change in control for reasons other than cause, then, upon the consummation of such change in control—

•
all outstanding options will become fully exercisable,

•
all outstanding stock appreciation rights will fully vest,

•
all restrictions on any outstanding awards of restricted stock or restricted stock units will lapse, and

•
all performance stock will become fully vested and will be paid out as if the date of the change in control were the last day of the applicable performance period and "target" performance levels had been attained, and

(2)
if the surviving/successor entity does assume a participant's awards under the 2005 Plan, or converts them into or exchanges them for comparable awards, such assumed, converted or exchanged awards must contain a provision requiring that in the event a participant's employment with the surviving/successor entity ends within twelve months after the change in control for reason other than for cause, then—

•
all outstanding options will become fully exercisable,

•
all outstanding stock appreciation rights will fully vest,

  •
  all restrictions on any outstanding awards of restricted stock or restricted stock units will lapse, and

  •
  all performance stock will become fully vested and will be paid out as if the date of the participant's termination of employment were the last day of the applicable performance period and "target" performance levels had been attained.

        In addition, the 2005 Plan provides that the surviving entity following a change in control will assume each outstanding award or grant a replacement award in its place (if the participant will be employed by or providing services to the surviving entity following the change in control). However, in the event of a proposed change in control, the administrator may terminate all or a portion of any outstanding award, effective upon the closing of the change in control, if it determines that such termination is in our best interests. If outstanding options are to be terminated, the administrator will provide each participant holding an option not less than 14 days' advance notice of the termination, and any option that is to be so terminated may be exercised up to, and including the date immediately preceding, the date of termination.

        Amendment and Termination.    The 2005 Plan will continue in effect until terminated by our board of directors, except that no incentive stock options may be granted under the 2005 Plan after May      , 2015. Our board of directors may amend, suspend or terminate the 2005 Plan at any time, provided that without stockholder approval, the plan may not be amended to increase the number of shares authorized for options, change the class of persons eligible to receive incentive stock options, reprice any outstanding stock option or stock appreciation right, extend the duration of the plan with respect to incentive stock options or effect any other change that would require stockholder approval under any applicable law or listing rule. Amendment, suspension or termination of the 2005 Plan may not adversely affect any outstanding award without the consent of the participant, unless such amendment, suspension or termination is necessary to comply with applicable law.

Employment Agreements

        We entered into an employment agreement with our President and Chief Executive Officer, William J. Flynn, on August 1, 2002. The agreement expires on July 31, 2005 and does not provide for any automatic renewal or extension. Under this agreement, Mr. Flynn is entitled to receive an annual salary, as well as an annual bonus based on a percentage of his salary upon the achievement of certain performance-based goals. Also under the agreement, Mr. Flynn is entitled to reimbursement of business related expenses and to certain benefits and perquisites, including a $1,000,000 term life insurance policy and health insurance and other benefit plans we maintain from time to time. If we terminate Mr. Flynn's employment without cause or if he resigns for good reason, he is entitled to receive all accrued but unpaid amounts due under the agreement, monthly severance payments at a rate equal to his base salary for a period of 12 months and a pro rata portion of any bonus earned. If Mr. Flynn's employment is terminated due to his death or incapacity, he (or his estate or beneficiaries) is entitled to receive a pro rata portion of any bonus earned. Mr. Flynn's employment agreement restricts his ability to compete with our business, to engage in any businesses in which we are engaged and to recruit any of our employees, in each case, for 12 months after his termination for cause or resignation without good reason, or for any period in which we make severance payments to him if he is terminated for any other reason.

        We entered into an employment agreement with Karl Nutzinger, the Chief Executive Officer of our Europe/Middle East/Africa Region, on April 1, 2003. The agreement expires on April 1, 2008 and does not provide for any automatic renewal or extension. Under this agreement, Mr. Nutzinger is entitled to receive an annual salary, as well as an annual bonus based on a percentage of his base salary upon the achievement of certain performance-based goals. Also under the agreement, Mr. Nutzinger is entitled to reimbursement of business related expenses and to certain benefits and perquisites, including an automobile allowance and health insurance and life insurance benefits we maintain from time to time. Upon termination of Mr. Nutzinger's employment due to death or disability, he (or his estate or beneficiaries) is entitled to receive a pro rata portion of any bonus earned. If we terminate Mr. Nutzinger's employment before April 1, 2006 without cause, we must pay his full salary and make monthly payments to him equal to our cost of providing his benefits under any benefit plan until the earlier of April 1, 2006 or when he becomes employed in another position. If we terminate Mr. Nutzinger's employment after April 1, 2006 but before April 1, 2008 without cause, we must pay his full salary and make monthly payments to him equal to our cost of providing his benefits under any benefit plan until the earlier of April 1, 2008 or when he becomes employed in another position. The agreement restricts Mr. Nutzinger from competing with our business or soliciting our customers for the sale of freight forwarding services following the termination of his employment during any period in which we make severance payments to him, unless he is terminated for cause, in which case he may not compete with our business or solicit our customers for the longer of six months after his termination or the duration of any severance period. The agreement also restricts Mr. Nutzinger from soliciting our employees away from our company for 12 months following any termination of his employment.

        We entered into an employment agreement with Wolfgang Hollermann, Chief Executive Officer of our Asia Pacific Region, on June 25, 2002. The agreement expires on December 31, 2005, but will automatically renew for separate one year terms ending December 31, 2006 and December 31, 2007 unless earlier terminated at the election of either party. Under this agreement, Mr. Hollermann is entitled to receive an annual salary, as well as an annual bonus based on a percentage of his base salary upon achieving certain performance-based goals. Also under the agreement, Mr. Hollermann is entitled to reimbursement of business related expenses and to certain benefits and perquisites, including an automobile, a housing allowance and health insurance and life insurance benefits we maintain from time to time. If Mr. Hollermann's employment is terminated without cause or we substantially diminish his employment responsibilities or we commit a material breach of our covenants under the agreement, we are obligated to make severance payments to him in an aggregate amount equal to all salary payments that would have been payable to him pursuant to the agreement until the later of one year from the date of termination or the expiration of the then current term. The agreement restricts Mr. Hollermann from competing with our business, from soliciting our customers for the sale of freight forwarding services and from soliciting our employees away from the company following the termination of his employment during any period in which we make severance payments to him.

PRINCIPAL AND SELLING STOCKHOLDERS

        The following table sets forth information known to us regarding the beneficial ownership of our common stock as of March 31, 2005, as adjusted to give effect to the Recapitalization Transactions and the issuance of the Additional Pre-Offering Shares as described under "Recent Developments," and the expected sale of common stock in this offering by (i) each stockholder known by us to own beneficially more than 5% of our common stock, (ii) each of the named executive officers, (iii) each of our directors, (iv) each other stockholder selling in this offering and (v) all of our directors and executive officers as a group. Information as to the percentage of shares beneficially owned is calculated based on              shares of common stock outstanding on March 31, 2005 as adjusted for the issuance of the Additional Pre-Offering Shares.

        Under the rules of the SEC, a person is deemed to be a "beneficial owner" of a security if that person has or shares voting power or investment power over that security. We have determined beneficial ownership in accordance with Rule 13d-3 of the Exchange Act and therefore have included in our calculations of beneficial ownership shares of common stock that may become beneficially owned within 60 days after March 31, 2005, including shares that may be acquired through the exercise of any option, warrant or right. Except as otherwise indicated in the footnotes below, each beneficial owner, to our knowledge, has sole voting and investment power with respect to the shares of common stock reported below and the address of each beneficial owner is c/o GeoLogistics Corporation, 1251 East Dyer Road, Suite 200, Santa Ana, California 92705. For additional information with respect to each of the selling stockholders, including how the selling stockholders received the shares offered for sale in this offering and any material relationships they or their respective affiliates have had with us over the past three years, see each of the following sections under "Certain Relationships and Related Transactions": "—Transactions with Stockholders," "—Recapitalization Transactions" and "—Securityholders Agreement."

Shares Beneficially Owned After this Offering (1)
Number of Shares Being Sold in this Offering (2)
	Shares Beneficially Owned Before this Offering (1)			Without Over-Allotment Exercise		With Over-Allotment Exercise
Name of Beneficial Owner
	Number	Percent	Number	Number	Percent	Number	Percent
Questor Partners(3)
OCM Principal Opportunities Fund, L.P.(4)
TCW Special Credits Fund V—The Principal Fund(5)
Logistical Simon L.L.C.(6)
William J. Flynn(7)
Wolfgang Hollermann(8)
Karl Nutzinger(9)
Alex Leivici(10)
Stephen P. Bishop(11)
Robert D. Denious(3)
Malcolm T. Hopkins
John A. Janitz(3)
Kevin J. Prokop(3)
Dominick J. Schiano(3)
Directors and executive officers as a group (11 total persons)

*
Less than 1%.

(1)
Assumes the initial public offering price of our shares of common stock will be $              , the midpoint of the price range set forth on the front cover of this prospectus.

(2)
Reflects maximum number of shares that will be sold if the underwriters exercise their over-allotment option.

(3)
The security holders are Questor Partners Fund II, L.P. ("QP Fund II"), Questor Side-by-Side Partners II, L.P. ("Side-by-Side II") and Questor Side-by-Side Partners II 3(c)(1), L.P. ("Side-by-Side 3"). Questor Principals II, Inc. ("Principals") is the general partner of Questor General Partner II, L.P. ("GP"), which in turn, is the general partner of QP Fund II. Principals also is the general partner of Side-by-Side II and Side-by-Side 3. Pursuant to a management agreement, Questor Management Company, LLC ("Questor Management") controls the day-to-day management of Questor Partners. As a result, each of Principals, GP and Questor Management may be deemed to beneficially own the shares held by QP Fund II, and each of Principals and Questor Management may be deemed to beneficially own the shares held by Side-by-Side II and Side-by-Side 3. Questor Partners, Questor Management and Principals are controlled by Jay Alix. Robert D. Denious, John A. Janitz and Dominick J. Schiano are Managing Directors of Questor Management and Kevin J. Prokop is a Director of Questor Management. Messrs. Denious, Janitz, Schiano and Prokop disclaim beneficial ownership of the shares reported in this table as owned by Questor Partners, except to the extent of any pecuniary interest therein. The address of each of the security holders is 103 Springer Building, 3411 Silverside Road, Wilmington, DE 19810.

(4)
Includes             shares of common stock issuable upon the cashless exercise of warrants immediately before completion of the offering. Oaktree Capital Management, LLC ("Oaktree") is the general partner of OCM Principal Opportunities Fund, L.P. ("POF"). By virtue of its relationship to POF, Oaktree may be deemed to have or share beneficial ownership of shares owned by POF. Oaktree expressly disclaims beneficial ownership of such common stock held by POF, except to the extent of its direct pecuniary interest therein. Voting and investment decisions with respect to the shares of common stock held by POF are made on behalf of Oaktree by Stephen Kaplan and Vincent Cebula. Mr. Kaplan is a founding principal of Oaktree and Mr. Cebula is a Managing Director of Oaktree. Each of Mr. Kaplan and Mr. Cebula expressly disclaims beneficial ownership of such common stock, except to the extent of his direct pecuniary interest therein. The address of POF is 333 S. Grand Ave., 28th Floor, Los Angeles, CA 90071.

(5)
Includes             shares of common stock issuable upon the cashless exercise of warrants immediately before completion of the offering. Oaktree is a sub-advisor to TCW Asset Management Company ("TAMCO"), the general partner of TCW Special Credits Fund V—The Principal Fund ("TCW"). By virtue of their relationship to TCW, TAMCO and Oaktree may be deemed to have or share beneficial ownership of shares owned by TCW. Each of Oaktree and TAMCO expressly disclaim beneficial ownership of such common stock held by TCW, except to the extent of their direct pecuniary interest therein. Voting and investment decisions with respect to the shares of common stock held by TCW are made on behalf of Oaktree pursuant to its sub-advisory agreement with TAMCO by Stephen Kaplan and Vincent Cebula. Mr. Kaplan is a founding principal of Oaktree and Mr. Cebula is a Managing Director of Oaktree and each were formerly employees of TAMCO. Each of Mr. Kaplan and Mr. Cebula expressly disclaims beneficial ownership of such common stock, except to the extent of his direct pecuniary interest therein. The address of TCW is c/o Oaktree Capital Management, LLC, 333 S. Grand Ave., 28th Floor, Los Angeles, CA 90071.

(6)
Includes             shares of common stock issuable upon the cashless exercise of warrants immediately before completion of the offering. WESINVEST, Inc ("WESINVEST") is the general partner of IPP96, L.P. ("IPP96"), which is the managing member of Logistical Simon L.L.C. ("Logistical Simon"). By virtue of their relationship to Logistical Simon, WESINVEST and IPP96 may be deemed to have or share beneficial ownership of shares owned by Logistical Simon. Each of WESINVEST and IPP96 expressly disclaim beneficial ownership of such common stock held by Logistical Simon, except to the extent of their direct pecuniary interest therein. Investment and voting decisions with respect to the shares of common stock held by Logistical Simon are made on behalf of WESINVEST by William E. Simon, Jr. and J. Peter Simon, in their capacity as Directors of WESINVEST. Each of William E. Simon, Jr. and J. Peter Simon expressly disclaim beneficial ownership of such common stock, except to the extent of his direct pecuniary interest therein. The principal office of Logistical Simon is located at 310 South Street, Morristown, NJ 07962.

(7)
Includes             shares of common stock to be issued in respect of EAUs held by Mr. Flynn immediately before completion of this offering.

(8)
Includes             shares of common stock to be issued in respect of EAUs held by Mr. Hollermann immediately before completion of this offering.

(9)
Includes             shares of common stock to be issued in respect of EAUs held by Mr. Nutzinger immediately before completion of this offering.

(10)
Includes             shares of common stock to be issued in respect of EAUs held by Mr. Leivici immediately before completion of this offering.

(11)
Includes             shares of common stock to be issued in respect of special EAUs held by Mr. Bishop immediately before completion of this offering.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Stockholders

  Questor Management and Questor Partners

        We entered into a management services agreement with Questor Management in November 2001 in connection with Questor Partners' initial investment in the company, which was amended in December 2004 in connection with the Recapitalization Transactions. Under this agreement, we pay fees and provide expense reimbursements for services that Questor Management provides us, including strategic planning services, attendance at meetings with our management and other personnel regarding operations and productivity and with our current and potential customers and suppliers, the recruitment of certain executive officers, reviewing financial aspects of our business and negotiating credit terms with vendors and other financing arrangements. Pursuant to this agreement, Questor Management received an annual management fee of $1,500,000 for 2004, which was paid in 2004 and January 2005. In addition, we accrued $1,500,000 and $1,497,289 of annual management fees owed to Questor Management for 2003 and 2002, respectively. With respect to the 2002 and 2003 management fees, we paid $2,071,959 of the accrued management fees and $228,896 of accrued interest in 2004. As of December 31, 2004, we owed Questor Management $925,331 of accrued management fees and $102,224 of accrued interest. Immediately before completion of this offering, approximately $                  will be used to pay remaining amounts due under the agreement. Upon completion of this offering, the underlying agreement will be terminated, and Questor Management will receive a transaction fee of approximately $            .

        During the years ended December 31, 2004, 2003 and 2002, we paid cash fees of approximately $2,059,098, $1,013,616 and $851,569, respectively, to AlixPartners, LLC, an affiliate of Questor Management and Questor Partners, for consulting services related to organizational restructuring, information systems and business process reengineering activities. At December 31, 2004, we owed AlixPartners approximately $478,020 in additional fees.

        We entered into an agreement dated December 24, 2003 with Questor Partners, pursuant to which Questor Partners agreed to lend us $25,000,000. Pursuant to this agreement, we issued promissory notes to Questor Partners for $4,000,000 in December 2003 and $21,000,000 in January 2004 at an annual interest rate of 16% through January 14, 2005, 18% from January 15, 2005 through January 14, 2006 and 20% thereafter. As of December 31, 2003, accrued interest under the agreement was $12,444. In December 2004, the promissory notes and their accrued interest were exchanged for shares of our new Series A Preferred Stock, as described below under "—Recapitalization Transactions."

        Robert D. Denious, John A. Janitz and Dominick J. Schiano, Managing Directors of Questor Management, and Kevin J. Prokop, Director of Questor Management, serve on our board of directors.

  Simon & Sons

        We entered into an executive management agreement with William E. Simon & Sons, L.L.C. ("Simon & Sons") in October 1996, which was amended in November 2001 and in December 2004 in connection with the Recapitalization Transactions. Under this agreement, Simon & Sons agreed to provide us with services, including consultation, advice and direct management assistance with respect to our operations, strategic planning, financing and other aspects of our business. Pursuant to this agreement, we paid an annual management fee to Simon & Sons in the amount of $367,956 for 2004, which was paid in 2004 and January 2005, and accrued $375,000 for the annual management fee owed to Simon & Sons for 2003. In addition, we paid Simon & Sons $93,750 in respect of a portion of its 2002 annual management fee and accrued $281,250 for the remainder of the 2002 management fee. With respect to the 2002 and 2003 management fees, we paid $453,651 of the accrued management fees and $45,993 of accrued interest to Simon & Sons in 2004. As of December 31, 2004, we owed Simon & Sons $202,599 of accrued management fees and $20,540 of accrued interest. Immediately before completion of this offering, approximately $                  will be used to pay the remaining amounts due under the agreement. Upon completion of this offering, the underlying agreement will be

terminated, and Simon & Sons will receive a transaction fee of approximately $             . William E. Simon, Jr., a former member of our board of directors, serves as Co-Chairman of Simon & Sons.

  Oaktree and TCW

        We entered into an executive management agreement with Oaktree Capital Management, LLC ("Oaktree") and TCW Special Credits Fund V—The Principal Fund ("TCW") in November 1997, which was amended in November 2001 and in December 2004 in connection with the Recapitalization Transactions. Under this agreement, Oaktree and TCW agreed to provide us with services, including consultation, advice and direct management assistance with respect to our operations, strategic planning, financing and other aspects of our business. Pursuant to this agreement, we paid an annual management fee to Oaktree in the amount of $342,199 for 2004, which was paid in 2004 and January 2005, and accrued $348,750 for the annual management fee owed to Oaktree for 2003. In addition, we paid Oaktree $87,188 in respect of a portion of its 2002 annual management fee and accrued $261,563 for the remainder of the 2002 management fee. With respect to the 2002 and 2003 management fees, we paid $421,895 of the accrued management fees and $42,773 of accrued interest to Oaktree in 2004. As of December 31, 2004, we owed Oaktree $188,417 of accrued management fees and $19,102 of accrued interest.

        Also pursuant to this agreement, we paid an annual management fee to TCW in the amount of $25,757 for 2004 and accrued $26,250 for the annual management fee owed to TCW for 2003. In addition, we paid TCW $6,563 in respect of a portion of its 2002 annual management fee and accrued $19,688 for the remainder of the 2002 management fee. With respect to the 2002 and 2003 management fees, we paid $31,756 of the accrued management fees and $3,220 of accrued interest to TCW in 2004. As of December 31, 2004, we owed TCW $14,182 of accrued management fees and $1,438 of accrued interest.

        Immediately before completion of this offering, approximately $                  and $                  will be used to pay the remaining amounts due to Oaktree and TCW, respectively under the agreement. Upon completion of this offering, the underlying agreement will be terminated, and Oaktree and TCW will receive a transaction fee of approximately $                  and $                  , respectively. Vincent J. Cebula, a former member of our board of directors, serves as a Managing Director of Oaktree. Oaktree serves as the manager of TCW pursuant to a subadvisory agreement with the general partner of TCW.

  Triton

        We entered into an executive management agreement with Triton Partners (Restructuring) LLC ("Triton") in November 2001, which was amended in December 2004 in connection with the Recapitalization Transactions. Under this agreement, Triton agreed to provide us with services, including consultation, advice and direct management assistance with respect to our operations, strategic planning, financing and other aspects of our business. Pursuant to this agreement, we paid an annual management fee to Triton in the amount of $147,182 for 2004, which was paid in 2004 and January 2005, and accrued $150,000 for the annual management fee owed to Triton for 2003. In addition, we paid Triton $37,500 in respect of a portion of its 2002 annual management fee and accrued $112,500 for the remainder of the 2002 management fee. With respect to the 2002 and 2003 management fees, we paid $181,460 of the accrued management fees and $18,397 of accrued interest to Triton in 2004. As of December 31, 2004, we owed Triton $81,040 of accrued management fees and $8,216 of accrued interest. Immediately before completion of this offering, approximately $                  will be used to pay remaining amounts due under the agreement. Upon completion of this offering, the underlying agreement will be terminated, and Triton will receive a transaction fee of approximately $                  . Douglas E. Lenart, a former member of our board of directors, is affiliated with Triton Partners.

Recapitalization Transactions

        In December 2004, we entered into the Recapitalization Transactions to simplify our capital structure, which involved transactions with Questor Partners and TCW, as well as affiliates of Oaktree, Simon & Sons and Triton. In these transactions:

  •
  There was a reverse split of our existing common stock on a one-for-ten basis effected through a reclassification and combination of our common stock.

  •
  Recapitalization Warrants covering 6,534,956 shares of our common stock were issued to holders of our then existing Series A and Series B Preferred Stock, of which 104,972.241 were issued to TCW, 4,407,053.750 were issued to OCM Principal Opportunities Fund, L.P. ("POF"), an affiliate of Oaktree and TCW, 1,590,393.021 were issued to Logistical Simon, L.L.C. ("Logistical Simon"), an affiliate of Simon & Sons, and 27,372.100 and 26,277.216 were issued to Chancellor Triton CBO and Mt. Washington CBO, respectively, affiliates of Triton.

  •
  All of our issued and outstanding shares of our then existing Series A, Series C and Series D Preferred Stock (and all accrued and unpaid dividends on these shares) were converted into an aggregate of 9,900,346 shares of our common stock, of which TCW received 64,744.304 shares of common stock, POF received 340,108.261 shares of common stock, Logistical Simon received 134,489.267 shares of common stock, and Chancellor Triton CBO and Mt. Washington CBO received 16,882.441 and 16,207.144 shares of common stock, respectively, in each case, in respect of shares of our then existing Series A Preferred Stock; and Questor Partners received 9,094,226 shares of common stock in respect of shares of our then existing Series C and Series D Preferred Stock.

  •
  Our Series B Preferred Stock, which was held by affiliates of Oaktree and Simon & Sons, was cancelled.

  •
  26,491.635 shares of new Series A Preferred Stock were issued to Questor Partners. The new Series A Preferred Stock, which has an initial aggregate liquidation preference of approximately $26.5 million, was issued in exchange for approximately $26.5 million of debt and accrued interest owed by us to Questor Partners.

        The Recapitalization Warrants may be exercised only on a cashless basis and only if they are in-the-money upon the closing of an initial public offering of our common stock or upon the sale of all or substantially all of the equity or assets of our company. The Recapitalization Warrants will be cancelled if they are out-of-the-money upon the closing of any such transaction. The Recapitalization Warrants were issued to provide a mechanism through which holders of our then existing Series A and Series B Preferred Stock would receive additional shares of common stock beyond those they originally were issued in connection with the Recapitalization Transactions if our company's equity value exceeds certain thresholds upon the first to occur of a public offering or a sale of our business. In addition, we have amended the 2002 Plan as discussed below to cancel all outstanding EAUs and to issue to participants, each of whom is a current or former employee of ours, in connection with this offering common stock and cash, plus, in some cases, options to acquire shares of our common stock at the initial public offering price per share. As a result of these transactions and a stock dividend we intend to declare on our shares of common stock,             shares of our common stock will be outstanding immediately before the completion of this offering. While the initial public offering price per share in this offering will affect how the outstanding shares of our common stock will be allocated among holders of the Recapitalization Warrants, holders of EAUs and our other stockholders, it will not affect the aggregate number of our shares that will be outstanding immediately before the completion of this offering.

        The new Series A Preferred Stock has a cumulative cash dividend at the rate of 16% per annum of the liquidation preference through January 14, 2005, 18% per annum of the liquidation preference from January 15, 2005 through January 14, 2006 and 20% per annum of the liquidation preference thereafter. In each case, a dividend at a rate of 12% per annum of the liquidation preference will be payable quarterly in cash. The remaining portion of the dividend is payable only upon the occurrence of certain specified liquidation events or a redemption of the new Series A Preferred Stock, and it will bear interest in arrears at the current dividend rate, compounding on each dividend payment date. We have the option to, and Questor Partners, as the holder of the new Series A Preferred Stock, has the option to cause us to, redeem the stock at the earlier of (i) January 15, 2007, (ii) the closing of an initial public offering of our common stock, or (iii) the sale of all or substantially all of the equity or assets or our company. We intend to use a portion of the net proceeds from this offering to redeem the new Series A Preferred Stock and to pay the accrued and unpaid dividends thereon.

Equity Appreciation Rights Plan

        We have amended the 2002 Plan to cancel all outstanding EAUs and to issue to participants, each of whom is a current or former employee of ours, in connection with this offering common stock and cash, plus, in some cases, options to acquire shares of our common stock at the initial public offering price per share. The amount of cash to be paid to holders is intended to approximate the tax liability the holder will incur as a consequence of cancelling his or her EAUs and receiving the common stock and cash. Assuming the initial public offering price of our shares of common stock will be the midpoint of the price range set forth on the front cover of this prospectus, we expect to issue an aggregate            shares of common stock and make aggregate cash payments of $            . Mr. Flynn is expected to receive            shares of common stock and $            in cash. Mr. Bishop is expected to receive             shares of common stock and $            in cash. Mr. Hollerman is expected to receive            shares of common stock and $            in cash. Mr. Kirk is expected to receive            shares of common stock and $            in cash. Mr. Leivici is expected to receive            shares of common stock and $            in cash. Mr. Nutzinger is expected to receive            shares of common stock and $            in cash. None of the shares of common stock and options issued may be offered for sale, sold, pledged or otherwise disposed of for 12 months following completion of this offering. After such 12-month period ends and until 18 months following completion of this offering, only half of these shares and options may be offered for sale, sold, pledged or otherwise disposed of, with these transfer restrictions lapsing after such 18-month period ends. Notwithstanding the foregoing, at any time after 6 months following completion of this offering, we will have the discretion to waive these transfer restrictions. All of such shares and options are subject to forfeiture if this participant directly or indirectly competes with us during such periods.

Securityholders Agreement

        In connection with the Recapitalization Transactions, we and Questor Partners, POF, TCW, Logistical Simon, WESINVEST, Inc. and Simon & Sons entered into a securityholders agreement defining the various rights of the stockholders that are parties to the agreement related to their ownership of common stock. Questor Partners, POF, TCW and Logistical Simon are selling stockholders in this offering, who collectively own approximately 97% of our common stock before completion of this offering. The securityholders agreement replaced an existing stockholders agreement, and, among other things, provides for the consent of the holders of a majority of the warrants issued to the former holders of our Series A and Series B Preferred Stock before certain corporate actions can be taken by our company, tag along and drag along rights, rights of first refusal and other restrictions on the transfer of our securities held by the parties to the agreement. In addition, the securityholders agreement provides that, so long as Questor Partners own a majority of our common stock, all parties to the agreement will vote their shares to elect as directors the persons designated by Questor Partners. The stockholders that are parties to the securityholders agreement were also granted registration rights, which are described under "Shares Eligible For Future Sale—Registration Rights." With the exception of these registration rights and certain information rights allowing Questor Partners to discuss our business operations, properties, financial and other conditions, plans and prospects with any of our directors or senior executive or other authorized officers and to submit suggestions to our management and discuss those suggestions with one or more of our senior executive officers, the provisions of the securityholders agreement will terminate and be of no further force or effect upon the completion of the offering.

DESCRIPTION OF CAPITAL STOCK

        The following is a description of the material terms of our amended and restated certificate of incorporation and bylaws as each is anticipated to be in effect upon completion of this offering. We also refer you to our amended and restated certificate of incorporation and bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part.

General

        Our authorized capital stock consists of (i) 150,000,000 shares of common stock, par value $0.001 per share and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share, of which 30,000 shares have been designated as Series A Preferred Stock. Upon completion of this offering and after the net proceeds have been used as described above under "Use of Proceeds," we expect there to be            shares of common stock outstanding and        shares of common stock outstanding if the underwriters exercise their over-allotment option in full. We intend to redeem all outstanding shares of Series A Preferred Stock upon the closing of this offering.

Common Stock

        Voting Rights.    Holders of our common stock have the right to one vote per share of common stock on all matters to be voted upon by the common stockholders. The holders of common stock do not have cumulative voting rights in the election of directors.

        Dividend Rights.    Subject to the prior rights of holders of preferred stock, if any, holders of our common stock are entitled to receive dividends when and as declared by our board of directors or any authorized committee of our board of directors, out of any assets legally available for that purpose.

        Liquidation Rights.    Upon a voluntary or involuntary dissolution of the company, after payment in full of all amounts, if any, required to be paid to holders of any class or series of preferred stock ranking senior to the common stock in dissolution, the holders of our common stock are entitled to share ratably in all remaining assets of the company with any other class or series of capital stock ranking on a parity with the common stock.

        Other Matters.    Our common stock has no preemptive or conversion rights and is not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

        Our amended and restated certificate of incorporation authorizes our board of directors to establish and issue one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of that series, including:

  •
  the number of shares of the series provided that the number of shares issued for all series of preferred stock and not cancelled does not exceed the total number of authorized shares of preferred stock,

  •
  whether the shares of the series are entitled to voting powers and if so, whether the voting powers are full or limited,

  •
  whether the shares of the series are subject to redemption and if so, the terms of the redemption,

  •
  whether dividends will be paid on shares of the series and if so, at what rate and whether they will be payable in preference to dividends payable on other classes or series of stock, and all other terms and conditions of such dividends,

  •
  rights upon a dissolution of, or distribution of assets of, the company,

  •
  whether shares of the series are convertible into or exchangeable for shares of another class or series of shares of the company and the terms and conditions of any such conversion or exchange,

  •
  whether shares of the series will be entitled to any sinking fund or similar requirements,

  •
  any rights that the holders of shares of the series may have to restrict our creation of indebtedness or our issuance of any additional shares or upon the payment of dividends or the making of other distributions on, or the purchase, redemption or other acquisition by the company or any of its subsidiaries of, any outstanding shares of the company, and

  •
  other relative, participating, optional or other special rights or qualification of, and limitations or restriction on, shares of the series.

        In the Recapitalization Transactions, we issued 26,491.635 shares of Series A Preferred Stock to Questor Partners, with a liquidation preference of $1,000 per share (as adjusted for any stock dividends, combinations or splits). The Series A Preferred Stock has a cumulative cash dividend at the rate of 16% per annum of the liquidation preference through January 14, 2005, 18% per annum of the liquidation preference from January 15, 2005 through January 14, 2006 and 20% per annum of the liquidation preference thereafter. In each case, a dividend at a rate of 12% per annum of the liquidation preference will be payable quarterly in cash. The remaining portion of the dividend is payable only upon the occurrence of certain specified liquidation events or a redemption of the Series A Preferred Stock, and it will bear interest in arrears at the current dividend rate, compounding on each dividend payment date. We have the option to, and Questor Partners, as the holder of the Series A Preferred Stock, has the option to cause us to, redeem stock at the earlier of (i) January 15, 2007, (ii) the closing of an initial public offering of our common stock, or (iii) the sale of all or substantially all of the equity or assets of our company. We intend to use a portion of the net proceeds from this offering to redeem the Series A Preferred Stock upon the closing of this offering at a redemption price per share equal to the liquidation preference plus all accrued and unpaid dividends thereon and a premium of $250,000.

        Our amended and restated certificate of incorporation provides holders of the Series A Preferred Stock with limited voting rights. Without the prior written consent of the holders of at least two-thirds of the outstanding shares of the Series A Preferred Stock we cannot amend, modify or alter our certificate of incorporation if the effect would be:

  •
  to change the rights, preferences or privileges of the Series A Preferred Stock, or

  •
  detrimental or adverse with respect to the rights of the holders of the shares of Series A Preferred Stock.

        Without the prior written consent of the holders of at least two-thirds of the shares of the Series A Preferred Stock, we also cannot:

  •
  create or authorize the creation of any additional class or series of capital stock,

  •
  increase the authorized amount of any additional class or series of capital stock, or

  •
  create or authorize any obligation or security convertible into any class or series of stock,

unless in all cases the stock so authorized ranks junior to the Series A Preferred Stock in all respects. Holders of the Series A Preferred Stock have no voting rights other than those set forth above, except as required by the Delaware General Corporation Law.

        Immediately before the Recapitalization Transactions, we issued the Recapitalization Warrants. The Recapitalization Warrants cover 6,534,956 shares of our common stock. The exercise price will increase at a specified rate beginning February 1, 2005. The exercise price of the Recapitalization Warrants and the number of shares of common stock issuable upon exercise of the Recapitalization Warrants are subject to certain antidilution protection provisions. The Recapitalization Warrants may be exercised only on a cashless basis and only if they are in-the-money upon the closing of an initial public offering of our common stock or the sale of all or substantially all of the equity or assets of our company. The Recapitalization Warrants will be cancelled if they are out-of-the money upon the closing of any such transaction. We expect the Recapitalization Warrants will be in-the-money and therefore will be exercised immediately before completion of this offering. In addition to the Recapitalization Warrants, we have issued warrants to certain of our employees and stockholders granting them the right to purchase, in the aggregate, less than 50 shares of our common stock.

Delaware Anti-Takeover Law and Certain Restrictive Provisions of our Amended and Restated Certificate of Incorporation

        Upon completion of this offering, we will be subject to the provisions of Section 203 of the Delaware General Corporation Law. This provision may have the effect of delaying, deterring or preventing a change in control of us without further actions by our stockholders. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the time that the stockholder became an interested stockholder unless: (i) before such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, (ii) upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder), those shares owned by persons who are directors and also officers, and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (iii) at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

        A "business combination" includes a merger, asset or stock sale and certain other transactions with the interested stockholder. An "interested stockholder" generally is a person who owns 15% or more of the outstanding voting stock or who is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock at any time within the three-year period immediately before the date on which it is sought to be determined whether such person is an interested stockholder. Because Questor Partners owned more than 15% of our common stock before we became a public company in this offering, Section 203 by its terms is not applicable to business combinations with Questor Partners even though Questor Partners owns 15% or more of our outstanding common stock.

        Some provisions of our amended and restated certificate of incorporation and bylaws may have the effect of delaying, deterring or preventing a change in control of us in the event of an extraordinary corporate transaction, such as a merger, reorganization, tender offer or sale of or transfer of all or substantially all of our assets. For example, our amended and restated certificate of incorporation and our bylaws contain certain provisions that:

  •
  classify our board of directors into three classes, each of which serves for a term of three years, with one class being elected each year,

  •
  permit the board of directors to issue "blank check" preferred stock without stockholder approval, as described above,

  •
  require at least 90 days (but not more than 120 days) advance notice by stockholders to the company regarding any director nomination or stockholder proposal to be voted upon by stockholders at any stockholder meeting (measured, with certain exceptions, from the first anniversary of the date of our last annual meeting or, in the case of our first annual meeting after the consummation of this offering),

  •
  prohibit stockholders from acting by written consent or calling a special meeting of stockholders, and

  •
  provide the board of directors with the sole power to fill vacancies on the board of directors.

        Because our board of directors is classified and our amended and restated certificate of incorporation and bylaws do not otherwise provide, Section 141 of the Delaware General Corporation Law permits the removal of any member of the board of directors only for cause.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company.

Listing

        We have applied for listing of our common stock on The Nasdaq National Market under the symbol "GEOL."

SHARES ELIGIBLE FOR FUTURE SALE

        Before this offering, there has been no public market for our common stock. Upon completion of this offering, we will have            shares of common stock outstanding and an additional            shares of common stock will be issuable upon the exercise of outstanding options. These amounts reflect the issuance of the Additional Pre-Offering Shares. All of the shares to be sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless such shares are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act. All of the remaining            shares of common stock held by our existing stockholders were issued and sold by us in private transactions and are eligible for public sale only if registered under the Securities Act or if the transaction qualifies for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, as described below. These shares of common stock are "restricted securities" as that term is defined in Rule 144. Subject to such restrictions and applicable law, as well as the terms of the lock-up agreements discussed below, the holders of            shares of our common stock will be free to sell any shares of common stock they beneficially own commencing 180 days after the date of this prospectus and the holders of              shares of our common stock will be free to sell any shares of common stock they beneficially own at various times commencing 90 days after the date of this prospectus. Additional shares may be sold upon the exercise of outstanding stock options. See "Stock Options" below.

        In addition, pursuant to the securityholders agreement, Questor Partners and certain of our other stockholders have the ability to require us to register the resale of their shares. See "Registration Rights" below.

        We cannot make any predictions as to the number of shares that may be sold in the future or the effect, if any, that sales of these shares, or the availability of these shares for future sale, will have on the prevailing market prices of our common stock. Sales of a significant number of shares of our common stock in the public market, or the perception that these sales could occur, could adversely affect prevailing market prices of our common stock and could impair our ability to raise equity capital in the future.

Lock-Up Agreements

        Our executive officers, directors, 2002 Plan participants and all of the selling stockholders, who collectively will own substantially all of our outstanding common stock immediately before this offering, and we have agreed that, subject to limited exceptions, each will not, for a period of 180 days after the date of this prospectus, directly or indirectly:

  •
  offer, sell, contract to sell, pledge or otherwise dispose of any common stock except as part of this offering,

  •
  liquidate or decrease a call equivalent position,

  •
  establish or increase a put equivalent position,

  •
  request or demand that we file a registration statement related to the common stock, or

  •
  publicly announce an intention to effect any of the above transactions without the prior written consent of Bear, Stearns & Co. Inc. and Citigroup Global Markets Inc. If (1) during the last 17 days of the 180-day period, we issue an earnings release or material news or a material event relating to us occurs or (2) before the expiration of the 180-day period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, then the foregoing restrictions shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. Bear, Stearns & Co. Inc. and Citigroup Global Markets Inc. may release all or a portion of the shares subject to the lock-up agreements at any time without prior notice. Bear, Stearns & Co. Inc. and Citigroup Global Markets Inc. do not have any current intention to release any portion of the securities subject to lock-up agreements.

        Notwithstanding anything contained in the lock-up agreements, we may grant options to acquire shares of our common stock and may issue and sell, and register under the Securities Act, common stock pursuant to any stock option plan in effect at the time of the pricing of this offering or upon conversion of securities outstanding at the time of pricing of this offering. Individuals may transfer securities subject to the lock-up agreements as bona fide gifts or as gifts to immediate family members or to an entity controlled by, or to a trust for the direct or indirect benefit of, such individual or his or her immediate family member, provided that the recipient agrees to the restrictions in the lock-up agreements.

Rule 144

        In general, under Rule 144, as currently in effect, beginning 90 days after the date of this prospectus, a person or persons whose shares are aggregated, including an affiliate, who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  •
  1% of the number of shares of common stock then outstanding, which will equal approximately            shares immediately after this offering, or

  •
  the average weekly trading volume of the common stock on The Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

        Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 144(k)

        Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Rule 701

        Rule 701, as currently in effect, permits resales of shares in reliance upon Rule 144 without compliance with certain restrictions, including the holding period requirement, of Rule 144. Any of our employees, officers, directors or consultants who acquired shares from us in connection with a written compensatory plan or written employment agreement may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell their shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling their shares.

Stock Options

        We intend to file one or more registration statements on Form S-8 under the Securities Act to register shares of our common stock subject to outstanding options or reserved for future issuance under the 2005 Plan. Upon completion of this offering, we expect options to purchase a total of            shares of our common stock to be outstanding and            shares to be reserved for future

equity awards under the plan. Once a registration statement on Form S-8 is filed, our common stock issued upon exercise of outstanding options may be immediately resold in the open market, subject to the vesting restrictions of those options and the lock-up restrictions described above. None of the options granted under the 2005 Plan vest before                        .

Registration Rights

        Pursuant to a securityholders agreement, the other terms of which are described under "Certain Relationships and Related Transactions—Securityholders Agreement," we have granted registration rights to our stockholders that are parties to that agreement.

        Demand Registrations.    As a result of these registration rights, after we have completed this offering and upon the expiration or earlier waiver of the lock-up period imposed by the underwriters, some of our stockholders may require us to effect additional registration statements, or "demand registrations," registering the registrable securities held by the stockholder for sale under the Securities Act. Under the agreement, our stockholders and certain of their affiliates, including Questor Partners, TCW, together with POF, and Simon & Sons, together with Logistical Simon and WESINVEST, Inc., may each request three demand registrations, so long as they then own at least 50% of the shares of common stock they owned as of December 20, 2004. After completion of this offering and the issuance of the Additional Pre-Offering Shares, these stockholders will beneficially own an aggregate            shares of our common stock, assuming the initial public offering price equals the midpoint of the price range set forth on the front cover of this prospectus. If a demand registration is underwritten and the managing underwriter advises us that marketing factors require a limitation on the number of shares to be underwritten, priority of inclusion in the demand registration generally is such that the stockholder initiating the demand registration receives first priority.

        Incidental Registrations.    In addition to our obligations with respect to demand registrations, if we propose to register any of our securities, other than a registration relating to our employee benefit plans or a corporate reorganization or other transaction under Rule 145 of the Securities Act, whether or not the registration is for our own account, we are required to give each of our stockholders that is party to the securityholders' agreement the opportunity to participate, or "piggyback," in the registration. If an incidental registration is underwritten and the managing underwriter advises us that marketing factors require a limitation on the number of shares to be underwritten, priority of inclusion in the demand registration generally is such that securityholders with piggyback rights will not have first priority with respect to the shares to be included in the registration.

        Other Registration Provisions.    The registration rights are subject to conditions and limitations, among them the right of the underwriters of an offering subject to the registration to limit the number of shares included in the offering. We generally are required to pay the registration expenses in connection with both demand and incidental registrations. Securities held by our stockholders will cease to be registrable securities under the agreement when, among other things, the stockholder may sell such shares without restriction under Rule 144(k) of the Securities Act. For additional information regarding sales under Rule 144(k), see the description above under the heading "Rule 144(k)."

U.S. FEDERAL INCOME TAX CONSIDERATIONS
FOR NON-U.S. HOLDERS

        The following is a general discussion of the material U.S. federal income and estate tax consequences of the purchase, ownership and disposition of our common stock by a non-U.S. holder. In general, a non-U.S. holder is a person or entity that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation or a foreign estate or trust. The test for whether an individual is a resident of the United States for federal estate tax purposes differs from the test used for federal income tax purposes. Some individuals, therefore, may be non-U.S. holders for purposes of the federal income tax discussion below, but not for purposes of the federal estate tax discussion, and vice versa.

        This discussion is based on the Code, judicial decisions, administrative regulations and interpretations in effect as of the date of this prospectus, all of which are subject to change, including changes with retroactive effect. This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to non-U.S. holders in light of their particular circumstances (including, without limitation, non-U.S. holders who are pass-through entities or who hold their common stock through pass-through entities) and does not address any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction. Prospective holders should consult their own tax advisors with respect to the federal income and estate tax consequences of holding and disposing of our common stock in light of their particular situations and any consequences to them arising under the laws of any state, local or non-U.S. jurisdiction.

Dividends

        Subject to the discussion below, distributions, if any, made to a non-U.S. Holder of our common stock out of our current or accumulated earnings and profits generally will constitute dividends for U.S. tax purposes and will be subject to withholding tax at a 30% rate or such lower rate as may be provided by an applicable income tax treaty. To obtain a reduced rate of withholding under a treaty, a non-U.S. holder generally must provide us with a properly-executed IRS Form W-8BEN certifying the non-U.S. holder's entitlement to benefits under that treaty. If such distributions exceed our current and accumulated earnings and profits for U.S. tax purposes, they will constitute a return of capital and will first reduce your basis in our common stock, but not below zero, and then will be treated as gain from the sale of stock.

        There will be no withholding tax on dividends paid to a non-U.S. holder that are effectively connected with the non-U.S. holder's conduct of a trade or business within the United States if a properly-executed IRS Form W-8ECI, stating that the dividends are so connected, is provided to us. Instead, the effectively connected dividends will be subject to regular U.S. income tax, generally in the same manner as if the non-U.S. holder were a U.S. citizen or resident alien or a domestic corporation, as the case may be, unless a specific treaty exemption applies. A corporate non-U.S. holder receiving effectively connected dividends may also be subject to an additional "branch profits tax," which is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable treaty) of the corporate non-U.S. holder's effectively connected earnings and profits, subject to certain adjustments. If you are eligible for a reduced rate of withholding tax pursuant to a tax treaty, you may obtain a refund of any excess amounts currently withheld if you file an appropriate claim for refund with the United States Internal Revenue Service.

Gain on Disposition of Common Stock

        A non-U.S. holder generally will not be subject to U.S. federal income tax with respect to gain realized on a sale or other disposition of our common stock unless: (i) the gain is effectively connected with a trade or business of such holder in the United States and a specific treaty exemption does not apply to eliminate the tax, (ii) if a tax treaty would otherwise apply to eliminate the tax, the gain is attributable to a permanent establishment of the non-U.S. holder in the United States, (iii) in the case of non-U.S. holders who are nonresident alien individuals and hold our common stock as a capital asset, such individuals are present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met, (iv) the non-U.S. holder is subject to tax pursuant to the provisions of the Code regarding the taxation of U.S. expatriates or (v) we are or have been a "United States real property holding corporation" within the meaning of Code Section 897(c)(2) at any time within the shorter of the five-year period preceding such disposition or such holder's holding period. We believe that we are not, and do not anticipate becoming, a U.S. real property holding corporation. If we are treated as a U.S. real property holding corporation, gain realized by a non-U.S. holder on a disposition of our common stock will not be subject to U.S. federal income tax so long as: (a) the non-U.S. holder owned, directly or indirectly, no more than five percent of our common stock at all times within the shorter of (x) the five year period preceding the disposition or (y) the holder's holding period and (b) our common stock is regularly traded on an established securities market. There can be no assurance that our common stock will, or will continue to, qualify as being regularly traded on an established securities market.

Information Reporting Requirements and Backup Withholding

        Generally, we must report to the United States Internal Revenue Service the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. We send a similar report to the holder. Pursuant to tax treaties or certain other agreements, the United States Internal Revenue Service may make its reports available to tax authorities in the recipient's country of residence.

        Backup withholding will generally not apply to payments of dividends made by us or our paying agents to a non-U.S. holder if the holder has provided its federal taxpayer identification number, if any, or the required certification that it is not a U.S. person (which is generally provided by furnishing a properly-executed IRS Form W-8BEN), unless the payor otherwise has knowledge or reason to know that the payee is a United States person.

        Under current U.S. federal income tax law, information reporting and backup withholding will apply to the proceeds of a disposition of our common stock effected by or through a United States office of a broker unless the disposing holder certifies as to its non-U.S. status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding will not apply to a payment of disposition proceeds where the transaction is effected outside the United States through a non-U.S. office of a non-U.S. broker. However, U.S. information reporting requirements (but not backup withholding) will apply to a payment of disposition proceeds where the transaction is effected outside the United States under certain circumstances. Backup withholding will apply to a payment of disposition proceeds if the broker has actual knowledge that the holder is a United States person.

        Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is furnished timely to the United States Internal Revenue Service.

Federal Estate Tax

        The estates of nonresident alien individuals are subject to U.S. federal estate tax on property with a United States situs. Because we are a U.S. corporation, our common stock will be United States situs property and therefore will be included in the taxable estate of a nonresident alien decedent. This U.S. federal estate tax liability of the estate of a nonresident alien may be affected by a tax treaty between the United States and the decedent's country of residence.

        The preceding discussion of U.S. federal tax consequences is for general information only. It is not tax advice. Each prospective holder should consult his or her own tax advisor regarding the particular U.S. federal, state, local and non-U.S. tax consequences of purchasing, holding and disposing of our common stock.

UNDERWRITING

        Bear, Stearns & Co. Inc. and Citigroup Global Markets Inc. are acting as joint book-running managers of this offering and, together with Credit Suisse First Boston LLC, Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc., are acting as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, each underwriter named below has agreed to purchase, and we and the selling stockholders have agreed to sell to that underwriter, the number of shares set forth opposite the underwriter's name.

Underwriter	Number of Shares
Bear, Stearns & Co. Inc.
Citigroup Global Markets Inc.
Credit Suisse First Boston LLC
Deutsche Bank Securities Inc.
J.P. Morgan Securities Inc.

Total

        The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the over-allotment option described below) if they purchase any of the shares.

        The underwriters propose to offer some of the shares directly to the public at the public offering price set forth on the front cover of this prospectus and some of the shares to dealers at the public offering price less a concession not to exceed $            per share. The underwriters may allow, and dealers may reallow, a concession not to exceed $            per share on sales to other dealers. If all of the shares are not sold at the initial offering price, the representatives may change the public offering price and the other selling terms. The representatives have advised us and the selling stockholders that the underwriters do not intend sales to discretionary accounts to exceed five percent of the total number of shares of our common stock offered by them.

        The selling stockholders have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to            additional shares of common stock at the initial public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter's initial purchase commitment.

        Our executive officers, directors, 2002 Plan participants and all of the selling stockholders, who collectively will own substantially all of our outstanding common stock immediately before this offering, and we have agreed that, subject to certain exceptions, for a period of 180 days from the date of this prospectus, each will not, directly or indirectly, without the prior written consent of Bear, Stearns & Co. Inc. and Citigroup Global Markets Inc. on behalf of the underwriters dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for our common stock.

Bear, Stearns & Co. Inc. and Citigroup Global Markets Inc. in their sole discretion may release any shares subject to these lock-up agreements at any time without notice.

        At our request, the underwriters have reserved up to            % of the shares of common stock for sale at the initial public offering price to persons who are directors, officers or employees, or who are otherwise associated with us through a directed share program. The directed share program may include a lock-up agreement requiring each purchaser to agree that for a period of up to 25 days from the date of the prospectus, such purchaser will not, without prior written consent from Citigroup Global Markets, Inc., dispose of or hedge any shares of common stock purchased in the directed share program. Each purchaser may be required to sign the lock-up agreement and submit it to Citigroup Global Markets, Inc. The purchasers in the directed share program may be subject to substantially the same form of lock-up agreement as our executive officers, directors, 2002 Plan participants and stockholders described above. The number of shares of common stock available for sale to the general public will be reduced by the number of directed shares purchased by participants in the program. Any directed shares not purchased will be offered by the underwriters to the general public on the same basis as all other shares of common stock offered. We have agreed to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act, in connection with the sales of the directed shares.

        Each underwriter has represented, warranted and agreed that:

  •
  it has not offered or sold and, prior to the expiry of a period of six months from the closing date, will not offer or sell any shares included in this offering to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulation 1995,

  •
  it has only communicated and caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 ("FSMA")) received by it in connection with the issue or sale of any shares included in this offering in circumstances in which section 21(1) of the FSMA does not apply to us,

  •
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares included in this offering in, from or otherwise involving the United Kingdom, and

  •
  the offer in the Netherlands of the shares included in this offering is exclusively limited to persons who trade or invest in securities in the conduct of a profession or business (which include banks, stockbrokers, insurance companies, pension funds, other institutional investors and finance companies and treasury departments of large enterprises).

        Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for the shares was determined by negotiations among us, the selling stockholders and the representatives. Among the factors considered in determining the initial public offering price were our record of operations, our current financial condition, our future prospects, our markets, the economic conditions in and future prospects for the industry in which we compete, our management and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to our company. We cannot assure you, however, that the prices at which the shares will sell in the public market after this offering will not be lower than the initial public offering price or that an active trading market in our common stock will develop and continue after this offering.

        We have applied to have our common stock included for quotation on The Nasdaq National Market under the symbol "GEOL."

        The following table shows the estimated underwriting discounts and commissions that we and the selling stockholders are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of common stock.

	Paid by GeoLogistics		Paid by Selling Stockholders
	No Exercise	Full Exercise	No Exercise	Full Exercise
Per share	$	$	$	$
Total	$	$	$	$

        In connection with this offering, Citigroup Global Markets Inc., on behalf of the underwriters, may purchase and sell shares of common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in this offering, which creates a syndicate short position. "Covered" short sales are sales of shares made in an amount up to the number of shares represented by the underwriters' over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make "naked" short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while this offering is in progress.

        The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Citigroup Global Markets Inc. repurchases shares originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

        Any of these activities may have the effect of preventing or retarding a decline in the market price of our common stock. They may also cause the price of our common stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on The Nasdaq National Market or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

        We and the selling stockholders estimate that our respective portions of the total offering expenses excluding estimated underwriting discounts and commissions of this offering will be $                              and $                  .

        Because the selling stockholders may be deemed to be underwriters, they will be subject to the prospectus delivery requirements of the Securities Act.

        Citigroup Global Markets Inc. and Bear, Stearns & Co. Inc. are joint lead arrangers and joint book-running managers under our $10.0 million secured term loans, which had a weighted average interest rate of 9.05% as of December 31, 2004. Citicorp North America, Inc., an affiliate of Citigroup Global Markets Inc., is the administrative agent under our $10.0 million secured term loans. Bear

Stearns Corporate Lending Inc., an affiliate of Bear, Stearns & Co. Inc., is the syndication agent under our $10.0 million secured term loans. We intend to use a portion of the net proceeds from this offering to repay the outstanding principal and accrued interest under these loans.

        The underwriters have performed investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

        A prospectus in electronic format may be made available by one or more of the underwriters. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. The representatives will allocate shares to underwriters that may make Internet distributions on the same basis as other allocations. In addition, shares may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders.

        We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

LEGAL MATTERS

        The validity of our common stock offered hereby will be passed upon for us by Drinker Biddle & Reath LLP, Philadelphia, Pennsylvania. Certain legal matters will be passed upon for the underwriters by Cravath Swaine & Moore LLP, New York, New York. Drinker Biddle & Reath LLP acts as counsel to Questor Partners Fund II, L.P. and certain of its affiliates from time to time in certain matters.

EXPERTS

        Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule at December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004, as set forth in their report. We have included our financial statements and schedule in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have filed with the SEC a registration statement on Form S-1 under the Securities Act, including the exhibits to the registration statement, with respect to the offer and sale of the shares pursuant to this prospectus. This prospectus does not contain all the information contained in the registration statement. For further information with respect to us and the shares to be sold in this offering, we refer you to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document to which we make reference are not necessarily complete and, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement, with each such statement being qualified in all respects by reference to the document to which it refers.

        You may read a copy or any portion of the registration statement and any periodic reports, proxy and information statements or other information we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. You can receive copies of these documents upon payment of a duplicating fee by writing to the SEC. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

        We currently are not required to file reports with the SEC. Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, and, in accordance with the requirements of the Securities Exchange Act, will file periodic reports, proxy and information statements and other information with the SEC, which will be available for inspection and copying at the Public Reference Room and internet site of the SEC referred to above.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
GeoLogistics Corporation

        We have audited the accompanying consolidated balance sheets of GeoLogistics Corporation (the "Company") as of December 31, 2003 and 2004, and the related consolidated statements of operations, consolidated statements of cash flows and consolidated statements of redeemable preferred stock and stockholders' equity (deficit) for each of the three years in the period ended December 31, 2004. Our audits also include the financial statement schedule listed in the index to consolidated financial statements. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of GeoLogistics Corporation at December 31, 2003 and 2004, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP

Orange County, California
March 2, 2005

GEOLOGISTICS CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	December 31,
	2003	2004
ASSETS
Current Assets:
Cash and cash equivalents	$18,821	$21,756
Accounts receivable:
Trade, net of allowance for doubtful account of $17,378 and $8,080 as of December 31, 2003 and 2004, respectively	269,028	303,341
Other	4,371	4,919
Prepaid expenses	11,384	14,704
Other current assets	9,137	10,292

Total current assets	312,741	355,012
Property and equipment, net	49,600	48,476
Goodwill and indefinite lived intangible assets	28,092	28,940
Restricted cash	10,702	12,486
Other assets	28,335	35,414

Total assets	$429,470	$480,328

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$226,509	$235,722
Accrued employee related expenses	25,976	29,625
Income taxes payable	12,594	11,088
Other current liabilities	40,090	30,521
Current portion of long-term debt	18,248	31,879

Total current liabilities	323,417	338,835
Stockholder notes	4,000	—
Other long-term debt, less current portion	54,219	59,992
Employee benefit liabilities	32,098	36,675
Other noncurrent liabilities	4,383	3,367
Minority interests	6,578	6,512

Total liabilities	424,695	445,381
Commitments and contingencies
Redeemable Preferred Stock:
Series A Preferred Stock, liquidation preference of $1,000 per share, 36,107 shares authorized and 36,100 shares issued and outstanding at December 31, 2003 and no shares authorized, issued and outstanding at December 31, 2004	46,027	—
Series B Preferred Stock, liquidation preference of $1,000 per share, 24,000 shares authorized, issued and outstanding at December 31, 2003 and no shares authorized, issued and outstanding at December 31, 2004	31,920	—
Series C Preferred Stock, initial liquidation preference of $1,000 per share, 35,000 shares authorized, issued and outstanding at December 31, 2003 and no shares authorized, issued and outstanding at December 31, 2004	75,338	—
Series D Preferred Stock, initial liquidation preference of $1,000 per share, 88,000 shares authorized and 73,000 shares issued and outstanding at December 31, 2003 and no shares authorized, issued and outstanding at December 31, 2004	135,605	—
Series A Preferred Stock (2004 issue), initial liquidation preference of $1,000 per share, no shares authorized, issued and outstanding at December 31, 2003 and 30,000 shares authorized and 26,492 shares issued and outstanding at December 31, 2004	—	26,668

Total redeemable preferred stock	288,890	26,668
Stockholders' Equity (Deficit):
Common stock, $0.001 par value, 5,000,000 shares authorized and 99,964 shares issued and outstanding at December 31, 2003 and 50,000,000 shares authorized and 10,000,310 shares issued and outstanding at December 31, 2004	—	10
Additional paid-in capital	—	252,412
Accumulated deficit	(278,202)	(237,907)
Accumulated other comprehensive loss	(5,913)	(6,236)

Total stockholders' equity (deficit)	(284,115)	8,279

Total liabilities and stockholders' equity (deficit)	$429,470	$480,328

See notes to consolidated financial statements.

GEOLOGISTICS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

	Year Ended December 31,
	2002	2003	2004
Revenues	$1,226,831	$1,375,361	$1,576,917
Transportation and other related costs	925,822	1,054,784	1,213,648

Net revenues	301,009	320,577	363,269
Selling, general and administrative expenses	305,616	314,526	335,173
Restructuring charges	8,626	10,702	3,912
Depreciation and amortization	11,542	9,962	9,160

Operating (loss) income	(24,775)	(14,613)	15,024
Interest expense, net	4,124	5,921	10,183
Other (income) expense, net	(1,036)	74	(2,199)

(Loss) income before income taxes and minority interests	(27,863)	(20,608)	7,040
Provision (benefit) for income taxes	5,431	5,214	(303)

(Loss) income before minority interests	(33,294)	(25,822)	7,343
Minority interests	3,331	3,708	3,340

Net (loss) income	(36,625)	(29,530)	4,003
Preferred stock dividends/accretion	30,837	47,410	42,206
Effect of conversion of preferred stock (see note 9)	—	—	(78,322)

Net (loss) income applicable to common shares	$(67,462)	$(76,940)	$40,119

Net (loss) income per common share
Basic	$(674.86)	$(769.68)	$100.72

Diluted	$(674.86)	$(769.68)	$100.49

Number of weighted-average shares
used for per share calculations
Basic shares	99,964	99,964	398,331

Diluted shares	99,964	99,964	399,231

See notes to consolidated financial statements.

GEOLOGISTICS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2002	2003	2004
Cash Flows From Operating Activities:
Net (loss) income	$(36,625)	$(29,530)	$4,003
Adjustments to reconcile net (loss) income to net cash used in operating activities:
(Gain) loss on sale of property and equipment	(1,035)	522	(1,839)
Provision for bad debts	5,460	3,661	1,732
Depreciation and amortization	11,542	9,962	9,160
Amortization of deferred items	157	345	383
Deferred income taxes	(117)	(76)	(3,935)
Change in operating assets and liabilities:
Accounts receivable-trade, net	(26,885)	(27,923)	(21,567)
Prepaid expenses and other current assets	3,761	(701)	(3,808)
Accounts payable and accrued expenses	20,728	11,364	(14,010)
Other	(3,640)	3,942	5,147

Net cash used in operating activities	(26,654)	(28,434)	(24,734)
Cash Flows From Investing Activities:
Purchases of property and equipment, net	(8,471)	(11,772)	(7,075)
Proceeds from the sale of net assets	4,111	2,552	3,770

Net cash used in investing activities	(4,360)	(9,220)	(3,305)
Cash Flows From Financing Activities:
Proceeds from revolving lines of credit, net	19,627	20,554	2,205
Proceeds from term loans	—	—	10,000
Proceeds from stockholder notes	—	4,000	21,000
(Repayments of) proceeds from other long-term debt, net	(2,282)	(3,636)	3,409
Debt issuance costs	—	(518)	(1,859)
Issuance of preferred stock	19,894	20,500	—
Repurchase of common stock	(800)	—	—
Change in restricted cash	(2,908)	(3,679)	(383)
Dividend payments to minority interests	(3,205)	(417)	(3,327)

Net cash provided by financing activities	30,326	36,804	31,045
Effect of exchange rate changes on cash and cash equivalents	(2,266)	2,442	(71)

Net (decrease) increase in cash and cash equivalents	(2,954)	1,592	2,935
Cash and cash equivalents, beginning of year	20,183	17,229	18,821

Cash and cash equivalents, end of year	$17,229	$18,821	$21,756

Supplemental Disclosures:
Cash Paid:
Interest paid	$4,667	$6,130	$9,053

Income taxes paid	$4,550	$7,032	$4,153

Non Cash:
Conversion of stockholder notes to Series A Preferred Stock	$—	$—	$26,492

Conversion of Series A, C and D and cancellation of Series B Preferred Stock to common stock	$—	$—	$330,920

New capital leases	$853	$267	$1,060

See notes to consolidated financial statements.

GEOLOGISTICS CORPORATION

CONSOLIDATED STATEMENTS OF REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)

(in thousands, except share data)

	Redeemable Preferred Stock
			Common Stock				Accumulated Other Comprehensive Loss	Total Stockholders' Equity (Deficit)
					Additional Paid-In Capital	Accumulated Deficit
	Shares	Amount	Shares	Amount
Balance, December 31, 2001	127,600	$170,249	99,964	$—	$22,027	$(154,896)	$(2,946)	$(135,815)
Comprehensive loss:
Net loss for period	—	—	—	—	—	(36,625)	—	(36,625)
Foreign currency translation adjustment	—	—	—	—	—	—	(769)	(769)
Minimum pension liability	—	—	—	—	—	—	206	206

Comprehensive loss								(37,188)
Issuance of Series D Preferred Stock	20,000	19,894	—	—	—	—	—	—
Repurchase of common stock warrants	—	—	—	—	(1,095)	—	—	(1,095)
Other equity transactions	—	—	—	—	164	—	—	164
Preferred stock dividends/accretion	—	30,837	—	—	(21,096)	(9,741)	—	(30,837)

Balance, December 31, 2002	147,600	220,980	99,964	—	—	(201,262)	(3,509)	(204,771)
Comprehensive loss:
Net loss for period	—	—	—	—	—	(29,530)	—	(29,530)
Foreign currency translation adjustment	—	—	—	—	—	—	(2,269)	(2,269)
Minimum pension liability	—	—	—	—	—	—	(135)	(135)

Comprehensive loss								(31,934)
Issuance of Series D Preferred Stock	20,500	20,500	—	—	—	—	—	—
Preferred stock dividends/accretion	—	47,410	—	—	—	(47,410)	—	(47,410)

Balance, December 31, 2003	168,100	288,890	99,964	—	—	(278,202)	(5,913)	(284,115)
Comprehensive income:
Net income for period	—	—	—	—	—	4,003	—	4,003
Foreign currency translation adjustment	—	—	—	—	—	—	(402)	(402)
Minimum pension liability	—	—	—	—	—	—	79	79

Comprehensive income								3,680
Issuance of Series A Preferred Stock (2004 Issue)	26,492	26,492	—	—	—	—	—	—
Preferred Stock (Series A, B, C and D) dividends/accretion	—	42,030	—	—	—	(42,030)	—	(42,030)
Conversion of Series A, C and D Preferred Stock to common stock and warrants and cancellation of Series B Preferred Stock	(168,100)	(330,920)	9,900,346	10	252,588	78,322	—	330,920
Preferred Stock Series A (2004 Issue) dividends/accretion	—	176	—	—	(176)	—	—	(176)

Balance, December 31, 2004	26,492	$26,668	10,000,310	$10	$252,412	$(237,907)	$(6,236)	$8,279

See notes to consolidated financial statements.

GEOLOGISTICS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share and per share data)

1.    BASIS OF PRESENTATION

        Organization and Operations.    GeoLogistics Corporation (the "Company") is a non-asset based international freight forwarder headquartered in the United States. The Company provides air and ocean freight forwarding and warehousing and logistics and customs brokerage services to its customers on a global basis and overland freight forwarding services to its customers in Europe.

        Principles of Consolidation.    The accompanying consolidated financial statements include the accounts of the Company and its majority owned subsidiaries. Intercompany accounts and transactions have been eliminated. In certain subsidiaries, which historically have been profitable, there are minority interests held by either local management or local joint venture partners. The consolidated accounts include the assets and liabilities of these majority-owned subsidiaries and the ownership interests of minority investors are recorded as a liability. The Company records its investment in each unconsolidated affiliated company (20 to 50 percent ownership) based on the equity method of accounting. The investment balance is included in other assets, while the Company's share of the investee's operations is included in other (income) expense, net. Other investments (less than 20 percent ownership) are recorded using the cost method of accounting and included in other assets.

        Use of Estimates.    The financial statements have been prepared in conformity with U.S. generally accepted accounting principles and, as such, include amounts based on informed estimates and judgments of management. Actual results could differ from those estimates. Accounts affected by estimates include accounts receivable, accruals for transportation and other related costs, tax contingencies, fair value of goodwill and indefinite lived intangible assets and insurance claims, cargo loss and damage claims. These estimates are based on historical experience and information that is available to management about current events and actions the Company may take in the future.

        Foreign Currency Translation.    The financial statements of subsidiaries outside the United States are generally measured using the local currency as the functional currency. Assets, including intangible assets, and liabilities of these subsidiaries are translated at the rate of exchange at the balance sheet date. Income and expenses are translated at average monthly rates of exchange. Translation adjustments are included in accumulated other comprehensive loss in the accompanying consolidated balance sheets. Gains and losses from foreign currency transactions are included in results of operations. Transaction (losses) gains for the years ended December 31, 2002, 2003 and 2004 were ($110), $2,936 and $2,118, respectively, and are included in selling, general and administrative expenses. Accumulated foreign currency translation adjustment included in accumulated other comprehensive loss was ($5,588) and ($5,990) as of December 31, 2003 and 2004, respectively.

        Reclassifications.    Certain amounts for prior years have been reclassified to conform to the current year financial statement presentation.

        Financial Condition.    The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. This basis of accounting contemplates the recovery of the Company's assets and the satisfaction of its liabilities in the normal course of conducting business.

        Beginning in 2002, management implemented a series of significant strategic initiatives intended to improve the operating results of the Company, reduce the level of cash used by operating activities and position the Company for future growth. The Company's operating plan anticipates the effects of the benefits from these activities, as well as additional restructuring activities completed in 2004 and planned for 2005. The Company has undertaken a number of liquidity initiatives to obtain additional liquidity pursuant to borrowing arrangements available to certain of the Company's foreign subsidiaries and recently has extended the term of its revolving credit facility, obtained stockholder loans that were subsequently converted to preferred stock and term loans (see Note 5). The Company also continues to evaluate other sources of financing, such as additional accounts receivable financing in certain foreign countries.

        If the Company is unable to generate sufficient cash flow to finance its operations, it may need to borrow additional amounts under its existing credit facilities to finance cash used in its operations. If the Company's cash and credit facilities are not sufficient to fund ongoing operations, it could be required to adopt one or more alternatives, such as reducing or delaying planned expansion or capital expenditures, selling or leasing assets or obtaining additional debt or equity financing. The Company will also continue to investigate strategic alternatives to improve its financial position, including the sale of non-core assets. If the Company is unable to refinance or repay such amounts prior to or upon their maturity, it will continue to pursue the other alternatives discussed above. There can be no assurance that any of these alternatives could be effected at all or that they could be effected on satisfactory terms.

        As of December 31, 2004, the Company has cash and cash equivalents of $21,756, as well as additional borrowing capacity under its various credit facilities of $10,899 (see Note 5). At December 31, 2004, the Company was in compliance with all covenants associated with its credit facilities.

        The Company believes that net cash provided by operations, borrowings available under its credit facilities and additional sources of liquidity (see Note 5) will provide it with sufficient resources to meet working capital requirements and other cash needs through at least the next twelve months.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Cash and Cash Equivalents.    Cash and cash equivalents include cash on hand, demand deposits, and short-term investments with original maturities of three months or less when purchased.

        Restricted Cash.    Restricted cash reflects cash which is on deposit as collateral for outstanding letters of credit, bank guarantees and surety bonds.

        Accounts Receivable.    Accounts receivable are presented at the amount the Company expects to collect. In addition to billings related to transportation costs, accounts receivable include disbursements made on behalf of the Company's customers for value added taxes and customs duties. The billings to customers for these disbursements are not recorded as gross revenue or transportation and other related costs in the Company's statements of operations. The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. Management considers the following factors when determining the collectibility of specific customer accounts: customer credit worthiness, past transaction history with the customer, current economic and industry trends and changes in customer payment terms. The allowances for doubtful accounts are evaluated on a regional basis based on recent history and trends. If the financial condition of the Company's customers were to deteriorate and adversely affect their ability to make payments, additional allowances would be required. Based on management's assessment, the Company provides for estimated uncollectible amounts through a charge to earnings and a credit to a valuation allowance. The Company changed its assessment of collectible domestic accounts receivable during 2004 and recorded approximately $800 of reduction to the valuation allowance. Balances that remain outstanding after the Company has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to accounts receivable. In 2004, the Company wrote off against its valuation allowance for doubtful accounts approximately $6,100 of old, uncollectible receivables that had been fully provided for in previous years. Bad debt expense was $5,460, $3,661 and $1,732 for the years ended December 31, 2002, 2003 and 2004, respectively.

        Credit Risk Considerations.    A significant amount of the Company's revenues and accounts receivable is derived from operations outside of the United States. Such operations outside of the United States are susceptible to certain economic uncertainties that may be experienced from time to time in those foreign countries. The Company's operations are widely dispersed among Asia, Europe and the Americas (see Note 11).

        Financial Instruments.    The carrying value of cash and cash equivalents, accounts receivable and accounts payable approximates fair value at December 31, 2003 and 2004, due to their short-term nature; the carrying value of the Company's revolving and other debt approximates fair value due to their variable interest rates and other factors.

        Property and Equipment.    Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation of owned assets and amortization of capital lease assets is provided for using the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are amortized over the shorter of the life of the lease or the useful life of the asset on a straight-line basis. Major repairs, refurbishments and improvements that significantly extend the useful lives of the related assets are capitalized. Maintenance and repairs are expensed as incurred. Estimated useful lives of property and equipment are as follows:

Buildings and leasehold improvements	5–40 years
Operating equipment and other	3–10 years
Transportation equipment	4–8 years
Capitalized software	3–5 years

        The Company capitalizes certain external direct costs of materials and services incurred in developing or obtaining internal-use computer software, and payroll related costs for employees who are directly associated with a project to develop internal-use computer software. Training costs and maintenance fees are expensed as incurred or, if such costs are included in the price of the software, they are allocated over the term of the service provided.

        Goodwill and Indefinite Lived Intangible Assets.    Goodwill and indefinite lived intangible assets include goodwill and trademarks. Goodwill represents the excess of the purchase price over the fair value of the net assets of acquired entities. The Company applies Statement of Financial Accounting Standards ("SFAS") No. 142, Goodwill and Other Intangible Assets. Therefore, goodwill is not amortized, but it is subject to impairment tests on an annual basis or more frequently if impairment indicators exist. During 2002, 2003 and 2004, the Company performed its required annual impairment tests in the fourth quarter of each year. At each of these measurement dates, the estimated fair value of the Company's goodwill and indefinite lived intangible assets exceeded the carrying amount and, therefore, no impairment was indicated. The estimated fair value is based primarily on a discounted cash flow analysis and certain other assumptions, such as capital expenditures, weighted-average cost of capital, tax rates and prospective economic and operating conditions. Actual fair value may vary significantly from the estimated fair value.

        Goodwill amounted to $27,044 and $27,892 at December 31, 2003 and 2004, respectively. The change in goodwill is attributable to translation of goodwill denominated in foreign currencies. Indefinite lived intangible assets primarily consist of the Company's trademarks and amounted to $1,048 at December 31, 2003 and 2004.

        Long-Lived Asset Impairment.    The Company reviews long-lived assets for impairment when events or changes in the business conditions indicate that their full carrying value may not be recovered. The Company considers assets to be impaired and writes them down to the fair value if the expected associated undiscounted cash flows are less than the carrying amounts. Fair value is the present value of the expected associated cash flows. No impairment was indicated during each of the years ended December 31, 2002, 2003 and 2004.

        Revenue Recognition.    The Company derives its revenues from international freight forwarding services using a wide range of transportation modes, including air, ocean, truck and rail. The Company also derives revenues from warehousing and logistics services, customs brokerage and other services. As a non-asset based carrier, the Company does not own or lease aircraft, ships or heavy-duty trucks. Rather, the Company generates the majority of its air and ocean freight forwarding revenues by purchasing transportation capacity from independent air, ocean and overland transportation providers and reselling that capacity to its customers.

        Revenues and transportation and other related costs derived from the Company's air, ocean and overland freight forwarding services are recognized at the time the freight departs the terminal of origin, one of the methods identified by Emerging Issues Task Force ("EITF") Issue No. 91-9, Revenue and Expense Recognition for Freight Services in Process. This method generally results in recognition of revenues and gross profit earlier than methods that do not recognize revenues until a proof of delivery is received. The Company's consolidated results of operations would not have been materially different if one of the preferred methods under EITF 91-9 had been applied. Revenues recognized as a freight consolidator or indirect carrier include the direct carriers' charges to the Company for carrying the shipment. Revenues generated through independent agent-owned branches are recognized in the same manner. Revenues realized when acting as an agent of the shipper or consignee include the commissions and fees earned and are recognized upon completion of services.

        Warehousing and logistics services include inventory management, order fulfillment, pick-and-pack services, light assembly and other supply chain management. Revenues from warehousing and logistics services are recognized upon completion of the services.

        Customs brokerage and other services involves providing services at destination, such as helping customers clear shipments through customs by preparing required documentation, calculating and providing for payment of duties and other taxes on behalf of the customers, as well as arranging for any required inspections by governmental agencies and arranging for delivery. Revenues related to customs brokerage and other services are recognized upon completion of the services.

        Arranging international shipments is a complex task. Each actual movement can require multiple services. In some instances, the Company is asked to perform only one of these services. In most instances, the Company may perform multiple services. Each of these services has an associated fee, which is recognized as revenue according to the nature of the service (e.g., freight forwarding—upon departure; customs brokerage—upon completion of service). However, customers on occasion will request an all-inclusive rate for a set of services. In such cases, the customer is billed a single rate for all services from pickup at origin to delivery at destination. In these instances, revenue is recognized in a manner consistent with the nature of the service. Revenue is allocated to branches as set by preexisting Company policy, supplemented in some instances by customer specific negotiations between the offices involved. Each of the Company's branches is an independent profit center and is evaluated on an individual basis. When services are provided under an all-inclusive rate, they are quoted and billed in an objective manner on a fair value basis in accordance with EITF 00-21, Revenue Arrangements with Multiple Deliverables.

        Transportation and related costs include direct transportation costs charged by carriers and other transportation related costs, such as handling, storage and port charges. All other costs and expenses not associated with transportation are included in selling, general and administrative expenses.

        Advertising Costs.    The Company expenses all advertising costs in the period incurred. Advertising expense was $1,249, $1,327 and $1,632 for the years ended December 31, 2002, 2003 and 2004, respectively.

        Insurance Claims, Cargo Loss and Damage Claims.    Insurance reserves are established for estimated losses that the Company believes will ultimately be incurred on reported claims. Reserve balances are estimated based on how probable the Company believes the expected outcomes are to be, as well as historical loss experience. The Company believes its estimated reserves for such claims are adequate, but actual experience in claim frequency and/or severity could materially differ from its estimates and affect its results of operations.

        Income Taxes.    Deferred income taxes are provided for temporary differences between the financial reporting basis and tax basis of assets and liabilities at current tax rates. The deferred income tax provision or benefit generally reflects the net change in deferred income tax assets and liabilities during the year. The current income tax provision reflects the tax consequences of revenues and expenses currently taxable or deductible in income tax returns for the year reported. The Company records a valuation allowance to reduce deferred tax assets for the amount that it believes is not realizable by using a "more likely than not" criteria.

        Additionally, the Company recognizes potential liabilities for tax positions pursuant to the criteria set forth in SFAS No. 5, Accounting for Contingencies, and the related pronouncements and staff positions based on the estimate of whether the tax positions will meet the probable standard. If the actual tax liability proves to be different than the Company's estimate, the resulting change would be recognized in the period in which such information becomes known and would have an effect on its tax benefit or expense.

        Redeemable Preferred Stock.    Redeemable preferred stock is recorded at the date of issuance at its fair value and is classified as mezzanine equity as the ability to redeem the shares of preferred stock is outside the control of the Company. Since the holders of preferred stock have the ability to trigger events that would require redemption of the shares of the preferred stock, the preferred stock is considered immediately redeemable on the date of issuance. As such, the difference between the redemption amount and the carrying value was accreted at the date of issuance. Further, the preferred stock is accreted as a deemed dividend to its redemption amount, including any accrued but unpaid dividends since dividends accumulate regardless of whether or not declared by the board of directors.

        Stock Based Compensation.    The Company applies Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its warrants and stock options issued to employees. All warrants and stock options granted had an exercise price equal to or greater than the market value of the underlying common stock on the date of grant and the related number of shares granted were fixed. As such, no compensation expense was recorded in the years ended December 31, 2002, 2003 and 2004. The Company has adopted the disclosure-only provisions of SFAS No. 123, Accounting for Stock Based Compensation, for purposes of warrants and stock options issued to employees. Had compensation costs been determined based on the fair value of the warrants at their grant date consistent with the provisions of SFAS No. 123, the Company's net income (loss) would not have materially changed. The Company used the minimum value method to determine fair value of such warrants and stock options.

        Earnings Per Share.    Basic earnings per share ("EPS") is computed by dividing net (loss) income applicable to common shares by the weighted-average number of common shares outstanding during the period. Diluted EPS is computed by dividing net (loss) income applicable to common shares by the weighted average number of common and common equivalent shares outstanding during the period.

        Common equivalent shares are excluded from the diluted EPS computations in periods in which they have an anti-dilutive effect. Common equivalent shares include outstanding stock options and warrants to purchase shares of common stock accounted for using the treasury stock method.

        The following table presents the information referenced above:

	Year Ended December 31,
	2002	2003	2004
Net (loss) income	$(36,625)	$(29,530)	$4,003
Preferred stock dividends/accretion	30,837	47,410	42,206
Effect of conversion of preferred stock	—	—	(78,322)

Net (loss) income applicable to common shares	$(67,462)	$(76,940)	$40,119

Net (loss) income per common share
Basic	$(674.86)	$(769.68)	$100.72

Diluted	$(674.86)	$(769.68)	$100.49

Number of weighted-average shares used for per share calculations
Basic shares	99,964	99,964	398,331
Effect of dilutive common share equivalents	—	—	900

Diluted shares	99,964	99,964	399,231

        In 2004, the Company has included the effect of the conversion of the Series A, C and D preferred stock, the cancellation of the Series B preferred stock and the issuance of the warrants in determining the net income applicable to common shares. In accordance with other technical matters addressed by the Emerging Issues Task Force, the excess ($78,322) of the carrying amount of the preferred stock exchanged (or canceled) over the fair value of the consideration (common stock and warrants) received by the holders of the preferred stock was added to net income to arrive at net income applicable to common shares (see Note 9).

        Accumulated Other Comprehensive Loss.    Other comprehensive loss in the Company's financial statements represents foreign currency translation adjustments resulting from the conversion of the financial statements of foreign subsidiaries from local currency to U.S. dollars and a minimum pension liability related to the Company's defined benefit pension plans.

Recent Accounting Pronouncements

        In January 2003, the Financial Accounting Standards Board ("FASB") issued Interpretation ("FIN") No. 46, Consolidation of Variable Interest Entities. FIN 46 provides guidance on how to identify a variable interest entity ("VIE") and determine when the assets, liabilities, non-controlling interests and results of operations of a VIE need to be included in a company's consolidated financial statements. FIN 46 also requires additional disclosures by primary beneficiaries and other significant variable interest holders. In December 2003, the FASB issued a revision to FIN 46 ("FIN 46R"), which provided additional guidance on the definition of a VIE and delayed the effective date for privately held companies until the beginning of the first annual reporting period beginning after December 15, 2004, except for entities created after December 31, 2003, which must be accounted for under FIN 46 or FIN 46R upon the initial involvement with the entities. The Company has evaluated the effects of this Interpretation's provisions and concluded the adoption of FIN 46R had no effect on its consolidated financial position and results of operations.

        In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. SFAS No. 150 addresses certain financial instruments that, under previous guidance, could be accounted for as equity, but now must be classified as liabilities in statements of financial position. These financial instruments include: (a) mandatory redeemable financial instruments, (b) obligations to repurchase the issuer's equity shares by transferring assets, and (c) obligations to issue a variable number of shares. With limited exceptions, SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective for the Company in fiscal 2004. The adoption of SFAS No. 150 did not have a material impact on the Company's consolidated financial statements.

        In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment. SFAS No. 123(R) will require that the compensation cost relating to share-based payment transactions be recognized in the Company's financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. SFAS No. 123(R) addresses share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans. SFAS No. 123(R) replaces FASB Statement No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. FASB Statement 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, SFAS No. 123 permitted entities the option of continuing to apply the guidance in Opinion 25, as long as the notes to financial statements disclosed what net income would have been had the preferable fair-value-based method been used. Public entities will be required to apply SFAS No. 123(R) at the beginning of their next fiscal year that begins after June 15, 2005. Presently, SFAS No. 123(R) has no effect on the Company's consolidated financial statements.

3.    RESTRUCTURING AND OTHER RELATED CHARGES

        Beginning in 2002, the Company implemented a series of significant strategic initiatives intended to improve operating results, to reduce the levels of cash used by operating activities and to position the Company for future growth. As part of this process, the Company implemented a series of cost reduction initiatives to streamline operations and increase operational effectiveness, primarily in the Americas and the Europe/Middle East/Africa region ("EMEA"). These cost reduction initiatives included reducing headcount, lowering overhead expenses, consolidating unprofitable branches and eliminating excess facilities. The Company also reduced information technology costs by outsourcing certain non-strategic technology activities and reduced transportation costs by achieving more efficient consolidation of shipments destined for a common location. In addition, the Company streamlined order processing, cross-trained personnel and redesigned workflows at some of its large branches and warehouses. Although these initiatives were intended to reduce costs and improve operating results, the Company has incurred significant restructuring costs charges to implement them.

        During the year ended December 31, 2002, the Company recorded restructuring charges of $8,626, net of adjustments to prior accruals of $51. These restructuring charges consisted of (a) severance of $7,610 relating to the termination of 262 administrative and operational employees; and (b) costs related to the exit from leases of $1,067.

        During the year ended December 31, 2003, the Company recorded restructuring charges of $10,702, net of adjustments to prior accruals of $309. These restructuring charges consisted of (a) severance of $7,318 relating to the termination of 344 administrative and operational employees; and (b) costs related to the exit from leases of $3,693.

        During the year ended December 31, 2004, the Company recorded restructuring charges of $3,912, net of adjustments to prior accruals of $605. These restructuring charges consisted of (a) severance of $3,649 relating to the termination of 132 administrative and operational employees; and (b) costs related to the exit from leases of $868.

        The following table presents a summary of restructuring activity during the three year period ended December 31, 2004:

	Severance	Leases, Net of Sublet Income	Total
Balance, December 31, 2001	$1,261	$—	$1,261
Charges	7,610	1,067	8,677
Adjustments	(51)	—	(51)
Usage	(5,732)	(123)	(5,855)

Balance, December 31, 2002	3,088	944	4,032
Charges	7,318	3,693	11,011
Adjustments	(252)	(57)	(309)
Usage	(7,541)	(1,095)	(8,636)

Balance, December 31, 2003	2,613	3,485	6,098
Charges	3,649	868	4,517
Adjustments	(445)	(160)	(605)
Usage	(4,021)	(1,673)	(5,694)

Balance, December 31, 2004	$1,796	$2,520	$4,316

        In June 2002, SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities was issued which addresses financial accounting and reporting for costs associated with exit or disposal activities and nullified EITF 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). SFAS No. 146 requires that a liability for costs associated with an exit or disposal activity (including restructurings) be initially recognized when the liability is incurred and be measured at fair value. This represented a significant change from the provisions of EITF 94-3 under which such costs were generally recognized in the period in which an entity committed to an exit plan or plan of disposal, and which did not require the initial liability to be measured at fair value. The Company adopted the provisions of SFAS No. 146 effective January 1, 2003. Adoption of SFAS No. 146 had no material impact on the Company's consolidated financial position or results of operations.

        At December 31, 2003 and 2004, $3,876 and $4,144, respectively, of accrued restructuring costs were included in other current liabilities, and $2,222 and $172, respectively, of accrued restructuring costs were included in other non-current liabilities.

        In conjunction with the implementation of these strategic initiatives, the Company incurred other related charges that are included in selling, general and administrative expenses. Such charges included (a) recruiting and other costs incurred to build a new management team to effect the restructuring of the Company; (b) consulting costs related to organizational restructuring and business process reengineering activities to restructure branch processes to improve operational effectiveness; and (c) other related charges to support these efforts. These costs totaled $3,730, $9,329, and $2,158 for the years ended December 31, 2002, 2003 and 2004, respectively.

        In conjunction with certain business acquisitions completed in prior years, the Company recorded acquisition reserves related to the closure of duplicate administrative and warehouse facilities, consolidation of redundant business systems and reduction of personnel performing duplicate tasks. As of December 31, 2003 and 2004, the remaining acquisition accruals of $3,941 and $2,683, respectively, related primarily to lease termination costs. Of these accruals, $2,133 and $899 are included in other current liabilities at December 31, 2003 and 2004, respectively, while the remainder of the balances are included in other non-current liabilities.

4.    PROPERTY AND EQUIPMENT

        Property and equipment (including in-process costs for assets not yet placed in service) and accumulated depreciation at December 31, 2003 and 2004 consisted of the following:

	December 31,
	2003	2004
Land	$2,608	$2,431
Buildings and leasehold improvements	40,163	41,525
Operating equipment and other	27,139	33,097
Transportation equipment	696	908
Capitalized software	18,844	21,634

	89,450	99,595
Less accumulated depreciation and amortization	(39,850)	(51,119)

Property and equipment, net	$49,600	$48,476

        Depreciation expense was $11,521, $9,975 and $9,160 for the years ended December 31, 2002, 2003 and 2004, respectively.

5.    LONG-TERM DEBT

        Long-term debt consists of the following:

		December 31,
	Interest Rates at December 31, 2004
		2003	2004
Revolving credit facilities	5.50% - 7.84%	$45,761	$50,157
Textron receivables based credit facility	5.75%	6,907	7,112
Secured term loans	9.05%	—	10,000
Capital lease obligations, due in various installments	2.60% - 29.41%	639	1,265
Stockholder notes	not applicable	4,000	—
Overdraft and other credit facilities	2.94% - 14.00%	19,160	23,337

		76,467	91,871
Less current portion		(18,248)	(31,879)

		$58,219	$59,992

        The assets under capital leases represent primarily computer equipment included in property and equipment with a net book value as follows:

	December 31,
	2003	2004
Cost	$3,172	$2,256
Accumulated amortization	(1,989)	(701)

Net book value	$1,183	$1,555

        Future minimum payments of the Company's long-term debt (exclusive of payments for maintenance, insurance, taxes and other expenses related to capital leases) as of December 31, 2004 are as follows:

	Capital Leases	Debt	Total
2005	$545	$31,404	$31,949
2006	460	56,649	57,109
2007	338	2,051	2,389
2008	47	20	67
2009	—	18	18
Thereafter	—	464	464

	1,390	90,606	91,996
Less amounts representing interest	(125)	—	(125)

	$1,265	$90,606	$91,871

        Revolving Credit Facilities.    The Company's Revolving Credit Facilities (the "Revolvers") are maintained by the Company's United States ("U.S.") and United Kingdom ("U.K.") operating subsidiaries. The Company's U.S. operating subsidiaries are parties to a $30,000 credit facility with Wachovia Capital Finance ("Wachovia"), a subsidiary of Wachovia Bank, and the Company's United Kingdom operating subsidiary has a $32,701 (£17,000) credit facility provided by Wachovia's former U.K. affiliate, Burdale Financial Limited. The letter of credit sub-limit under the U.S. facility is $12,000 and letters of credit may be issued up to the full $32,701 (£17,000) maximum credit under the U.K. facility. The Revolvers are secured by liens on accounts receivable and other assets of the Company, which amounted to $190,797 at December 31, 2004. In addition, the Revolvers require the Company to meet certain financial covenants and also place certain restrictions on the Company and the borrower subsidiaries, including, but not limited to, limitations on asset sales, incurring additional indebtedness, payment of dividends and limitations on transactions with affiliates. At December 31, 2003 and 2004, the Company was in compliance with all financial and other covenants required in connection with the Revolvers.

        The terms of the Revolvers include a borrowing base calculation that allows the Company to borrow up to 85% of eligible billed receivables and 65% of eligible unbilled or accrued receivables (billed and unbilled receivables are defined in the agreements). Letters of credit reduce amounts available to borrow by 100% of their face value. Interest rates on the Revolvers are variable and are based on the U.S. Prime Rate or Eurodollar rate under the U.S. facility and the three month British pound LIBOR rate under the U.K. facility, plus an interest rate spread. Applicable interest rate spreads are 0.5% on Prime Rate borrowings or 3.0% for Eurodollar borrowings under the U.S. facility and 3.0% above British pound LIBOR for borrowings under the U.K. facility.

        In November 2004, the Revolvers were amended to extend their maturity dates from January 31, 2005 to April 30, 2006, change certain financial covenants and provide for a temporary increase of the maximum borrowing capacity under the U.S. facility from $30,000 to $35,000 through December 31, 2004, when it was reduced to the originally agreed $30,000.

        As of December 31, 2003 and 2004, there were aggregate borrowings under the Revolvers of $45,761 and $50,157, respectively, and aggregate letters of credit outstanding under the Revolvers of $3,394 and $3,766, respectively. As of December 31, 2003 and 2004, the Company had approximately $1,068 and $0, respectively, of additional borrowing capacity under the Revolvers. Though the borrowing capacity under the Revolvers was $0 as of December 31, 2004, the Company had additional borrowing capacity of $10,899 under its other credit facilities described in this Note 5, of which $8,029 permitted unrestricted movement of capital between entities.

        Textron Receivables Based Credit Facility.    In March 2003, the Company entered into a receivables sale agreement ("RSA") with Textron Financial Canada Limited ("Textron"). Under the terms of the facility, Textron agrees to purchase up to the Canadian dollar equivalent of $9,500 U.S. dollars of eligible accounts receivable offered for sale by the Company. The purchase price is paid to the Company either in cash or in the form of letters of credit, issued by Textron on behalf of the Company. Purchased receivables paid in cash will accrue a program fee at an annual rate equal to the Canadian prime rate plus 1.5%, while outstanding letters of credit are subject to an annual fee of 3.25%. The Company also pays servicing, accounting and other fees in connection with the RSA. The RSA expires on March 26, 2006, unless both parties consent to extend the agreement. In September 2004, the RSA was amended to temporarily increase the maximum purchase amount by $950 to the Canadian dollar equivalent of $10,450 through December 31, 2004, after which the maximum purchase amount reverted to the originally agreed $9,500. At December 31, 2003 and 2004, borrowings under the Textron credit facility were $6,907 and $7,112, respectively. As of December 31, 2004, Company assets securing the Textron credit facility were receivables of $13,015. The facility agreement requires the Company's Canadian subsidiary to meet certain financial covenants and contains certain restrictions, including, but not limited to, additional liens against accounts receivable and the payment of dividends or distributions to related parties. At December 31, 2003 and 2004, the Company was in compliance with all financial and other covenants required in connection with the Textron credit facility.

        Secured Term Loans.    On December 28, 2004, the Company and certain of its U.S. and U.K. subsidiaries entered into separate agreements for second lien term loans totaling $10,000 with Citicorp North America, Inc., Bear Stearns Corporate Lending, Inc., and their respective U.K. affiliates. The loans are secured by second liens on the collateral pledged under the Company's senior credit facilities, as well as certain other assets. Interest rates on the loans are variable and increase the longer the loans are outstanding. The initial interest rate on the U.K. loan is the adjusted U.S. dollar LIBOR rate plus a margin of 6.5%. The initial interest rate on the U.S. loan is, at the Company's option, either the base rate plus a margin of 5.5% or the adjusted Eurodollar rate plus a margin of 6.5%. At December 31,

2004, the weighted average interest rate on these loans was 9.05%. Net proceeds from the loans were used for working capital and general corporate purposes. The term loans mature on the earlier of the maturity of the Revolvers (currently April 30, 2006) or June 28, 2006. At December 31, 2003 and 2004, the Company was in compliance with all financial and other covenants required in connection with the secured term loans.

        Stockholder Notes.    The Company signed a Letter of Agreement dated December 24, 2003 under which certain stockholders agreed to lend $25,000 to the Company. Pursuant to this agreement, the Company borrowed $4,000 in December 2003 and $21,000 in January 2004. These borrowings accrued interest from the date each loan was made until January 15, 2005 at the rate of sixteen percent (16.0%) per year and thereafter, at the rate of eighteen percent (18.0%) per annum. Interest was payable in cash at the rate of twelve percent (12.0%) per annum on the 15th day of each January, April, July and October, with the first such payment due April 15, 2004 and the remaining interest was added to principal on each interest payment date.

        On December 20, 2004, 26,492 shares of a new series of Series A Preferred Stock were issued to certain stockholders in exchange for $26,492 of principal, accrued interest and the termination of the Letter of Agreement (see Note 9).

        Overdraft and Other Credit Facilities.    The Company maintains overdraft and other credit facilities in various countries to provide working capital and finance operating expenses. Borrowing capacity for a number of these facilities is determined by eligible accounts receivable, which are pledged as collateral. In addition, certain credit facilities are secured by liens on other assets of the Company. Together with pledged accounts receivable, the total collateral securing these overdraft and other credit facilities at December 31, 2004 totaled $42,920. Some of these credit facilities require the Company's foreign subsidiaries to meet certain financial covenants, such as maintaining specified levels of working capital and tangible net worth. As of December 31, 2003 and 2004, the total committed lines of overdraft and other credit facilities were $26,568 and $33,833, respectively. Total debt outstanding under these facilities at December 31, 2003 and 2004 was $19,160 and $23,337.

6.    INCOME TAXES

        Sources of (loss) income before income taxes and minority interests are summarized as follows:

	Year Ended December 31,
	2002	2003	2004
Domestic	$(28,355)	$(23,823)	$(14,305)
Foreign	492	3,215	21,345

Total	$(27,863)	$(20,608)	$7,040

        Income tax provision (benefit) consisted of:

	Year Ended December 31,
	2002	2003	2004
Current
Federal	$—	$(62)	$(921)
State	52	—	—
Foreign	5,496	5,352	4,553

Total current tax provision	5,548	5,290	3,632
Deferred
Federal	(82)	—	—
State	—	—	—
Foreign	(35)	(76)	(3,935)

Total deferred tax provision (benefit)	(117)	(76)	(3,935)

Provision (benefit) for income taxes	$5,431	$5,214	$(303)

        In 2004, the Company realized tax benefits of $3,249 resulting from changes in estimates of future tax liabilities and the positive settlement of tax examinations and audits. Additionally, in 2004, the Company recorded a deferred tax benefit in the amount of $4,445 with respect to certain foreign net operating loss carryfowards ("NOLs"), which the Company determined were more likely than not to be realized in future periods.

        A reconciliation of the Company's income tax provision (benefit) to the statutory corporate federal tax rate of 35% is as follows:

	Year Ended December 31,
	2002	2003	2004
Statutory Tax (Benefit) Provision	$(9,752)	$(7,213)	$2,464
Effects of:
Permanent differences	3,816	4,208	8,223
Foreign income taxed at various rates	2,526	(812)	(1,879)
State income taxes, net of federal benefit	52	(874)	(273)
Increase (decrease) in valuation allowance	10,215	9,832	(5,528)
Foreign tax credit	(2,462)	—	—
Change in estimated tax liabilities and settlements	1,000	—	(3,249)
Other, net	36	73	(61)

Provision (benefit) for income taxes	$5,431	$5,214	$(303)

        The components of the net deferred income tax assets and liabilities consist of:

	December 31,
	2003	2004
Deferred tax assets:
Net operating loss carry-forwards	$98,208	$117,630
Insurance reserves	494	462
Allowance for doubtful accounts	2,840	1,911
Property and equipment	10,389	10,872
Other assets	21,903	18,860

Gross deferred tax assets	133,834	149,735
Deferred tax liabilities:
Property and equipment	8,611	8,792
Other intangible assets	4,278	0
Other liabilities	1,904	12,056

Gross deferred tax liabilities	14,793	20,848
Valuation allowance	(112,206)	(123,868)

Net deferred tax assets	$6,835	$5,019

        For each of 2003 and 2004, the increase in valuation allowance of $28,181 and $11,662, respectively, is attributable to the increase in deferred tax assets, primarily due to the foreign currency translation and increase of NOL carryforwards domestically and in certain foreign jurisdictions.

        The Company and its United States ("U.S.") subsidiaries file a consolidated federal income tax return. NOLs are as follows:

December 31, 2004
Domestic	$104,819
Foreign	183,436

Total	$288,255

        The domestic losses expire between 2010 through 2024 and are subject to limitations under Section 382 of the Internal Revenue Code. The Company believes that it experienced an ownership change in November 2001, which limits its ability to use its pre-November 2001 domestic NOL carryforwards, which total approximately $69.0 million. Future changes in ownership of its shares of common stock could result in a further ownership change for purposes of section 382, which would further limit its ability to use its domestic NOLs. Approximately $170,099 of the foreign losses have an indefinite life, and the remainder of the losses expire between 2005 and 2009. The Company believes that the realization of the entire net deferred tax assets related to such NOL carryforwards is uncertain and has established a valuation allowance. The availability of the losses to offset future taxable income, both domestic and foreign, may be subject to various legal limitations such as those imposed under certain change of ownership rules and new legislative enactments that restrict the amounts of losses that can be applied against taxable income. Accordingly, the losses set forth above do not reflect all the potential limitations on a global basis which may reduce the amount of losses which can be carried forward.

        A U.S. income tax provision was not made for accumulated earnings for certain overseas subsidiaries because it is expected that such earnings will be reinvested overseas indefinitely. Determination of the amount of potential deferred tax liability is not practical.

        Gross deferred tax assets include $1,136 of foreign tax credit carryovers, which are available to offset U.S. federal income tax liability, expiring after December 31, 2011. A full valuation allowance for the foreign tax credit has been provided for the years ended December 31, 2002, 2003 and 2004.

7.    COMMITMENTS AND CONTINGENCIES

        Operating Leases.    The Company leases facilities and equipment under non-cancelable operating leases, which expire at various dates through 2026. Certain of these leases are subject to escalation clauses. Net rental expense for the years ended December 31, 2002, 2003 and 2004 was approximately $31,179, $31,473 and $30,348, respectively.

        Future minimum rental payments due (net of future sublet income and including amounts in restructuring) under non-cancelable operating leases at December 31, 2004 were as follows:

2005	$31,849
2006	22,576
2007	15,898
2008	11,869
2009	8,803
Thereafter	36,848

Total	$127,843

        Litigation and Contingent Liabilities.    The Company is party to routine litigation incidental to its business, which primarily involves employment matters or claims for goods lost or damaged in transit or improperly shipped. Many of the lawsuits to which the Company is a party are covered by insurance and are being defended by the Company's insurance carriers. The Company has established accruals for matters and claims where the Company believes the loss is probable and can be estimated and it is management's opinion that the resolution of such litigation, either individually or in the aggregate, will not have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows. Additionally, the Company realized a $2,300 benefit during 2004 as a result of reducing its estimate of accrued customer liabilities.

        Insurance Claims.    Certain of the Company's insurance programs, primarily workers' compensation, public liability and property damage, and cargo loss and damage, are subject to substantial deductibles or retrospective adjustments. Accruals for insurance claims, except for cargo claims, are estimated for the ultimate cost of unresolved and unreported claims. Cargo claims are accrued for based on the Company's historical claims experience and management's judgment.

        Guarantee Arrangements.    At December 31, 2003 and 2004, the Company had standby letters of credit, bank guarantees and surety bonds outstanding of approximately $35,200 and $39,500 respectively. These instruments collateralize the Company's obligations to third parties as part of the normal ongoing operations. Some standby letters of credit reduced borrowing capacity on the Revolvers (see Note 5).

8.    PENSION PLAN AND OTHER BENEFITS

        Defined Benefit Plans.    The Company has a number of defined benefit pension plans that cover a substantial number of foreign employees. Retirement benefits are provided based on compensation as defined in the plans. The Company's policy is to fund these plans in accordance with local practice and contributions are made in accordance with actuarial valuations. The Company uses a December 31 measurement date for these plans. The Company has adopted the provisions of SFAS No. 132 (revised 2003). At December 31, 2004, each of the plans included in the aggregate table below has a projected benefit obligation which is in excess of the related fair value of the plan assets.

        The change in benefit obligation, change in plan assets and funded status of the plans are as follows:

	Year Ended December 31,
	2003	2004
Change in Benefit Obligation:
Projected benefit obligation at beginning of year	$107,908	$133,068
Service cost	2,599	2,974
Interest cost	6,072	7,407
Participant contributions	809	872
Actuarial losses	7,188	11,775
Benefits paid	(5,881)	(6,960)
Foreign exchange	14,373	12,278

Projected benefit obligation at end of year	$133,068	$161,414

        The increase in actuarial losses to $11,775 for 2004 was primarily the result of the impact of changes in the discount rate used in the actuarial assumptions.

	December 31,
	2003	2004
Change in Plan Assets:
Fair value of plan assets at beginning of year	$79,290	$98,722
Actual return on plan assets	12,248	8,125
Company contributions	3,559	5,324
Benefits paid	(5,881)	(6,960)
Foreign exchange	9,506	8,628

Fair value of plan assets at end of year	$98,722	$113,839

Funded status of the plans	$(34,344)	$(47,575)
Unrecognized net actuarial loss	24,011	36,230
Unrecognized prior service cost	404	398
Unrecognized net transition obligation	90	87

Accrued benefit cost, net	$(9,839)	$(10,860)

Amounts recognized in the balance sheets consist of:
Prepaid pension cost included with other assets	$19,320	$21,246
Accrued pension cost included with employee benefit liabilities	(28,003)	(30,636)
Accrued pension cost included with accrued employee related expenses	(1,571)	(1,802)
Intangible assets	90	86
Accumulated other comprehensive loss	325	246

Net amount recognized at end of year	$(9,839)	$(10,860)

        The accumulated benefit obligation for all defined benefit pension plans was $120,091 and $144,262 at December 31, 2003 and 2004, respectively. For the defined benefit pension plans with accumulated benefit obligations in excess of plan assets, the projected benefit obligation and accumulated benefit obligation were $31,962 and $31,084 at December 31, 2003, respectively, and $41,189 and $40,120 at December 31, 2004, respectively. Of the defined benefit plans with accumulated benefit obligations in excess of plan assets, one plan has no assets held, as the company funds the accrued costs of the plan as benefits are paid.

        Planned Company contributions for 2005 are $5,055.

        The components of net periodic pension cost and the significant assumptions for the plans were as follows:

	Year Ended December 31,
	2002	2003	2004
Service cost	$2,530	$2,575	$2,974
Interest cost	5,848	6,084	7,407
Expected return on plan assets	(6,132)	(5,888)	(7,396)
Net amortization and deferral	650	1,660	1,795

Net periodic pension cost	$2,896	$4,431	$4,780

        The following are the weighted-average assumptions used to determine net periodic benefit cost:

	December 31,
	2002	2003	2004
Discount rate	5.74%	5.50%	5.30%
Expected return on plan assets	6.91	7.39	7.38
Rate of compensation increase	2.79	2.80	3.11

        The following are the weighted-average assumptions used to determine the benefit obligations:

	December 31,
	2003	2004
Discount rate	5.49%	5.26%
Rate of compensation increase	3.18	3.11

        The Company's pension plan weighted-average asset allocations at December 31, 2003 and 2004, respectively, by asset category are as follows:

	December 31,
	2003	2004
Asset Category:
Equity securities	56%	56%
Debt securities	38	38
Other	6	6

Total	100%	100%

        The following pension benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

2005	$5,920
2006	5,927
2007	6,225
2008	6,378
2009	7,103
Years 2010 through 2014	47,199

Total	$78,752

        Pension Plan Investment Policy.    Plan assets are managed to long-term strategic allocation targets. Those targets are developed by analyzing a variety of diversified asset class combinations, in conjunction with the projected liability, costs and liability duration of the pension plans. Periodic asset allocation studies are conducted and the targets are reviewed to determine if they require adjustment. Once allocation percentages are established, the portfolio is periodically rebalanced to those targets in a manner that maintains the target allocation and seeks to minimize trading costs. The pension plans seek to mitigate investment risk by investing across and within asset classes. The pension plans do not use market timing strategies, nor do they currently use financial derivative instruments to manage risk. Expected long-term rate of return assumptions are created using long-term historical returns and current market expectations for forecasts of inflation, interest rates and economic growth. The pension plans' investment managers are prohibited from short selling, trading on margin, trading warrants or trading derivatives. Limited hedging of currencies is allowed.

        Other Benefit Plans.    Retirement savings plans are available to substantially all North American salaried and nonunion hourly employees, which allow eligible employees to contribute a portion of their annual salaries to the plans. Matching contributions are made at the discretion of each subsidiary. Participants are immediately vested in their voluntary contributions plus actual earnings thereon. In the beginning of 2003, the Company announced that it was no longer matching contributions under the existing plan. In the prior years, the matching contributions were subject to various vesting schedules, ranging from immediate to seven years. Matching contributions were approximately $627 and $156, respectively, for the years ended December 31, 2002 and 2003.

9.    REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)

Redeemable Preferred Stock

        Concurrent with a debt restructuring in 2001, the Company issued (a) 36,100 shares of Series A Preferred Stock and 69,239 shares of common stock in connection with the cancellation of $110,000 of senior notes (together with accumulated interest thereon of $10,278) and (b) 24,000 shares of Series B Preferred Stock and 24,000 shares of common stock for $24,000. In November 2001, the Company sold 35,000 shares of Series C Preferred Stock and 32,500 shares of Series D Preferred Stock for $67,500. Both the Series A and Series B Preferred Stock were amended and restated due to the issuance of the Series C and D Preferred Stock. This resulted in the issuance of 1,208, 1,193 and 1,210 shares of Series A (Class 1, 2 and 3) Preferred Stock, respectively, plus 69,239 shares of common stock.

        Series A Preferred Stock.    In addition to the terms described below, each class of Series A Preferred Stock was entitled to vote for one Class II member of the Board of Directors of the Company. No other voting rights existed.

        Each share of Series A Preferred Stock had a liquidation preference equal to one thousand dollars per share, ranked junior to the Series C Preferred Stock and the Series D Preferred Stock (collectively "Designated Preferred Stock"), but senior to the liquidation preference of any other capital stock of the Company. Holders of Series A Preferred Stock were entitled to receive, when, as and if declared by the Board of Directors, cumulative dividends equal to 10% per annum of the liquidation preference payable semi-annually. At December 31, 2003 and 2004, the aggregate amount of unpaid dividends on Series A Preferred Stock was $9,928 and $0, respectively.

        The Series A Preferred Stock restricted the payment of dividends on common stock until all shares of Series A Preferred Stock were redeemed, including the accumulated dividends. Holders of Series A Preferred Stock were not entitled to any preemptive or subscription rights and such shares were not subject to mandatory redemption other than in connection with a sale of the Company or the consummation of a registered public offering of debt or equity securities. Upon the sale of 5% of the common stock held by certain existing equity holders (other than Questor Partners Fund II, L.P., Questor Side-by-Side Partners II, L.P. and Questor Side-by-Side Partners II 3(c)(1), L.P. ("Questor")) to a third party at a purchase price greater than twenty five dollars per share, the holders of the Series A Preferred Stock had the option to redeem their shares, provided that no such redemption was permitted as long as any shares of Series C or Series D Preferred Stock were outstanding. The Company could have redeemed all or any portion of the Series A Preferred Stock at any time at a redemption price equal to the liquidation preference plus accrued and unpaid dividends, provided that all of the Series C and Series D Preferred Stock had previously been redeemed in full.

        Series B Preferred Stock.    In addition to the terms described below, the holders of Series B Preferred Stock were entitled to vote for one Class II member of the Board of Directors of the Company until such time as the Series B Preferred Stock had been redeemed in full.

        Each share of Series B Preferred Stock had a liquidation preference equal to one thousand dollars per share, ranked junior to the Designated Preferred Stock and the Series A Preferred Stock, but senior to common stock. Holders of Series B Preferred Stock were entitled to receive, when, as and if declared by the Board of Directors, cumulative dividends equal to 12% per annum payable semi-annually. No such dividends have been declared. At December 31, 2003 and 2004, the aggregate amount of unpaid dividends on Series B Preferred Stock was $7,920 and $0, respectively.

        The Series B Preferred Stock restricted the payment of dividends on common stock until all shares of Series B Preferred Stock were redeemed, including the accumulated dividends. Holders of Series B Preferred Stock were not entitled to any preemptive or subscription rights and such shares were not subject to mandatory redemption other than in connection with a sale of the Company, consummation of a registered public offering of debt or equity securities pursuant to which the Company would receive net proceeds in excess of $5,000, provided that no such redemption was permitted as long as any shares of Series C or Series D Preferred Stock were outstanding. The Company could have redeemed all or any portion of the Series B Preferred Stock at any time, at a redemption price equal to the liquidation preference plus accrued and unpaid dividends, provided that all of the Series A, Series C and Series D Preferred Stock had been redeemed in full.

        Series C and Series D Preferred Stock.    In addition to the terms described below, the holders of the Series C and Series D Preferred Stock were entitled to collectively appoint all five Class I Directors until all such shares were redeemed in full.

        Each share of Series C Preferred Stock had an initial liquidation preference equal to one thousand dollars per share and had preferential rights equal to the Series D Preferred Stock, but senior to all other capital stock. The investment value ("Series C Investment Value") of the Series C Preferred shares immediately following their issuance was one thousand six hundred dollars per share, which amount increased at a 13% annual rate compounded semi-annually until the second anniversary of their issuance at which point the deemed investment value was two thousand one hundred dollars per share. After the second anniversary, the Investment Value increased at a rate of 15% per annum compounded semi-annually. The Series C Investment Value represented the value due to the holders of the Series C Preferred Stock upon a sale of the Company (the "Series C Sale Preference Amount"). In addition, the Series C and Series D Preferred Stock was collectively entitled to participate in a portion of value attributable to the Company's shares of common stock over a specific amount (the "Participation Right").

        The Series C Preferred Stock restricted the payment of dividends on common stock and on Series A and Series B Preferred Stock until all Series C Preferred Stock were redeemed, including accumulated dividends. Holders of Series C Preferred Stock were not entitled to any preemptive or subscription rights. At any time after the first anniversary of the issuance date, the Company had the option to redeem not less than 50% of the originally issued Series C Preferred shares at a redemption price equal to a percentage of the Series C Sale Preference Amount declining from 120% to 100% between the first and the fourth anniversaries of issuance plus warrants to acquire shares of common stock of the Company, which had economic terms that mirror the Participation Right. At December 31, 2003 and 2004, the aggregate amount of unpaid dividends on the Series C Preferred Stock was $12,910 and $0, respectively.

        Each share of Series D Preferred Stock had an initial liquidation preference equal to one thousand dollars per share and had preferential rights equal to the Series C Preferred Stock, but senior to all other capital stock. The investment value ("Series D Investment Value") of the Series D Preferred shares immediately following their issuance was one thousand four hundred and fifty dollars per share, which amount increased at a 12% rate compounded semi-annually until the second anniversary of their issuance at which point the deemed investment value would be two thousand one hundred dollars per share. After the second anniversary, the Series D Investment Value increased at a rate of 15% per annum compounded semi-annually. The Series D Investment Value represented the value due to the holders of Series D Preferred Stock upon a sale of the Company (the "Series D Sale Preference Amount"). At December 31, 2003 and 2004, the aggregate amount of unpaid dividends on Series D Preferred Stock was $11,988 and $0, respectively.

        The Series D Preferred Stock restricted the payment of dividends on common stock and on Series A and Series B Preferred Stock until all Series D Preferred Stock were redeemed, including accumulated dividends. Holders of Series D Preferred Stock were not entitled to any preemptive or subscription rights. At any time after the first anniversary of the issuance date, the Company had the option to redeem not less than 50% of the originally issued Series D Preferred shares at a redemption price equal to a percentage of the Series D Sale Preference Amount declining from 120% to 100% between the first and the fourth anniversaries of issuance plus warrants to acquire shares of common stock of the Company, which had economic terms that mirror the Participation Right.

        In each of March 2002 and November 2002, the Company authorized and issued an additional 10,000 shares of Series D Preferred Stock to Questor at a purchase price of one thousand dollars per share for an aggregate purchase price of $10,000. In connection with these transactions (which in the aggregate raised $20,000 of proceeds that were used to fund operations), the prior options granted to Questor to purchase additional shares of Series D Preferred Stock of the Company provided for under the Series C and Series D Preferred Stock Purchase Agreement, dated as of October 2001, were terminated and new options were granted to Questor to purchase additional shares of Series D Preferred Stock at any time an availability deficiency or covenant default existed. Under this agreement, after November 1, 2002 and prior to December 31, 2004 (the "option period"), Questor had an option (but not the obligation) to require the Company to sell an additional 5,000 shares of Series D Preferred Stock for an aggregate purchase price of $5,000 (or one thousand dollars per share).

        During 2003, the Company authorized and issued in aggregate an additional 20,500 shares of Series D Preferred Stock to Questor at a purchase price of one thousand dollars per share for an aggregate purchase price of $20,500.

        Series A, C, and D Preferred Stock Conversion to Common Stock and Series B Cancellation.    On December 20, 2004, all of the Company's issued and outstanding shares of Series A, Series C and Series D Preferred Stock (and all accrued and unpaid dividends on these shares) were converted into an aggregate of 9,900,346 shares of common stock. In addition, the Company's 24,000 shares of Series B Preferred Stock were cancelled.

        On December 20, 2004, immediately before the effectiveness of the conversion of the Series A to Common Stock and the cancellation of Series B, the Company declared and paid as a dividend (a) on the Series A Preferred Stock warrants covering an aggregate of 1,306,991 notional shares of common stock and (b) on the Series B Preferred Stock warrants covering an aggregate of 5,227,965 notional shares of common stock.

        Upon conversion, the Company determined that the carrying amount of the preferred stock that was converted to common stock or cancelled exceeded the fair value of the common stock and warrants issued by $78,322, with such fair values being approximately $249,000 and $3,800, respectively. This amount has been applied to reduce the accumulated deficit and added to net (loss) income to arrive at net income applicable to common shares. (See Stockholder's Equity (Deficit)—Other below.)

        Conversion of Stockholder's Debt to Series A Preferred Stock (2004 Issue).    On December 20, 2004, 26,492 shares of new Series A Preferred Stock were issued to Questor. The Series A Preferred Stock (2004 Issue) has an initial aggregate liquidation preference of approximately $26,492 ($1,000 per share), which was the amount of principal and accrued interest on debt owed by the Company that was surrendered in exchange for the new Series A Preferred Stock. The new Series A Preferred Stock has a cumulative cash dividend at the rate of 16% per annum through January 14, 2005, 18% per annum from January 15, 2005 through January 14, 2006 and 20% per annum of the liquidation preference thereafter. In each case, a dividend at a rate of 12% per annum of the liquidation preference is payable quarterly in cash and the remaining portion of the dividend not paid in cash will bear interest in arrears at the current dividend rate, compounding on each dividend payment date. The Company has the option to, and Questor, as the holder of the new Series A Preferred Stock, has the option to cause the Company to, redeem the stock at any time on or after the earlier of (i) January 15, 2007, (ii) the closing of an initial public offering of the Company's common stock, or (iii) the sale of all or substantially all of the equity or assets of the Company. The Series A Preferred Stock (2004 Issue) is classified as mezzanine equity as the ability to redeem the shares is outside the control of the Company.

Stockholders' Equity (Deficit)—Stock Based Compensation

        Warrants Issued to Employees.    The Company issued warrants to purchase common stock to certain employees. These warrants generally vest ratably over one to four years. However, warrants issued prior to January 1, 1997 fully vest upon a registered public offering. The warrants expire in seven to ten years from the date of issuance. The Company also issued warrants to purchase common stock to certain non-employees in connection with a financing and acquisition that occurred in 1996 that vested immediately. As of December 31, 2004, there were 21 warrants outstanding, which had a remaining exercisable life ranging from one to three years. The exercise prices of these warrants range from forty-five thousand to sixty thousand dollars per share.

        The following table presents the warrant activity for each of the years in the three year period ended December 31, 2004 issued prior to the Recapitalization:

	Warrants	Weighted- Average Exercise Price
Outstanding at December 31, 2002	250	$31,741
Canceled/forfeited in 2003	(201)	27,993

Outstanding at December 31, 2003	49	47,226
Canceled/forfeited in 2004	(27)	45,737

Outstanding at December 31, 2004	22	$49,139

Exercisable at:
December 31, 2004	22	$49,139

        Equity Appreciation Rights Plan.    During 2002, the Company established an Equity Appreciation Rights plan to provide certain employees of the Company and related corporations the opportunity to participate in future equity distributions through Equity Appreciation Units ("Units") based on the occurrence of certain terminal events, as defined. Related corporations refer to any entity in which the Company maintains any equity interest, directly or indirectly, which was designated a related corporation by resolution of the Board of Directors. Units vest over a period of time specified in each unit award. As of December 31, 2004, there is an average remaining vesting period of 2.3 years. As of December 31, 2003, 445 Units were vested and 1,607 Units remained unvested. As of December 31, 2004, 1,254 of the Units were vested and 1,197 Units remained unvested.

        As of December 31, 2004, upon the occurrence of certain terminal events, the Company will pay the award participants an amount, in cash or other property, equal to 0.00005 times the excess of the Company's aggregate equity value, as defined, ("AEV") over $136.5 (subject to adjustment for certain new equity investments in the Company), plus an additional amount equal to 0.00005 times the excess AEV over $206.5 (subject to adjustment for certain new equity investments in the Company), and the Company will pay the award participants holding special Units an amount, in cash or other property, equal to 0.00005 times the excess of the Company's AEV over $206.5 (subject to adjustment for certain new equity investments in the Company), plus an additional amount equal to 0.00005 times the excess

AEV over $266.5 million (subject to adjustment for certain new equity investments in the Company). "Terminal events" include: a sale or transfer of all beneficial interests in all or substantially all of the Company's issued and outstanding common stock, other than certain transfers for the purpose of effecting a recapitalization, certain mergers or consolidations, any sale, lease, exchange or other transfer of all, or substantially all, of the Company's assets other than to effect a reorganization or recapitalization, a liquidation or dissolution or any other sale or similar transaction designated as a terminal event by the Board of Directors. No compensation expense will be recognized until the time that the specific events occur or are probable to occur.

        Stock Options Issued Under an Exit Agreement.    During 2002, the Company issued stock options to a former employee to acquire (i) 900 shares of common stock of the Company which were immediately vested and exercisable with an exercise price of ten cents per share and (ii) 900 shares of common stock of the Company, which were also immediately vested and exercisable at an exercise price of $860.00 per share. These options remain exercisable until June 30, 2007, unless forfeited by breach of contract. The estimated fair value of these options at the date of grant was not material to the consolidated financial statements as measured using the minimum value method.

Stockholders' Equity (Deficit)—Other

        Warrants Issued to Holders of Series A and B Preferred Stock.    On December 20, 2004, immediately before the effectiveness of the conversion of the Series A and Series B Preferred Stock to Common Stock, the Company declared and paid as a dividend (i) warrants covering an aggregate of 1,306,991 notional shares of common stock on the Series A Preferred Stock and (ii) warrants covering an aggregate of 5,227,965 notional shares of common stock on the Series B Preferred Stock. The warrants may be exercised only on a cashless basis and are exercisable only if they are in-the-money upon the earlier of (i) the closing of an initial public offering of the Company's common stock, or (ii) the sale of all or substantially all of the equity or assets of the Company. If the warrants are in-the-money, they will be settled upon the close of an initial public offering on a net-share basis, while the sale of substantially all of the equity or assets of the Company will be settled on a net settlement in the same form of the consideration payable to all holders of common stock. The warrants will be cancelled if they are out-of- the-money upon the closing of any such transaction. The warrants provide a mechanism through which the holders could receive additional shares of common stock beyond those which they originally were issued upon the conversion of Series A and Series B Preferred Stock to Common Stock if the equity value of the Company exceeds certain thresholds upon the first to occur of a public offering or a sale of the Company's business. As of December 31, 2004, these outstanding warrants had no expiration date and the exercise price was $27.60 per share subject to adjustment for stock subdivisions or combinations, stock dividends and other similar adjustments. The exercise price will increase daily beginning February 1, 2005 based on daily rates ranging from 0.0365% to 0.04%. The Company recorded the fair value of the warrants (using the Black-Scholes model on the date of issuance based on assumptions regarding the fair value of common stock, the estimated exercise price of options, interest rates on short-term investments and the volatility of the Company's common stock) of $3,800 in equity.

        Common Stock.    On December 20, 2004, the Company executed a reverse split on the existing common stock on a one-for-ten basis effected through a reclassification and combination of its common stock, whereby each ten shares of common stock were combined into one share of common stock. This transaction had an insignificant effect on the dollar value of amounts reported on the consolidated balance sheet, but decreased the Company's outstanding shares of common stock to 99,694 immediately following the transaction. The effects of the reverse stock split have been retroactively reflected for all periods presented.

        Shares Reserved for Issuance.    The Company has reserved 1,821 shares of common stock for issuance under outstanding stock options and warrants issued to current and former employees and has reserved 6,534,956 shares of common stock issuable in respect of the exercise of warrants issued in December 2004.

        Dividends.    The Company's ability to pay cash dividends depends, in part, on the ability of its subsidiaries to pay cash dividends. The Company's subsidiaries are subject to certain legal restrictions under the laws of the jurisdictions in which they operate, and in some cases, restrictions under credit facilities, that limit their ability to declare and pay cash dividends. The Company's secured term loans and Revolvers (see Note 5) prohibit the declaration or payment of dividends to any class of capital stock except Series A Preferred Stock, described above.

10.    RELATED PARTY TRANSACTIONS

        The Company has entered into agreements with certain stockholders or their affiliates, under which the Company pays fees and provides expense reimbursements for management, financial advisory and other services. Management fees amounted to approximately $2,400 per annum. Cash paid for current and prior year management fees was $668, $0 and $5,300 for the years ended December 31, 2002, 2003 and 2004, respectively. As of December 31, 2003 and 2004, accrued management fees payable were $4,855 and $2,155, respectively, and were included in other current liabilities.

        Other consulting fee and expense reimbursement payments to AlixPartners, LLC, an affiliate of Questor, associated with the above mentioned agreements amounted to $614, $814 and $1,543 for the years ended December 31, 2002, 2003 and 2004, respectively. As of December 31, 2003 and 2004, accrued fees payable to AlixPartners, LLC were $2,172 and $478, respectively, and were included in other current liabilities on the accompanying consolidated balance sheet.

        Additional consulting fee payments to Questor associated with the above mentioned agreements amounted to $237, $200 and $516 for the years ended December 31, 2002, 2003 and 2004, respectively. As of December 31, 2003 and 2004, accrued fees payable to Questor were $231 and $6, respectively, and were included in other current liabilities.

11.    BUSINESS SEGMENTS

        The Company operates in one reportable business segment of freight forwarding and operates in three primary geographic areas comprised of the Americas, EMEA and Asia Pacific. The Company provides its services through a global network of Company owned branches and independent agents. For purposes of evaluating its operating results, the Company's management considers the revenues, net revenues and operating (loss) income of the three geographic areas.

        Accounting policies for each geographic area are the same as those described in Note 2, "Summary of Significant Accounting Policies." Corporate expenses are comprised primarily of marketing costs, incremental information technology costs and other general and administrative expenses, which are separately managed. Geographic area assets exclude corporate assets. Corporate assets include cash and cash equivalents, capitalized software development costs and intangible assets. Information regarding the Company's operations by reportable business segment and geographic area is summarized below:

	Freight Forwarding
	Americas	EMEA	Asia Pacific	Freight Forwarding Total	Corporate & Eliminations	Total
Year Ended December 31, 2002
Revenues from external customers	$294,021	$605,984	$326,826	$1,226,831	$—	$1,226,831
Transactions between segments	37,332	47,778	62,233	147,343	(147,343)	—
Total revenues	331,353	653,762	389,059	1,374,174	(147,343)	1,226,831
Net revenues	75,702	147,744	77,563	301,009	—	301,009
Depreciation and amortization	3,252	4,083	2,166	9,501	2,041	11,542
Operating (loss) income	(25,363)	(14,040)	16,065	(23,338)	(1,437)	(24,775)
Total assets	93,234	299,063	137,335	529,632	(162,976)	366,656
Year Ended December 31, 2003
Revenues from external customers	$272,417	$724,576	$378,368	$1,375,361	$—	$1,375,361
Transactions between segments	36,942	56,053	85,145	178,140	(178,140)	—
Total revenues	309,359	780,629	463,513	1,553,501	(178,140)	1,375,361
Net revenues	71,529	168,981	80,067	320,577	—	320,577
Depreciation and amortization	2,155	4,234	2,146	8,535	1,427	9,962
Operating (loss) income	(17,193)	(8,602)	15,601	(10,194)	(4,419)	(14,613)
Total assets	103,200	341,010	157,685	601,895	(172,425)	429,470
Year Ended December 31, 2004
Revenues from external customers	$290,096	$802,506	$484,315	$1,576,917	$—	$1,576,917
Transactions between segments	42,660	71,108	78,199	191,967	(191,967)	—
Total revenues	332,756	873,614	562,514	1,768,884	(191,967)	1,576,917
Net revenues	73,306	188,527	101,436	363,269	—	363,269
Depreciation and amortization	1,170	4,057	2,255	7,482	1,678	9,160
Operating (loss) income	(3,532)	(2,755)	24,256	17,969	(2,945)	15,024
Total assets	102,220	365,416	177,015	644,651	(164,323)	480,328

GEOLOGISTICS CORPORATION

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

Description	Balance at Beginning of Year	Charges to Costs and Expenses	Amounts Charged off (Net of Recoveries)	Other(1)	Balance at End of Year
Allowance for doubtful accounts
Year ended December 31, 2002	$15,044	$5,460	$(4,677)	$1,221	$17,048
Year ended December 31, 2003	17,048	3,661	(4,877)	1,546	17,378
Year ended December 31, 2004(2)	17,378	1,732	(11,238)	208	8,080

(1)
Includes adjustments attributed to foreign exchange fluctuations.

(2)
Amounts charged off (net of recoveries) includes $6,100 of old, uncollectible receivables fully provided for in previous years.

S-1

Shares

Common Stock

PROSPECTUS

                        , 2005

Joint Book-Running Managers

Bear, Stearns & Co. Inc.	Citigroup

Credit Suisse First Boston Deutsche Bank Securities JPMorgan

Through and including        , 2005 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

        The following table sets forth the costs, other than estimated underwriting discounts and commissions, payable in connection with the sale of the common stock being registered. All amounts, except the SEC registration fee, The Nasdaq National Market listing fee and the NASD filing fee, are estimates.

Expenses	Amount
SEC registration fee		$20,598
NASD filing fee		18,000
Nasdaq National Market listing fee		*
Printing and engraving expenses		*
Legal fees and expenses		*
Transfer agent and registrar fees		*
Accounting fees and expenses		*
Blue Sky fees and expenses		*
Miscellaneous		*

Total	$	*

      *
      To be furnished by amendment.

Item 14.    Indemnification of Officers and Directors.

        Section 102 of the Delaware General Corporation Law allows a corporation to eliminate or limit the personal liability of its directors to the corporation or its stockholders for monetary damages for a breach of a fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law or obtained an improper personal benefit.

        Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and other agents of such corporation in an action or suit by or in the right of the corporation under the same conditions against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense and settlement of such action or suit, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a present or former director or officer of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys' fees) that he or she actually and reasonably incurred in connection therewith.

        Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, arising out of such person's status as such, whether or not the corporation would otherwise have the power to indemnify such person under Section 145. All of our directors and officers are covered by insurance policies maintained by us against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.

        Our amended and restated certificate of incorporation provides that each of our directors will have no personal liability to us or to our stockholders for monetary damages for breach of a fiduciary duty as a director, except for liability:

  •
  for any breach of the director's duty of loyalty to us or our stockholders;

  •
  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  •
  under Section 174 of the Delaware General Corporation Law; or

  •
  for any transaction from which the director derived any improper personal benefit.

        If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then, under our amended and restated certificate of incorporation, the liability of a director of the corporation will be eliminated or limited to the fullest extent permitted by law.

        Article VIII of our amended and restated certificate of incorporation provides that any person who was or is a party or a witness, or is threatened to be made a party or a witness, in any threatened, pending or completed action, suit or proceeding (including without limitation actions by or in the right of the corporation), whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director or officer of our company, or is or was serving, while a director or officer of our company, at our request as a director, officer, employee, agent, fiduciary or other representative of another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other entity or enterprise, must be indemnified by us against all liabilities, expenses (including attorneys' fees), judgments, fines, excise taxes and amounts paid in settlement in connection with such action, suit or proceeding to the full extent not prohibited under Delaware law. Article VIII also provides that any person who is claiming indemnification under our amended and restated certificate of incorporation is automatically entitled to advances from us for the payment of expenses incurred by such person upon receipt of an undertaking by or on behalf of the person to repay such advances if it is ultimately determined that the person is not entitled to indemnification by us.

        In addition to these provisions in our amended and restated certificate of incorporation, we have entered into indemnification agreements with each of our executive officers and directors, a form of which will be filed as Exhibit 10.16 hereto. The indemnification agreements provide our directors and executive officers with further indemnification to the maximum extent not prohibited by the Delaware General Corporation Law.

        The form of Underwriting Agreement to be filed as Exhibit 1.1 hereto provides for indemnification by the underwriters of us and our officers and directors for certain liabilities, including matters arising under the Securities Act.

Item 15.    Recent Sales of Unregistered Securities.

        In the past three years, we have issued unregistered securities to a limited number of persons, as described below. None of these transactions involved any underwriters, underwriting discounts or commissions or any public offering of our securities, and we believe that each of the following transactions was exempt from the registration requirements of the Securities Act on the basis cited below:

        In March 2002, we sold 10,000 shares of Series D Preferred Stock to Questor Partners for $10.0 million. The stock was sold pursuant to the exemption from registration provided by Section 4(2) of the Securities Act.

        In November 2002, we sold 10,000 shares of Series D Preferred Stock to Questor Partners for $10.0 million. The stock was sold pursuant to the exemption from registration provided by Section 4(2) of the Securities Act.

        In connection with the March 2002 and November 2002 sales of Series D Preferred Stock and for no additional consideration, we issued to Questor Partners an option to purchase 15,000 shares of our Series D Preferred Stock. The option was issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act.

        In June 2002, we issued a stock option to purchase 9,000 shares of our common stock at an exercise price of $0.01 per share and a stock option to purchase 9,000 shares of our common stock at an exercise price of $86.00 per share to a former employee in connection with his entering into a one year consulting agreement with us and releasing us from any and all claims that may have arisen before his departure as an employee of our company. The options were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act. Following the Recapitalization Transactions, each of these options are exercisable for 900 shares of our common stock. The exercise prices of the options were also adjusted to $0.10 and $860.00 per share, respectively, as a result of the Recapitalization Transactions.

        During 2003, we sold 20,500 shares of Series D Preferred Stock to Questor Partners in a series of transactions for an aggregate purchase price of $20.5 million. The stock was sold pursuant to the exemption from registration provided by Section 4(2) of the Securities Act.

        In December 2004, we issued an aggregate of 9,900,346 shares of our common stock to certain holders of our then existing Series A, Series C and Series D Preferred Stock in exchange for their shares of such Preferred Stock. No commission or other remuneration was paid or given for soliciting the exchange. The common stock was issued pursuant to the exemption from registration provided by Section 3(a)(9) of the Securities Act.

        In December 2004, we issued 26,491.635 shares of our new Series A Preferred Stock, which has an aggregate liquidation preference of approximately $26.5 million, to Questor Partners in exchange for approximately $26.5 million of debt and accrued interest owed by us to Questor Partners. No commission or other remuneration was paid or given for soliciting the exchange. The new Series A Preferred Stock was issued pursuant to the exemption from registration provided by Section 3(a)(9) of the Securities Act.

        In December 2004, we issued as a dividend the Recapitalization Warrants covering 6,534,956 shares of our common stock to certain holders of our then existing Series A and Series B Preferred Stock.

Item 16.    Exhibits and Financial Statement Schedules.

  (a)
  Exhibits.

Exhibit No.	Description
1.1	Form of Underwriting Agreement.*
3.1	Restated Certificate of Incorporation of GeoLogistics Corporation.**
3.2	Bylaws of GeoLogistics Corporation.**
3.3	Form of Amended and Restated Certificate of Incorporation of GeoLogistics Corporation.*
3.4	Form of Bylaws of GeoLogistics Corporation.*
4.1	Specimen common stock certificate.*
4.5	Warrant to Purchase Common Stock, dated as of December 18, 1997, issued to Hera Ventures Limited.**
4.6	Warrant to Purchase Common Stock, dated as of December 18, 1997, issued to Cotech Company, Inc.**
4.7	Warrant to Purchase Common Stock, dated as of December 31, 1997, issued to Abe Ranish.**
4.8	Form of Warrant to Purchase Common Stock, dated as of December 16, 2004.**
4.9
Recapitalization Agreement dated December 16, 2004, by and between GeoLogistics Corporation, Questor Partners Fund II, L.P., Questor Side-by-Side Partners II, L.P., Questor Side-by-Side Partner II 3(c)(1), L.P., TCW Special Credits Fund V — The Principal Fund, OCM Principal Opportunities Fund, L.P., William E. Simon & Sons, LLC, Logistical Simon, LLC, WESINVEST, Inc., et al.*
4.10
Securityholders Agreement dated December 16, 2004 by and between GeoLogistics Corporation, Questor Partners Fund II, L.P., Questor Side-by-Side Partners II, L.P., Questor Side-by-Side Partner II 3(c)(1), L.P., TCW Special Credits Fund V — The Principal Fund, OCM Principal Opportunities Fund, L.P., William E. Simon & Sons, LLC, Logistical Simon, LLC, WESINVEST, Inc., et al.*
4.11
Second Lien Facility Agreement, dated as of December 28, 2004, between GeoLogistics Limited, Citigroup Global Markets Inc., Bear, Stearns & Co. Inc., Citicorp North America, Inc. and Bear Stearns Corporate Lending, Inc.**
4.12
Second Lien Credit Agreement, dated as of December 28, 2004, between GeoLogistics Corporation, Citicorp North America, Inc., Bear Stearns Corporate Lending, Inc., Citigroup Global Markets Inc., Bear, Stearns & Co. Inc. and the Lenders party thereto.**
4.13
Amended and Restated Loan and Security Agreement dated November 7, 2001 by and among Congress Financial Corporation (Western) and Matrix International Logistics, Inc., GeoLogistics Americas Inc., Airfreight Consolidators International, Inc. and LEP Fairs, Inc.**
4.14
Amendment dated December 31, 2001 to Amended and Restated Loan and Security Agreement dated November 7, 2001 by and among Congress Financial Corporation (Western) and Matrix International Logistics, Inc., GeoLogistics Americas Inc., Airfreight Consolidators International, Inc. and LEP Fairs, Inc.**

4.15
Second Amendment dated August 21, 2003 to Amended and Restated Loan and Security Agreement and Waiver dated November 7, 2001 by and among Congress Financial Corporation (Western) and Matrix International Logistics, Inc., GeoLogistics Americas Inc., Airfreight Consolidators International, Inc. and GeoLogistics Expo Services, LLC.**
4.16
Third Amendment dated March 26, 2004 to Amended and Restated Loan and Security Agreement dated November 7, 2001 by and among Congress Financial Corporation (Western) and Matrix International Logistics, Inc., GeoLogistics Americas Inc., Airfreight Consolidators International, Inc. and GeoLogistics Expo Services, LLC.**
4.17
Fourth Amendment dated November 4, 2004 to Amended and Restated Loan and Security Agreement and Waiver dated November 7, 2001 by and among Congress Financial Corporation (Western) and Matrix International Logistics, Inc., GeoLogistics Americas Inc., and GeoLogistics Expo Services, LLC.**
4.18
Fifth Amendent dated December 28, 2004 to Amended and Restated Loan and Security Agreement dated November 7, 2001 by and among Congress Financial Corporation (Western) and Matrix International Logistics, Inc., GeoLogistics Americas Inc. and GeoLogistics Expo Services, LLC.**
4.19	Amended and Restated Guaranty and Security Agreement dated November 7, 2001 by and between Congress Financial Corporation (Western) and GeoLogistics Corporation.**
4.20	Amendment dated November 4, 2004 to Amended and Restated Guaranty and Security Agreement dated November 7, 2001 by and between Congress Financial Corporation (Western) and GeoLogistics Corporation.**
4.21	Receivables Finance Facility dated March 31, 2000 between GeoLogistics Limited and Burdale Financial Limited.**
4.22	Amendment dated March 28, 2001 to Receivables Finance Facility dated March 31, 2000 between GeoLogistics Limited and Burdale Financial Limited.**
4.23	Amendment dated April 4, 2001 to Receivables Finance Facility dated March 31, 2000 between GeoLogistics Limited and Burdale Financial Limited.**
4.24	Amendment dated April 9, 2001 to Receivables Finance Facility dated March 31, 2000 between GeoLogistics Limited and Burdale Financial Limited.**
4.25	Amendment dated June 28, 2001 to Receivables Finance Facility dated March 31, 2000 between GeoLogistics Limited and Burdale Financial Limited.**
4.26	Amendment dated November 7, 2001 to Receivables Finance Facility dated March 31, 2000 between GeoLogistics Limited and Burdale Financial Limited.**
4.27	Amendment dated August 2003 to Receivables Finance Facility dated March 31, 2000 between GeoLogistics Limited and Burdale Financial Limited.**
4.28	Guarantee and Debenture dated March 31, 2000 between GeoLogistics Limited, ACI Inc. Limited, LEP Transport Limited, GeoLogistics Expo Services Limited and Burdale Financial Limited.**
4.29	Amendment dated March 26, 2004 to Receivables Finance Facility dated March 31, 2000 between GeoLogistics Limited and Burdale Financial Limited.**
4.30	Amendment dated October 28, 2004 to Receivables Finance Facility dated March 31, 2000 between GeoLogistics Limited and Burdale Financial Limited.**

Certain instruments defining the rights of holders of debt of the registrant have been omitted from this exhibit index because the amount of debt authorized under any such instrument does not exceed 10% of the total assets of the registrant and its subsidiaries. The registrant agrees to furnish a copy of any such instrument to the Securities and Exchange Commission upon request.
5.1	Opinion of Drinker Biddle & Reath LLP.*
10.1	Employment Agreement by and between GeoLogistics Corporation and William J. Flynn, dated August 1, 2002.*
10.2	Employment Agreement by and between GeoLogistics Corporation and Karl Nutzinger, dated April 1, 2003.*
10.3	Employment Agreement by and between LEP International Worldwide Limited and Wolfgang Hollermann, dated June 25, 2002.*
10.4	Second Amended and Restated GeoLogistics Corporation 2002 Equity Appreciation Rights Plan.*
10.5	GeoLogistics Corporation 2005 Equity Incentive Plan.*
10.6	Management Services Agreement dated as of November 7, 2001 by and between GeoLogistics Corporation and Questor Management Company, LLC.*
10.7	Amendment dated December 16, 2004 to Management Services Agreement dated as of November 7, 2001 by and between GeoLogistics Corporation and Questor Management Company, LLC.*
10.8	Executive Management Agreement dated November 7, 2001 by and between GeoLogistics Corporation and Triton Partners (Restructuring) LLC.*
10.9	Amendment dated December 16, 2004 to Executive Management Agreement dated November 7, 2001 by and between GeoLogistics Corporation and Triton Partners (Restructuring) LLC.*
10.10	Executive Management Agreement dated as of October 31, 1996 by and between GeoLogistics Corporation and William E. Simon & Sons, L.L.C.*
10.11	Amendment dated November 7, 2001 to Executive Management Agreement dated as of October 31, 1996 by and between GeoLogistics Corporation and William E. Simon & Sons, L.L.C.*
10.12	Amendment dated December 16, 2004 to Executive Management Agreement dated as of October 31, 1996 by and between GeoLogistics Corporation and William E. Simon & Sons, L.L.C.*
10.13	Executive Management Agreement dated November 1, 1997 by and between GeoLogistics Corporation and TCW Special Credits Fund V — The Principal Fund and Oaktree Capital Management, LLC.*
10.14
Amendment dated November 7, 2001 to Executive Management Agreement dated November 1, 1997 by and between GeoLogistics Corporation and TCW Special Credits Fund V—The Principal Fund and Oaktree Capital Management, LLC.*
10.15
Amendment dated December 16, 2004 to Executive Management Agreement dated November 1, 1997 by and between GeoLogistics Corporation and TCW Special Credits Fund V—The Principal Fund and Oaktree Capital Management, LLC.*

10.16	Form of Director Indemnification Agreement.*
10.17	Amendment No. 1 to the Second Amended and Restated GeoLogistics 2002 Equity Appreciation Rights Plan.*
21.1	Subsidiaries of GeoLogistics Corporation.**
23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Drinker Biddle & Reath LLP (included in Exhibit 5.1).*
24.1	Power of Attorney.**

*
To be filed by amendment.

**
Previously filed.

(b)
Financial Statement Schedules.

        All schedules have been omitted because they are either inapplicable or the required information has been given in the consolidated financial statements or accompanying notes.

Item 17.    Undertakings.

        The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

          (1)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this amendment to the Registration Statement (No. 333-122119) to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Santa Ana, California on May 5, 2005.

GEOLOGISTICS CORPORATION
/s/ WILLIAM J. FLYNN
Name:	William J. Flynn
Title:	President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to the Registration Statement (No. 333-122119) has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ WILLIAM J. FLYNN
William J. Flynn	President, Chief Executive Officer and Director	May 5, 2005
/s/ STEPHEN P. BISHOP Stephen P. Bishop	Executive Vice President, Chief Financial Officer and Principal Accounting Officer	May 5, 2005
*
Robert D. Denious	Director	May 5, 2005
*
Malcolm Hopkins	Director	May 5, 2005
*
John A. Janitz	Director	May 5, 2005

*
Kevin J. Prokop	Director	May 5, 2005
*
Dominick J. Schiano	Director	May 5, 2005
*By:	/s/ WILLIAM J. FLYNN William J. Flynn Attorney-in-Fact
/s/ STEPHEN P. BISHOP Stephen P. Bishop Attorney-in-Fact

Exhibit Index

Exhibit No.	Description
1.1	Form of Underwriting Agreement.*
3.1	Restated Certificate of Incorporation of GeoLogistics Corporation.**
3.2	Bylaws of GeoLogistics Corporation.**
3.3	Form of Amended and Restated Certificate of Incorporation of GeoLogistics Corporation.*
3.4	Form of Bylaws of GeoLogistics Corporation.*
4.1	Specimen common stock certificate.*
4.5	Warrant to Purchase Common Stock, dated as of December 18, 1997, issued to Hera Ventures Limited.**
4.6	Warrant to Purchase Common Stock, dated as of December 18, 1997, issued to Cotech Company, Inc.**
4.7	Warrant to Purchase Common Stock, dated as of December 31, 1997, issued to Abe Ranish.**
4.8	Form of Warrant to Purchase Common Stock, dated as of December 16, 2004.**
4.9	Recapitalization Agreement dated December 16, 2004, by and between GeoLogistics Corporation, Questor Partners Fund II, L.P., Questor Side-by-Side Partners II, L.P., Questor Side-by-Side Partner II 3(c)(1), L.P., TCW Special Credits Fund V — The Principal Fund, OCM Principal Opportunities Fund, L.P., William E. Simon & Sons, LLC, Logistical Simon, LLC, WESINVEST, Inc., et al.*
4.10	Securityholders Agreement dated December 16, 2004 by and between GeoLogistics Corporation, Questor Partners Fund II, L.P., Questor Side-by-Side Partners II, L.P., Questor Side-by-Side Partner II 3(c)(1), L.P., TCW Special Credits Fund V — The Principal Fund, OCM Principal Opportunities Fund, L.P., William E. Simon & Sons, LLC, Logistical Simon, LLC, WESINVEST, Inc., et al.*
4.11	Second Lien Facility Agreement, dated as of December 28, 2004, between GeoLogistics Limited, Citigroup Global Markets Inc., Bear, Stearns & Co. Inc., Citicorp North America, Inc. and Bear Stearns Corporate Lending, Inc.**
4.12	Second Lien Credit Agreement, dated as of December 28, 2004, between GeoLogistics Corporation, Citicorp North America, Inc., Bear Stearns Corporate Lending, Inc., Citigroup Global Markets Inc., Bear, Stearns & Co. Inc. and the Lenders party thereto.**
4.13	Amended and Restated Loan and Security Agreement dated November 7, 2001 by and among Congress Financial Corporation (Western) and Matrix International Logistics, Inc., GeoLogistics Americas Inc., Airfreight Consolidators International, Inc. and LEP Fairs, Inc.**
4.14	Amendment dated December 31, 2001 to Amended and Restated Loan and Security Agreement dated November 7, 2001 by and among Congress Financial Corporation (Western) and Matrix International Logistics, Inc., GeoLogistics Americas Inc., Airfreight Consolidators International, Inc. and LEP Fairs, Inc.**
4.15	Second Amendment dated August 21, 2003 to Amended and Restated Loan and Security Agreement and Waiver dated November 7, 2001 by and among Congress Financial Corporation (Western) and Matrix International Logistics, Inc., GeoLogistics Americas Inc., Airfreight Consolidators International, Inc. and GeoLogistics Expo Services, LLC.**
4.16	Third Amendment dated March 26, 2004 to Amended and Restated Loan and Security Agreement dated November 7, 2001 by and among Congress Financial Corporation (Western) and Matrix International Logistics, Inc., GeoLogistics Americas Inc., Airfreight Consolidators International, Inc. and GeoLogistics Expo Services, LLC.**

4.17	Fourth Amendment dated November 4, 2004 to Amended and Restated Loan and Security Agreement and Waiver dated November 7, 2001 by and among Congress Financial Corporation (Western) and Matrix International Logistics, Inc., GeoLogistics Americas Inc., and GeoLogistics Expo Services, LLC.**
4.18	Fifth Amendent dated December 28, 2004 to Amended and Restated Loan and Security Agreement dated November 7, 2001 by and among Congress Financial Corporation (Western) and Matrix International Logistics, Inc., GeoLogistics Americas Inc. and GeoLogistics Expo Services, LLC.**
4.19	Amended and Restated Guaranty and Security Agreement dated November 7, 2001 by and between Congress Financial Corporation (Western) and GeoLogistics Corporation.**
4.20	Amendment dated November 4, 2004 to Amended and Restated Guaranty and Security Agreement dated November 7, 2001 by and between Congress Financial Corporation (Western) and GeoLogistics Corporation.**
4.21	Receivables Finance Facility dated March 31, 2000 between GeoLogistics Limited and Burdale Financial Limited.**
4.22	Amendment dated March 28, 2001 to Receivables Finance Facility dated March 31, 2000 between GeoLogistics Limited and Burdale Financial Limited.**
4.23	Amendment dated April 4, 2001 to Receivables Finance Facility dated March 31, 2000 between GeoLogistics Limited and Burdale Financial Limited.**
4.24	Amendment dated April 9, 2001 to Receivables Finance Facility dated March 31, 2000 between GeoLogistics Limited and Burdale Financial Limited.**
4.25	Amendment dated June 28, 2001 to Receivables Finance Facility dated March 31, 2000 between GeoLogistics Limited and Burdale Financial Limited.**
4.26	Amendment dated November 7, 2001 to Receivables Finance Facility dated March 31, 2000 between GeoLogistics Limited and Burdale Financial Limited.**
4.27	Amendment dated August 2003 to Receivables Finance Facility dated March 31, 2000 between GeoLogistics Limited and Burdale Financial Limited.**
4.28	Guarantee and Debenture dated March 31, 2000 between GeoLogistics Limited, ACI Inc. Limited, LEP Transport Limited, GeoLogistics Expo Services Limited and Burdale Financial Limited.**
4.29	Amendment dated March 26, 2004 to Receivables Finance Facility dated March 31, 2000 between GeoLogistics Limited and Burdale Financial Limited.**
4.30	Amendment dated October 28, 2004 to Receivables Finance Facility dated March 31, 2000 between GeoLogistics Limited and Burdale Financial Limited.**
Certain instruments defining the rights of holders of debt of the registrant have been omitted from this exhibit index because the amount of debt authorized under any such instrument does not exceed 10% of the total assets of the registrant and its subsidiaries. The registrant agrees to furnish a copy of any such instrument to the Securities and Exchange Commission upon request.
5.1	Opinion of Drinker Biddle & Reath LLP.*
10.1	Employment Agreement by and between GeoLogistics Corporation and William J. Flynn, dated August 1, 2002.*

10.2	Employment Agreement by and between GeoLogistics Corporation and Karl Nutzinger, dated April 1, 2003.*
10.3	Employment Agreement by and between LEP International Worldwide Limited and Wolfgang Hollermann, dated June 25, 2002.*
10.4	Second Amended and Restated GeoLogistics Corporation 2002 Equity Appreciation Rights Plan.*
10.5	GeoLogistics Corporation 2005 Equity Incentive Plan.
10.6	Management Services Agreement dated as of November 7, 2001 by and between GeoLogistics Corporation and Questor Management Company, LLC.*
10.7	Amendment dated December 16, 2004 to Management Services Agreement dated as of November 7, 2001 by and between GeoLogistics Corporation and Questor Management Company, LLC.*
10.8	Executive Management Agreement dated November 7, 2001 by and between GeoLogistics Corporation and Triton Partners (Restructuring) LLC.*
10.9	Amendment dated December 16, 2004 to Executive Management Agreement dated November 7, 2001 by and between GeoLogistics Corporation and Triton Partners (Restructuring) LLC.*
10.10	Executive Management Agreement dated as of October 31, 1996 by and between GeoLogistics Corporation and William E. Simon & Sons, L.L.C.*
10.11	Amendment dated November 7, 2001 to Executive Management Agreement dated as of October 31, 1996 by and between GeoLogistics Corporation and William E. Simon & Sons, L.L.C.*
10.12	Amendment dated December 16, 2004 to Executive Management Agreement dated as of October 31, 1996 by and between GeoLogistics Corporation and William E. Simon & Sons, L.L.C.*
10.13	Executive Management Agreement dated November 1, 1997 by and between GeoLogistics Corporation and TCW Special Credits Fund V — The Principal Fund and Oaktree Capital Management, LLC.*
10.14	Amendment dated November 7, 2001 to Executive Management Agreement dated November 1, 1997 by and between GeoLogistics Corporation and TCW Special Credits Fund V—The Principal Fund and Oaktree Capital Management, LLC.*
10.15	Amendment dated December 16, 2004 to Executive Management Agreement dated November 1, 1997 by and between GeoLogistics Corporation and TCW Special Credits Fund V—The Principal Fund and Oaktree Capital Management, LLC.*
10.16	Form of Director Indemnification Agreement.*
10.17	Amendment No. 1 to the Second Amended and Restated GeoLogistics 2002 Equity Appreciation Rights Plan.*
21.1	Subsidiaries of GeoLogistics Corporation.**
23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Drinker Biddle & Reath LLP (included in Exhibit 5.1).*
24.1	Power of Attorney.**

*
To be filed by amendment.

**
Previously filed.

QuickLinks

GeoLogistics Corporation Map of Locations
TABLE OF CONTENTS
PROSPECTUS SUMMARY
The Offering
Summary Consolidated Financial Data
RISK FACTORS
Risks Related to Our Business and Industry
Risks Related to this Offering and Ownership of Our Common Stock
FORWARD-LOOKING STATEMENTS
RECENT DEVELOPMENTS
USE OF PROCEEDS
DIVIDEND POLICY
CAPITALIZATION
DILUTION
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA
Unaudited Pro Forma Condensed Consolidated Balance Sheet As of December 31, 2004 (in thousands, except share and per share data)
Unaudited Pro Forma Condensed Consolidated Statement of Operations Year Ended December 31, 2004 (in thousands, except share and per share data)
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
OUR INDUSTRY
BUSINESS
Distribution of Net Revenue by Trade Lane — Air and Ocean(1)
Net Revenue by Geographic Region
Net Revenue by Industry
MANAGEMENT
Summary Compensation Table
Long-Term Incentive Plans—Awards in Last Fiscal Year
PRINCIPAL AND SELLING STOCKHOLDERS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
DESCRIPTION OF CAPITAL STOCK
SHARES ELIGIBLE FOR FUTURE SALE
U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS
UNDERWRITING
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND ADDITIONAL INFORMATION
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
GEOLOGISTICS CORPORATION CONSOLIDATED BALANCE SHEETS (in thousands, except share and per share data)
GEOLOGISTICS CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except share and per share data)
GEOLOGISTICS CORPORATION CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)
GEOLOGISTICS CORPORATION NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (in thousands, except share and per share data)
GEOLOGISTICS CORPORATION
SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS
PART II. INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
Exhibit Index